Exhibit 10.33(a)

CONSTRUCTION LOAN AGREEMENT

dated as of

January 31, 2006

among

ARRABELLE AT VAIL SQUARE, LLC,

The LENDERS Party Hereto,

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent,

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$175,000,000

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U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A.,

Joint Lead Arrangers

Article I DEFINITIONS AND ACCOUNTING MATTERS 1

1.01 Certain Defined Terms 1

1.02 Accounting Terms and Determinations 25

1.03 Terms Generally 25

1.04 Additional Defined Terms 25

Article II THE LOAN FACILITY 26

2.01 Loans 26

2.02 Borrowings; Certain Notices 27

2.03 Changes to Commitments 31

2.04 Lending Offices 31

2.05 Several Obligations; Remedies Independent 31

2.06 Notes 32

2.07 Conversion and Continuations of Loans 32

2.08 Metro District Bonds 33

Article III PAYMENTS OF INTEREST AND PRINCIPAL 34

3.01 Interest 34

3.02 Repayment of Loans 34

3.03 Late Charge 34

3.04 Optional Prepayments 35

3.05 Mandatory Prepayments 35

3.06 Interest and Other Charges on Prepayment 37

3.07 Lender's Records as to Sums Owing 37

3.08 Application of Payments Received 37

3.09 Sharing of Payments, Etc 38

Article IV EXTENSION OF THE MATURITY DATE 38

4.01 Extension of Scheduled Maturity Date 38

Article V INCREASED COSTS, LIBOR AVAILABILITY, ILLEGALITY, ETC 39

5.01 Costs of Making or Maintaining LIBOR Rate Loans 39

5.02 Limitation on LIBOR Rate Loans; LIBOR Not Available 40

5.03 Illegality 41

5.04 Treatment of Affected Loans 41

5.05 Compensation 42

5.06 Additional Waivers 43

5.07 Taxes 43

Article VI CONDITIONS PRECEDENT 44

6.01 Conditions Precedent to Closing and the Effectiveness of Commitments 44

6.02 Conditions Precedent to the making of any Loans 45

6.03 Conditions Precedent to the Final Loans 47

Article VII DISBURSEMENT OF THE LOANS; LOAN BALANCING 47

7.01 General Conditions 47

7.02 Loan Balancing 49

7.03 Project Budget Line--Items; Loans to be Used for Specific Line--Items 50

7.04 Project Budget Contingencies 50

7.05 Interest; Fees; and Expenses 51

7.06 Retainage 51

7.07 Unsatisfactory Work 52

7.08 No Waiver or Approval by Reason of Loan Advances 53

7.09 Construction Consultant 53

7.10 Authorization to Make Loan Advances to Cure Borrower's Defaults 53

7.11 Administrative Agent's Right to Make Loan Advances in Compliance with the Completion Guaranty and Development Agreement Guaranty 54

7.12 No Third--Party Benefit 54

Article VIII REPRESENTATIONS AND WARRANTIES 54

8.01 Organization; Powers 54

8.02 Authorization; Enforceability 54

8.03 Government Approvals; No Conflicts 55

8.04 Financial Condition 55

8.05 Litigation 55

8.06 ERISA 55

8.07 Taxes 55

8.08 Investment and Holding Company Status 55

8.09 Environmental Matters 56

8.10 Organizational Structure 57

8.11 Title 57

8.12 No Bankruptcy Filing 57

8.13 Executive Offices; Places of Organization 58

8.14 Compliance; Government Approvals 58

8.15 Condemnation; Casualty 58

8.16 Utilities and Public Access; No Shared Facilities 58

8.17 Solvency 59

8.18 Governmental Regulations 59

8.19 No Joint Assessment; Separate Lots 59

8.20 Security Documents and Liens 59

8.21 Project Documents 60

8.22 Material Agreements 60

8.23 Project Budget 60

8.24 Insurance 60

8.25 Flood Zone 60

8.26 Boundaries 60

8.27 Illegal Activity 60

8.28 Permitted Liens 61

8.29 Anti--Terrorism Laws 61

8.30 Defaults 61

8.31 Design Professionals' Certificates 61

8.32 Other Representations 61

8.33 Loan In Balance 61

8.34 Employee Benefit Plans 61

8.35 No Construction 62

8.36 Appraisal 62

8.37 Labor Controversies 62

8.38 Insider 62

8.39 True and Complete Disclosure 62

8.40 Survival of Representations 62

Article IX AFFIRMATIVE COVENANTS OF BORROWER 63

9.01 Information 63

9.02 Notices of Material Events 64

9.03 Existence, Etc 64

9.04 Compliance with Laws; Adverse Regulatory Changes 64

9.05 Insurance 65

9.06 Real Estate Taxes and Other Charges 66

9.07 Further Assurances 67

9.08 Performance of Project Documents, Material Agreements, and Easements 67

9.09 Performance of the Loan Documents 68

9.10 Books and Records; Inspection Rights 68

9.11 Environmental Compliance 68

9.12 Reserves 69

9.13 Accessibility Laws 70

9.14 Use of Proceeds; Margin Regulations 70

9.15 Inspection 70

9.16 Project Construction 71

9.17 Proceedings to Enjoin or Prevent Construction 72

9.18 Administrative Agent's, Lenders' and Construction Consultant's Actions for their Own Protection Only 72

9.19 Sign and Publicity 73

9.20 On--Site and Off--Site Materials 73

9.21 Minimum Loan Coverage Ratio 74

9.22 Loan to Value 74

9.23 Leasing 74

9.24 Parking Club Memberships 75

Article X NEGATIVE COVENANTS OF BORROWER 75

10.01 Fundamental Change 75

10.02 Limitation on Liens 76

10.03 Transfer; Pledge 76

10.04 Indebtedness 77

10.05 Investments 78

10.06 Restricted Payments 78

10.07 Change of Organization Structure; Location of Principal Office 78

10.08 Transactions with Affiliates 78

10.09 No Joint Assessment; Separate Lots 78

10.10 Zoning 78

10.11 ERISA 79

10.12 Amendment of Contracts and Government Approvals 79

10.13 Change Orders; Purchaser Upgrades 79

10.14 Metro District / Sales Tax Increment Financing 80

10.15 Anti--Terrorism Law 81

Article XI INSURANCE OR CONDEMNATION AWARDS 81

11.01 Casualties and Condemnations 81

11.02 Insurance Proceeds and Condemnation Awards 81

11.03 Application of Insurance Proceeds and Condemnation Awards 83

Article XII EVENTS OF DEFAULT 85

12.01 Events of Default 85

12.02 Remedies 88

Article XIII ADMINISTRATIVE AGENT 90

13.01 Appointment, Powers and Immunities 90

13.02 Reliance by Administrative Agent 92

13.03 Borrower Defaults 92

13.04 Rights as a Lender 94

13.05 Indemnification 94

13.06 Non--Reliance on Administrative Agent and Other Lenders 95

13.07 Failure to Act 95

13.08 Resignation and Removal of Administrative Agent 95

13.09 Consents and Certain Actions under, and Modifications of, Loan Documents 97

13.10 Authorization 99

13.11 Defaulting Lenders 99

13.12 Amendments Concerning Agency Functions 102

13.13 Liability of Administrative Agent 102

13.14 Transfer of Agency Function 103

13.15 Sharing of Payments, Etc 103

13.16 Bankruptcy of Borrower 103

13.17 Termination 103

Article XIV MISCELLANEOUS 104

14.01 Non--Waiver; Remedies Cumulative 104

14.02 Notices 104

14.03 Expenses, Etc 105

14.04 Indemnification 106

14.05 Amendments, Etc 106

14.06 Successors and Assigns 107

14.07 Assignments and Participations 107

14.08 Survival 108

14.09 Multiple Copies 108

14.10 Right of Set--off 108

14.11 Brokers 109

14.12 Estoppel Certificates 109

14.13 Preferences 110

14.14 Certain Waivers 110

14.15 Entire Agreement 110

14.16 Severability 110

14.17 Captions 111

14.18 Counterparts 111

14.19 GOVERNING LAW 111

14.20 SUBMISSION TO JURISDICTION 111

14.21 WAIVER OF JURY TRIAL; COUNTERCLAIM 111

14.22 Confidentiality 112

14.23 Usury Savings Clause 113

14.24 Controlled Accounts 113

14.25 Financing Statements 114

14.26 Unavoidable Delay 114

Part A -- Existing Approvals Obtained 1

Part B -- Approvals to be Obtained at Later Date 1

EXHIBITS:

Exhibit A -- Description of Land

Exhibit B -- Project Budget

Exhibit C -- List of Commitments and Proportionate Shares

Exhibit D -- Qualified Purchase Contracts

Exhibit E -- List of Plans and Specifications

Exhibit F -- Loan Par Value

Exhibit G -- Form of Request for Continuation or Conversion

Exhibit H-- -- Form of Request for Loan Advance

Exhibit I -- Bonded Subcontractors

Exhibit J -- Minimum Release Prices for Commercial Component

Exhibit K -- Anticipated Encumbrances

Exhibit L Subordination, Non--Disturbance and Attornment Agreement

SCHEDULES:

Schedule 6.01 -- Closing Conditions

Schedule 6.02 -- Conditions to Loans

Schedule 6.03 -- Conditions to Final Loans

Schedule 8.05 -- Pending Litigation

Schedule 8.10 -- Organizational Chart

Schedule 8.14 -- Government Approvals

Schedule 9.05 -- Insurance Requirements

CONSTRUCTION LOAN AGREEMENT

This CONSTRUCTION LOAN AGREEMENT is dated as of January 31, 2006, by and among ARRABELLE AT VAIL SQUARE, LLC, a Colorado limited liability company (the "Borrower"); each of the lenders that is a signatory hereto identified under the caption "LENDERS" on the signature pages hereto (individually, a "Lender" and, collectively, the "Lenders"); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

RECITALS

  Borrower is the fee owner of that certain real property located in the County of Eagle, State of Colorado and being more fully described in Exhibit A attached hereto (the "Land").
  Borrower proposes to construct the Improvements (as hereinafter defined) on the Land and, in connection therewith has requested and applied to the Lenders for a loan in the amount of One Hundred Seventy--Five Million and No/100 Dollars ($175,000,000.00) or such other amount as may be permitted by the terms hereof for the purposes of paying certain costs pertaining thereto. The Lenders have agreed to make such loans on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  DEFINITIONS AND ACCOUNTING MATTERS
    Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and vice versa):

    "Accessibility Laws" shall mean the Americans with Disabilities Act of 1990, as amended from time to time, and any similar state or local laws, rules or regulations relating to the accessibility of buildings or facilities.

    "Administrative Agent" shall have the meaning assigned to such term in the preamble.

    "Administrative Agent's Account" shall mean the account maintained by Administrative Agent with such bank as may from time to time be specified by Administrative Agent.

    "Affiliate" shall mean, with respect to any Person, another Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.

    "Agency Fee" shall mean any agency fees agreed to by Borrower and Administrative Agent.

    "Agreement" shall mean this Construction Loan Agreement, as the same may be Modified from time to time.

    "Anticipated Encumbrances" shall mean those encumbrances, easements and agreements first appearing after the date hereof that Borrower reasonably anticipates will be required to obtain final Government Approval of the Project or for the sale or operation of the Project. No encumbrance, easement or agreement materially adversely affecting the Project may be an "Anticipated Encumbrance." A preliminary description of Anticipated Encumbrances is included as Exhibit K.

    "Anti--Terrorism Laws" shall mean any Applicable Laws relating to terrorism or money laundering, including, but not limited to, the Anti--Terrorism Order and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107--56.

    "Anti--Terrorism Order" shall mean Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

    "Applicable Law" shall mean any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Government Approval, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended (including any thereof pertaining to land use, zoning and building ordinances and codes).

    "Applicable Interest Rate" shall mean, subject to Section 14.23 below, with respect to any Loan, (a) the LIBOR--Based Rate, (b) the Base Rate, or (c) during the existence of any Event of Default, the Default Rate.

    "Applicable Lending Office" shall mean, for each Lender, the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated by such Lender from time to time in writing to Administrative Agent.

    "Applicable Margin" shall mean 145 basis points.

    "Appraisal" shall mean the appraisal report of the Project from National Valuation Consultants, Inc. dated April 27, 2005, and any future appraisal of the Project ordered by Administrative Agent and prepared by an Appraiser, which Appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and otherwise in form and substance satisfactory to Administrative Agent.

    "Appraised Land Value" shall mean the "as--is" appraised value of the Land only as determined by the Appraisal dated April 27, 2005, which amount is Thirty--Six Million, Seven Hundred Fifty Thousand and No/100 Dollars ($36,750,000.00) determined pursuant to the Appraisal by National Valuation Consultants, Inc.

    "Appraised Value" shall mean the sum of the values of the Residential and Commercial Components as determined by an Appraisal. With respect to the Residential Component, the Appraised Value is the bulk discounted value to a single user "upon completion" of the Project, which amount, based upon the Appraisal dated April 27, 2005, is One Hundred Ninety--Nine Million and No/100 Dollars ($199,000,000.00), and with respect to the Commercial Component, the Appraised Value is the value "upon completion" of construction, which amount is Forty--Eight Million, Nine Hundred Thirty Thousand and No/100 Dollars ($48,930,000.00), as determined pursuant to the Appraisal dated April 27, 2005, by National Valuation Consultants, Inc.

    "Appraiser" shall mean National Valuation Consultants, Inc., 950 S. Cherry Street, #800, Denver, CO 80246 or any other "state certified general appraiser" as such term is defined and construed under applicable regulations and guidelines issued pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, which appraiser must have been licensed and certified by the applicable Governmental Authority having jurisdiction in the state where the Project is located, and which appraiser shall have been selected by Administrative Agent.

    "Architecture Agreement" shall mean that certain agreement entitled Architectural Work Release Agreement between The Vail Corporation and 42|40 Architecture, Inc., dated May 1, 2003, as amended.

    "Assignment and Assumption" shall mean an Assignment and Assumption, duly executed by the parties thereto and consented to by Borrower and Administrative Agent in accordance with Section 14.07(b).

    "Assignment of Architectural Agreements" shall mean that certain Assignment of Architectural Agreements and Plans and Specifications of even date herewith, and the "Architect's Consent" dated effective January 31, 2006 attached thereto, executed by Borrower, and the Borrower's Architect, in favor of Administrative Agent, for the benefit of the Lenders, as the same may be Modified.

    "Assignment of Borrower's Rights in Purchase Contracts" shall mean that certain Assignment of Borrower's Rights in Purchase Contracts of even date herewith, executed by the Borrower in favor of the Administrative Agent, for the benefit of the Lenders, as the same may be Modified.

    "Assignment of Construction Agreements" shall mean that certain Assignment of Construction Agreements, and the "Contractor's Consent" attached thereto, of even date herewith executed by Borrower, and the General Contractor, in favor of Administrative Agent, for the benefit of the Lenders, as the same may be Modified.

    "Authorized Officer" shall mean, (a) with respect to any Person, any authorized officer of such Person whose name appears on a certificate of incumbency delivered concurrently with the execution of this Agreement, as such certificate of incumbency may be amended from time to time to identify the names of the individuals then holding such offices, and (b) with respect to Borrower, its Managing Member.

    "Available Contingency Amount" shall mean an amount equal to the applicable percentage of the Contingency Fund available to Borrower for reallocation as set forth in Section 7.03(b) during each phase of Project Completion as follows: (a) 0% -- 25% complete 25% shall be available, (b) 26 -- 50% complete 50% shall be available, (c) 51% -- 75% complete 75% shall be available, and (d) 76% -- 100% complete 100% shall be available. The percentage of Completion shall be as determined by Administrative Agent and the Construction Consultant in their reasonable discretion.

    "Bankruptcy Action" shall mean, as to any Person, (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed, seeking (i) liquidation, reorganization or other relief in respect of such Person or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or (b) any Person shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official of such Person or for a substantial part of any of their assets, (iv) file an answer admitting the allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

    "Bankruptcy Code" shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

    "Base Building Work" shall mean all of that certain work to be performed by Borrower and/or its contractors constituting construction of the Improvements as more particularly described in the Plans and Specifications (except for (i) minor Punch List Items that do not adversely affect the use, occupancy or operation of the Project and (ii) tenant improvements to rentable space in the Commercial Component that is not yet occupied.)

    "Base Rate" shall mean, for any day, a rate per annum equal to the greater of the (a) Prime Rate for such day, and (b) the Federal Funds Rate in effect on that day as announced by the Federal Reserve Bank of New York, plus 0.5%. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

    "Base Rate Loans" shall mean the portions of the Outstanding Principal Amount that bear interest at the Base Rate.

    "Borrower" shall have the meaning assigned to such term in the preamble.

    "Borrower Party" shall mean each of Borrower, and Guarantor.

    "Borrower's Account" shall mean an account maintained by Borrower with U.S. Bank, National Association as may from time to time be specified by or approved by Administrative Agent to accept the deposit of loan advances in accordance with this Agreement.

    "Borrower's Architect" shall mean 42|40 Architecture, Inc., or any replacement thereof approved by Administrative Agent.

    "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Colorado are authorized or required by law to remain closed; provided that, when used in connection with a borrowing, or Continuation of, or Conversion into, a payment or prepayment of principal of or interest on, or an Interest Period for, a LIBOR Rate Loan, or a notice by Borrower with respect to any such borrowing, Continuation, Conversion, payment, prepayment or Interest Period, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

    "Casualty" shall mean any loss of or damage to, any portion of the Project by fire or other casualty.

    "CCR Agreement" shall mean any agreement regarding conditions, covenants and restrictions which may be entered into by Borrower which are related to all or any portion of the Project.

    "Change of Control" shall mean any transaction that results in, directly or indirectly, (a) any Person other than Vail Resorts, Inc. or the Vail Corporation or a wholly--owned subsidiary thereof, whether directly or indirectly, owning 51% or more of the Equity Interests in Borrower, (b) any Person other than Vail Resorts, Inc. or The Vail Corporation or a wholly--owned subsidiary thereof having the responsibility for managing and administering the day--to--day business and affairs of Borrower, (c) in any other respects, any Person other than Vail Resorts, Inc. or The Vail Corporation directly or indirectly controlling Borrower, or (d) a "Change of Control Transaction" under the Principal Bank Credit Facility.

    "Change Order" shall mean any Modification to (a) the Plans and Specifications, (b) the Project Budget, (c) the Construction Schedule, or (d) the General Contract, a Major Subcontract or any subcontract, which increases the cost of Construction Work above the budgeted cost therefor previously approved by Administrative Agent but specifically excluding any Purchaser Upgrades.

    "Closing Date" shall mean the date of this Agreement.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    "Collateral" shall mean, collectively, (a) all construction materials and equipment and all furniture, furnishings, fixtures, machinery, equipment, inventory and any other item of personal property in which Borrower now or hereafter owns or acquires any interest or right, including any of the foregoing that are leased, which are used or useful in the construction, operation, use, sale or occupancy of the Project (or any portion thereof); (b) all of Borrower's accounts receivable in connection with the Project (or any portion thereof); (c) all of Borrower's documents, instruments, contract rights (including any rights under any development agreement) and general intangibles relating to the present or future construction, use, sale, operation or occupancy of the Project (or any portion thereof), including the right to use the name "ArraBelle at Vail Square" or any such name given the Project, but excluding any rights to the Vail Resorts name and any tradenames or trademarks associated therewith; (d) all insurance proceeds from any policies of insurance covering any of the aforesaid; and (e) such other collateral as may be described in the Security Documents.

    "Commercial Component" shall mean, collectively, the Hotel Component, Parking Club Component, Resort Services Component and the Retail Component.

    "Commitment" shall mean, as to each Lender, the obligation of such Lender to make Loans in an aggregate amount up to but not exceeding the amount set opposite the name of such Lender on Exhibit C attached hereto under the caption "Commitment" or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 14.07(b), as specified in the respective Assignment and Assumption (consented to by Borrower and Administrative Agent in accordance with Section 14.07(b)) pursuant to which such assignment is effected, as such amount may be modified by any Assignment and Assumption or as determined by Administrative Agent.

    "Completion" as applicable to the Construction Work, Project or Improvements shall mean the satisfaction of all of the following conditions: (a) the Construction Work (except for (i) minor Punch List Items that do not adversely affect the use, occupancy or operation thereof and (ii) tenant improvements to rentable space in the Commercial Component that is not yet occupied) or Base Building Work, as appropriate, shall be completed substantially in accordance with the Plans and Specifications; (b) the Construction Consultant or Design Professional, at Administrative Agent's discretion, shall have issued to Administrative Agent a report confirming the satisfaction of the condition set forth in clause (a) above; (c) valid certificates of occupancy for the entire Project (except the incomplete portions thereof referred to in clause (a) above) shall have been issued by the appropriate Governmental Authority (which certificates of occupancy may be temporary certificates of occupancy), and (d) the statutory lien period or periods within which contractors, subcontractors, mechanics, materialmen and others providing labor and/or materials must file mechanic's and other liens shall have expired or appropriate waivers of such liens or bonds sufficient to cover the amount of such liens reasonably acceptable to Administrative Agent shall have been obtained from such parties or the Borrower, as appropriate.

    "Completion Date" shall mean, subject to Section 14.26, (a) with respect to the Residential Component, the first to occur of (i) the date that is fifteen (15) days in advance of the date required for delivery of a Unit pursuant to the terms of a Qualified Purchase Contract, or (ii) the date that is twenty--six (26) months after the Closing Date, and (b) with respect to the Project (other than the Residential Component), the Scheduled Maturity Date.

    "Completion Guaranty" shall mean that certain Guaranty of Completion executed by Guarantor in favor of Administrative Agent substantially concurrently herewith, as the same may be Modified from time to time.

    "Condemnation" shall mean a taking or voluntary conveyance during the term hereof of all or part of the Project, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking) by any Governmental Authority affecting the Project or any portion thereof whether or not the same shall have actually been commenced.

    "Condemnation Awards" shall mean all compensation, awards, damages, rights of action and proceeds awarded to Borrower by reason of a Condemnation.

    "Consents" shall mean the written consents of the Borrower's Architect and the General Contractor attached to the Assignment of Architecture Agreement and the Assignment of Construction Agreements, respectively.

    "Construction Consultant" shall mean RE Tech + and/or such other consultant as Administrative Agent may engage on behalf of the Lenders in connection herewith.

    "Construction Schedule" shall mean the schedule prepared and certified by Borrower and verified by the Construction Consultant establishing a timetable for commencement and Completion of the Construction Work, showing, on a monthly basis, the anticipated progress of the Construction Work and showing that all of the Construction Work will be completed on or before the Completion Date, as the same may from time to time hereafter be Modified in accordance with the terms of this Agreement.

    "Construction Work" shall mean all work and materials (including all labor, equipment and fixtures with respect thereto) necessary to construct the Improvements, all of which shall be performed and completed in accordance with and as contemplated by the Plans and Specifications and all Applicable Laws.

    "Consumer Price Index" shall mean the consumer price index for the Denver area for all Urban Consumers--All Items, published monthly by the Bureau of Labor Statistics of the United States Department of Labor.

    "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.07 of (a) a LIBOR Rate Loan from one Interest Period to the next Interest Period or (b) a Base Rate Loan at the Base Rate.

    "Controlled Account" shall mean one or more deposit accounts established by Administrative Agent (for the benefit of the Lenders) at a depository bank or financial institution that is acceptable to Administrative Agent, and which is established and maintained in accordance with Section 14.24 herewith.

    "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.07 of one Type of Loans into another Type of Loans.

    "Cost and Plan Review" shall mean a report of the Construction Consultant in form and substance reasonably satisfactory to Administrative Agent, as to the Project Budget, the Plans and Specifications, the Pro Forma Draw Schedule, the Construction Schedule, equipment selection, expected performance, operating costs and as to such other matters as Administrative Agent may reasonably request, including, without limitation, a detailed plan and cost review.

    "Date Down Endorsement" shall mean any date down endorsements to the Title Policy or other evidence of date down of title acceptable to Administrative Agent in its reasonable discretion covering disbursements of loan proceeds made or to be made subsequent to the date of the Title Insurance Policy.

    "Default" shall mean an event that with notice, lapse of time, or both would become an Event of Default.

    "Default Rate" shall mean, as applicable, a rate per annum equal to the greater of (a) the LIBOR--Based Rate plus three and one--half percent (3.5%) or (b) the Base Rate as in effect from time to time plus three and one--half percent (3.5%); provided, however, that in no event shall the Default Rate exceed the Maximum Rate.

    "Depository Bank" shall mean any bank or financial institution in which a Controlled Account is established in accordance with Section 14.24 hereof.

    "Design Professional" shall mean, collectively, Borrower's Architect, structural engineer, mechanical engineer and other design professionals relating to the Construction Work, as approved by Administrative Agent, and any reference in this Agreement to a certification or other document to be executed by the applicable Design Professional shall mean one or more of such Design Professionals designated by Administrative Agent as the Design Professionals to execute such certification or document, depending on the areas of expertise covered by such certification or document.

    "Development Agreement" shall mean that certain Core Site Development Agreement dated effective November 8, 2004, by and among the Town of Vail, Vail Reinvestment Authority, and The Vail Corporation, d/b/a Vail Associates, Inc.

    "Development Agreement Guaranty" shall mean that certain Development Agreement Guaranty executed by Guarantor in favor of Administrative Agent substantially concurrently herewith, as the same may be Modified from time to time.

    "Discretionary Approvals" shall mean all discretionary governmental approvals, authorizations, permits and entitlements which have been or will be issued with respect to the Improvements, including, without limitation, all applicable building, land use and zoning approvals, annexation agreements, plot plan approvals, subdivision approvals (including the approval and recordation of any required subdivision map), environmental approvals (including a negative declaration or an environmental impact report if required under applicable law), and sewer and water permits.

    "Distribution" shall mean a payment of cash, assets, or proceeds of any kind by a Person (the "Distributor") to any other Person (a "Distributee") that owns a direct or indirect Equity Interest in such Distributor, including, without limitation, repayment of any loans made by such Distributee to such Distributor, or a return of any capital contribution made by such Distributee, distributions upon termination, liquidation or dissolution of such Distributor.

    "Dollars" and "$" shall mean lawful money of the United States of America.

    "Earnest Money Deposits" shall mean any cash deposits, paid or given as security for obligations of purchasers under any Qualified Purchase Contract and referred to therein as a "Construction Deposit," "Reservation Deposit" or "Earnest Money." Earnest Money Deposits may be used in connection with construction of Improvements subject to a Qualified Purchase Contract.

    "Eligible Assignee" shall mean any of the following, in each case acceptable to Administrative Agent and Borrower: (a) a commercial bank organized under the Laws of the United States, or any State thereof, and having (i) total assets in excess of $10 billion and (ii) the senior debt obligations of which for such bank's parents senior unsecured debt obligations are rated not less than (1) Baa--2 by Moody's Investors Service, Inc., or (2) BBB by S&P.

    "Environmental Claim" shall mean, with respect to any Person, any written request for information by a Governmental Authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or the Project, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, Remediation, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, use or Release into the environment of any Hazardous Substance originating at or from, or otherwise affecting, the Project, (b) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law by Borrower or otherwise affecting the health, safety or environmental condition of the Project or (c) any alleged injury or threat of injury to health, safety or the environment by Borrower or otherwise affecting the Project.

    "Environmental Indemnity" shall mean that certain Environmental Indemnity Agreement by executed by Borrower and Guarantor substantially concurrently herewith, in favor of Administrative Agent, as the same may be Modified from time to time.

    "Environmental Laws" shall mean any and all present and future federal, state and local laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of health, safety or the environment or the Release or threatened Release of Hazardous Substances into the indoor or outdoor environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the use of Hazardous Substances.

    "Environmental Losses" shall mean any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys' fees and expenses, engineers' fees, environmental consultants' fees, and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards relating to Hazardous Substances, Environmental Claims, Environmental Liens and violation of Environmental Laws.

    "Environmental Reports" shall mean, collectively, (a) the Environmental Site Assessment (Phase I) prepared in May, 2005, by Stewart Environmental Consultants, Inc., (b) the Shaw Discharge Report, (c) Report of Air Monitoring and Visual Inspections prepared July 15, 2005, by Stewart Environmental Consultants, Inc., and (d) any environmental surveys and assessments Administrative Agent in its reasonable discretion may require.

    "Equity Interests" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

    "Equity Rights" shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any 'shareholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership, membership or other ownership interests of any type in, such Person.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with any Borrower Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

    "ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30--day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

    "Excluded Taxes" shall mean, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located.

    "Facility Amount" shall mean One Hundred Seventy--Five Million and No/100 Dollars ($175,000,000.00) as such amount may be reduced pursuant to Sections 3.04 and 3.05 hereof.

    "Federal Funds Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

    "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

    "Funding Date" shall mean any Business Day on which proceeds of the Commitment are advanced to or for the benefit of Borrower in accordance with and subject to the terms and conditions of this Agreement.

    "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis, in accordance with Section 1.02.

    "General Assignment" shall mean that certain Assignment of Contracts, Licenses, Approvals and Rights executed by Borrower for the benefit of Administrative Agent substantially concurrently herewith, as the same may be Modified from time to time.

    "General Contract" shall mean that certain Construction Contract dated as of April 15, 2005, as amended by Change Orders, including without limitation, Change Order 13 dated January 13, 2006, between Borrower and the General Contractor, as the same may be Modified from time to time in accordance with the terms of this Agreement.

    "General Contractor" shall mean Shaw Construction.

    "General Contractor Fee" shall mean the general contractor fees agreed to by Borrower and General Contractor as provided in the General Contract.

    "Government Approval" shall mean any action, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority, including all licenses, permits, allocations, authorizations, approvals and certificates obtained by or in the name of, or assigned to, Borrower and used in connection with the ownership, construction, operation, use or occupancy of the Project, including building permits, zoning and planning approvals, business licenses, licenses to conduct business, certificates of occupancy and all such other permits, licenses and rights.

    "Governmental Authority" shall mean any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, federal, state, local, or foreign having jurisdiction over the matter or matters in question.

    "Guarantor Documents" shall mean the Completion Guaranty and the Development Agreement Guaranty.

    "Guarantor" shall mean each of Vail Resorts, Inc., a Delaware corporation and The Vail Corporation, a Colorado corporation, and sometimes referred to collectively herein as "Guarantor."

    "Hard Costs" shall mean the aggregate costs of all labor, materials, equipment and fixtures necessary for completion of construction of the Improvements, as more particularly set forth in the Project Budget.

    "Hazardous Substance" shall mean, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls ("PCB"), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

    "Hotel Component" shall mean the 36--room hotel unit comprising a portion of the Improvements, which hotel component shall include an approximately 11,125 square foot spa, and approximately 11,673 square feet of meeting space and a restaurant.

    "Improvements" shall mean a mixed--use development comprised of the Residential Component and Commercial Component, and all of the other improvements to be constructed on the Land, as more particularly described in the Plans and Specifications, and including the "On--Site Streetscape," "Off--Site Streetscape" and "Lionshead Place" improvements.

    "Indebtedness" shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person), other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; and (e) Indebtedness of others Guaranteed by such Person. Indebtedness shall not include obligations to return Earnest Money Deposits to Purchasers of Units pursuant to a Qualified Purchase Contract.

    "Indemnified Parties" shall mean Administrative Agent, the Affiliates of Administrative Agent, each Lender, and each of the foregoing parties' respective directors, officers, employees, attorneys, agents, successors and assigns.

    "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

    "Initial Equity Contribution" shall mean an equity contribution by Borrower in a minimum amount equal to Seventy Million Six Hundred One Thousand and No/100 Dollars ($70,601,000.00) which shall be comprised of the Land at its Appraised Land Value of Thirty--Six Million Seven Hundred Fifty Thousand and No/100 Dollars ($36,750,000.00) and all Earnest Money Deposits in an amount not less than Thirty--Three Million Eight Hundred Fifty Thousand Five Hundred and No/100 Dollars ($33,850,500.00) and cash contributions from Borrower in an amount not less than Nineteen Million Eight Hundred Eighty--six Thousand Eight Hundred Seventy --two and No/100 Dollars ($19,886,872.00).

    "Insurance Proceeds" shall mean all insurance proceeds, damages, claims and rights of action and the right thereto under any insurance policies relating to the Project.

    "Interest Period" shall mean each period commencing on the date such LIBOR Rate Loan is made or Converted from a Base Rate Loan or (in the event of a Continuation) the last day of the immediately preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as Borrower may select (subject to the terms and conditions hereof).

    "Knowledge" shall mean, with respect to a Person, (a) the actual knowledge of such Person (and if such Person is an entity, the actual knowledge of the individuals with responsibility for the management, control, and day to day operations of such entity), including, without limitation, with respect to Borrower and its Affiliates, in connection with the acquisition, development and construction of the Improvements, and (b) the knowledge such Person would have after having undertaken and completed such commercially reasonable diligence and investigation that a similarly--situated commercial property owner or developer would have undertaken with respect to the matter about which the applicable representation is made.

    "Land" shall have the meaning assigned to such term in the Recitals.

    "Lender" shall have the meaning assigned to such term in the preamble.

    "LIBOR" shall mean, as of the applicable date and time for determination provided herein, a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the rate which appears on the Telerate Page 3750 (or any successor or substitute thereto selected by Administrative Agent in its sole discretion) as of 11:00 a.m., London time, two (2) Banking Days prior to the first day of the applicable Interest Period selected by Borrower, for United States dollar deposits having a term coinciding with the Interest Period selected by Borrower, adjusted for any reserve requirements and any subsequent costs arising from a change in government regulation; provided that if such rate does not appear on such page as of the date of determination, or if such page shall cease to be publicly available at such time, or if the information contained on such page, in the sole judgment of Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market, LIBOR shall be based on the rate that appears as of 11:00 a.m. London time on such date of determination on the LIBOR Page of Reuters Screen for Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the amount of the applicable LIBOR Rate Loan; and provided further if both of such pages shall cease to be publicly available as of the time of determination, or if the information contained on such page, in the sole judgment of Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market, LIBOR shall be based on the rate reported by any publicly available source of similar market data selected by Administrative Agent that, in its sole judgment, accurately reflects such rate offered by leading banks in the London interbank market.

    "LIBOR--Based Rate" shall mean the sum of (a) LIBOR, plus (b) the Applicable Margin.

    "LIBOR Rate Loans" shall mean the portions of the Outstanding Principal Amount that bear interest at LIBOR--Based Rate.

    "Lien" shall mean, with respect to any Property (including the Project), any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

    "Lien Law" shall mean the mechanics' lien laws of the State of Colorado, as amended from time to time.

    "Limiting Regulation" shall mean any law or regulation of any jurisdiction, or any interpretation, directive or request under any such law or regulation (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or Governmental Authority charged with the interpretation or administration thereof, or any internal bank policy resulting therefrom (applicable to loans made in the United States of America) which would or could in any way require a Lender to have the approval right contained in Section 10.03(d).

    "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Security Documents, the Guarantor Documents, the Representation Agreement, and each other agreement, instrument or document required to be executed and delivered in connection with, or evidencing, securing, or supporting, the Loans, together with any Modifications thereof.

    "Loan Par Value" shall mean the portion of the Facility Amount allocated to each Unit as set forth on Exhibit F.

    "Loan to Cost Ratio" shall mean the ratio, expressed as a percentage that (a) the Facility Amount bears to (b) the Project Budget.

    "Loan to Value Ratio" shall mean the ratio, expressed as a percentage, that (a) the Facility Amount bears to (b) the Appraised Value as determined on the basis of the most recent Appraisal obtained by Administrative Agent, any such Appraisal to be conclusive absent demonstrable error.

    "Major Subcontract" shall mean any subcontract, trade contract, material agreement or supply contract relating to the construction of the Improvements or a component thereof in the amount of One Million and No/100 Dollars ($1,000,000.00) or more.

    "Major Subcontractor" shall mean any subcontractor or trade contractor or supplier, other than a Design Professional, who is a party to a Major Subcontract.

    "Managing Member" shall mean Vail Resorts Development Company, a Colorado corporation, as managing member under the Organizational Documents of Borrower, and its successors thereunder as managing member of Borrower as permitted under the Loan Documents.

    "Material Adverse Effect" shall mean (a) as to Borrower, the likely inability or reasonably anticipated inability of Borrower to pay and perform its respective obligations under and in full compliance with the terms of the Loan Documents (including, without limitation, Completion of the Base Building Work on or before the Completion Date) as a result of (i) a material and adverse effect on the condition (financial or otherwise), assets or business of Borrower (other than a change solely as a result of a change in the financial markets), (ii) a material and adverse effect on the value of the Project (other than a change solely as a result of a change in the financial markets), or (iii) a material and adverse effect on the status of the liens in favor of Administrative Agent on the Collateral; (b) as to Guarantor Vail Resorts, Inc., the acceleration of that certain Indenture dated as of January 29, 2004, by Vail Resorts, Inc. as Issuer and The Bank of New York, as Trustee, as a result of any material default thereunder after giving effect to all applicable notice, cure and grace periods and all consents, waivers or modifications entered into or permitted therein, and (c) as to Guarantor Vail Corporation, the acceleration of the Vail Corporation's Principal Bank Credit Facility as the result of any material default thereunder after giving effect to all applicable notice, cure and grace periods and all consents, waivers or modifications which have been entered into by the requisite lenders under the terms of the such facility. In the event that the Principal Bank Credit Facility or its successor is terminated without replacement or that such agreement or its successor is Modified on terms and conditions that are not substantially similar, "Principal Bank Credit Facility" as to The Vail Corporation shall mean The Vail Corporation's principal bank revolving credit agreement as in effect at the time of determination, and in the event that no such bank revolving credit agreement exists, "Principal Bank Credit Facility" shall mean those covenants agreed upon by Borrower and Administrative Agent to be incorporated herein, which covenants shall be substantially similar to those contained in the Principal Bank Credit Facility at the time of its termination in which case "Material Adverse Effect" shall mean a material default of any such covenants.

    "Material Agreement" shall mean, individually and collectively, the General Contract, Architecture Agreement, each Qualified Purchase Contract, any CCR Agreement, and Borrower's Organizational Documents.

    "Maturity Date" shall mean the earliest to occur of (a) the Scheduled Maturity Date in the event Borrower does not properly exercise the Extension Option pursuant to Article IV below; (b) the Extended Maturity Date in the event Borrower has properly exercised the Extension Option pursuant to Article IV; (c) the occurrence of any Transfer prohibited by the Loan Documents; and (d) the date on which the Outstanding Principal Balance is accelerated pursuant to the terms of this Agreement.

    "Member(s)" shall mean, collectively, the Managing Member and such other Person or Persons as may be a member of Borrower from time to time in accordance with the terms of the Loan Documents.

    "Metro District" shall mean the Vail Square Metropolitan Districts 1, 2 and 3.

    "Metro District Bonds" shall mean Metro District bond proceeds in the amount of approximately Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00), (or such greater amount as may be approved by Administrative Agent) that may be available to Borrower from a planned bond offering and which may be used to fund certain Project Costs related to construction of infrastructure improvements.

    "Minimum Loan Coverage Ratio" shall mean the ratio that (a) Net Sales Proceeds derived from sales pursuant to Qualified Purchase Contracts bears to (b) the Facility Amount, which ratio shall not be less than 1:1.

    "Ministerial Matter" shall mean matters of an administrative or ministerial nature with respect to the Borrower, the Improvements, or the Loan, including, without limitation, matters involving: (a) construction budgets, schedules, plans and specifications, and any changes made (or requested by Borrower to be made) with respect thereto, (b) construction contracts, architecture contracts, bonds, and other documents related to the Project, and any changes made (or requested by Borrower to be made) thereto, (c) forms of documents and Collateral required to be executed and/or delivered by Borrower or any other Person in connection with the Loan, including documents relating to Anticipated Encumbrances, (d) approval of Anticipated Encumbrances and Subordination of the Security Documents thereto, and (e) the satisfaction of conditions precedent to disbursements of the Loan to Borrower; provided, however, that Ministerial Matters shall not be deemed to include any of the matters described in Section 13.09(b) below.

    "Modifications" shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions thereof from time to time; "Modify", "Modified", or related words shall have meanings correlative thereto.

    "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

    "Net Sale Proceeds" shall mean, with respect to a request for a release of a Unit from the lien of the Security Instrument, the actual sales price of the Unit, less Earnest Money Deposit, if applicable, and less commissions and closing costs paid by Borrower to third parties; provided, however, in no event shall such commissions and closing costs exceed seven percent (7%) of the actual Unit sales price, and, with respect to the calculation of the Minimum Loan Coverage Ratio, the projected aggregate amount of the actual sales prices less commissions and closing costs and Earnest Money Deposits described above, for Units subject to Qualified Purchase Contracts.

    "Non--Discretionary Approvals" shall mean all non--discretionary governmental approvals, authorizations, permits and entitlements where issuing of the same is based solely on a determination of compliance or non--compliance with applicable laws and previously issued Discretionary Approvals, including, without limitation, all grading, shoring, excavating, and building permits.

    "Notes" shall mean those certain Promissory Notes, each of even date herewith, executed and delivered by Borrower to the order of the Lender named therein, in the aggregate original principal amount of the Facility Amount, to evidence the Loans, as the same may be Modified from time to time, and including any Replacement Notes.

    "Obligations" shall mean all obligations, liabilities and indebtedness of every nature of Borrower, from time to time owing to Administrative Agent or any Lender under or in connection with this Agreement, the Notes or any other Loan Document to which it is a party, including principal, interest, fees (including fees of counsel), and expenses whether now or hereafter existing under the Loan Documents.

    "Official Records" shall mean the official records of the office of the Clerk and Recorder of Eagle County, State of Colorado.

    "Organizational Documents" shall mean (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and any amendments thereto, (b) for any limited liability company, the articles of organization and any certificate relating thereto and the limited liability company (or operating) agreement of such limited liability company, and any amendments thereto, and (c) for any partnership (general or limited), the certificate of limited partnership or other certificate pertaining to such partnership and the partnership agreement of such partnership (which must be a written agreement), and any amendments thereto.

    "Other Charges" shall mean all maintenance charges, impositions other than Real Estate Taxes, and any other charges, including license fees for the use of areas adjoining the Project, now or hereafter levied or assessed or imposed against the Project or any part thereof

    "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

    "Outstanding Principal Amount" shall mean the aggregate outstanding principal amount of the Loans at any point in time.

    "Parking Club" shall mean the private membership club comprised of approximately 300 members who have paid a Parking Club Membership fee for the privilege of access to and use of the Parking Club Component.

    "Parking Club Component" shall mean the approximately 100 underground parking spaces comprising a portion of the Improvements to be available for use to third party purchasers of memberships in the Parking Club.

    "Parking Club Memberships" shall mean the approximately 300 memberships in the Parking Club sold by Borrower pursuant to membership agreements.

    "Parking Club Membership Fee" the initial fee of not less than Fifty Thousand Dollars ($50,000.00) paid to Borrower for each of the Parking Club Memberships.

    "Payment Date" shall mean the first Business Day of each calendar month. The first Payment Date shall be the first Business Day of the first calendar month following the making of the first Loan pursuant to this Agreement.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

    "Permitted Liens" shall mean (a) any Lien created by the Loan Documents, (b) those matters listed as exception on Schedule B to the Title Policy, (c) Liens for Real Estate Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent, (d) the Anticipated Encumbrances approved by Administrative Agent, and (e) any Lien created by the recordation of documents required for the establishment of a homeowners association, and such other title and survey exceptions as Administrative Agent may approve.

    "Person" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

    "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

    "Plans and Specifications" shall mean the plans and specifications for the construction of the Improvements delivered by Borrower to Administrative Agent, prepared by Borrower's Design Professionals and approved by Administrative Agent, the Construction Consultant and, to the extent then required, by any applicable Governmental Authority and such other parties whose approval or consent may be required under any law, regulation, prior agreement, this Agreement and all Modifications thereof made by Change Orders permitted pursuant to the terms of this Agreement. A list of the presently existing Plans and Specifications is attached hereto as Exhibit E.

    "Prime Rate" shall mean the rate of interest most--recently announced by U.S. Bank at its principal office in Minneapolis, Minnesota, from time to time as its prime rate, notwithstanding the fact that Administrative Agent and the Lenders may lend funds to their customers at rates that are at, above or below said prime rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by U.S. Bank to any customer. Changes in the Prime Rate shall become effective on the same day as the date of any change in said prime rate.

    "Principal Bank Credit Facility" means that certain Fourth Amended and Restated Credit Agreement, dated as of January 28, 2005, among The Vail Corporation (d/b/a Vail Associates, Inc.), Bank of America, N.A., as Administrative Agent and the other financial institutions identified therein, as amended, modified, extended or replaced from time to time on substantially similar terms and conditions

    "Principal Office" shall mean the office of Administrative Agent, located on the date hereof at 918 -- 17th Street, 5th Floor, Denver, Colorado 80202, or such other office as Administrative Agent shall designate upon ten (10) days' prior notice to Borrower and the Lenders.

    "Project" shall mean, collectively, (a) the Land, together with any air rights and other rights, privileges, easements, hereditaments and appurtenances thereunto relating or appertaining to the Land, (b) the Improvements, together with all fixtures and equipment required for the operation of the Improvements, (c) all building materials and personal property related to the foregoing, and (d) all other items described as "Property" in the Security Instrument.

    "Project Budget" shall mean the budget attached as Exhibit B hereto as the same may be Modified from time to time in accordance with the provisions of this Agreement.

    "Project Costs" shall mean, collectively, the Appraised Land Value, Hard Costs and Soft Costs.

    "Project Documents" shall mean, collectively, (a) the General Contract, (b) the Architecture Agreement, (c) the Plans and Specifications, (d) all Major Subcontracts, (e) the Government Approvals, (f) the Construction Schedule, (g) Consents, (h) the Design Professionals' Certificates, and (i) the Development Agreement, as the same may be Modified from time to time as permitted under the Loan Documents.

    "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

    "Proportionate Share" shall mean, with respect to each Lender, the percentage set forth opposite such Lender's name on Exhibit C attached hereto under the caption "Proportionate Share," as such percentage may change from time to time as permitted herein.

    "Protective Advance" shall mean all necessary costs and expenses (including attorneys' fees and disbursements) incurred by Administrative Agent (a) in order to remedy an Event of Default under the Loan Documents, which Event of Default, by its nature, may impair any portion of the Collateral for the Loans or the value of such Collateral, interfere with the enforceability or enforcement of the Loan Documents, or otherwise materially impair the payment of the Loan (including, without limitation, the costs of unpaid insurance premiums, foreclosure costs, costs of collection, costs incurred in bankruptcy proceedings and other costs incurred in enforcing any of the Loan Documents); or (b) in respect of the operation of the Project following a foreclosure under the Security Instrument.

    "Punch List Items" shall mean minor construction items to be completed or constructed with respect to the Base Building Work or Construction Work which do not materially interfere either with the use of the Improvements or the acceptance and occupancy of the space to a buyer.

    "Purchaser Upgrade" shall mean a Modification or upgrade to the Plans and Specifications for a Unit requested by the purchaser of such Unit and required to be paid for by such purchaser.

    "Purchaser Upgrade Account" shall mean one or more deposit accounts established by Borrower with Administrative Agent, and which is established and into which deposits for Purchaser Upgrades shall be held for disbursement in accordance with Section 2.02(c).

    "Qualified Purchase Contract" shall mean with respect to Units in the Residential Component (a) each of the contracts listed on Exhibit D, provided no defaults exist thereunder and the same is in full force and effect for the purchase of a Unit or (b) such other or substitute contract for the purchase of a Unit which is in full force and effect and meets the following criteria: (i) is in substantially the form previously submitted to and accepted by Administrative Agent; (ii) is with an unaffiliated third--party purchaser purchasing no more than two (2) Units (except as described herein); (iii) pursuant to which the purchaser of such Unit, in accordance with the provisions of such contract, has placed into escrow or delivered to Borrower or Guarantor a non--refundable cash Earnest Money Deposit equal to at least 15% of the purchase price; (iv) contains no major contingencies (other than construction of the Improvements and customary inspection, and title); and (v) the Administrative Agent has received a fully executed copy of the contract. The provisions of (ii) above notwithstanding, up to five (5) Units may be sold to Purchasers affiliated with Borrower and up to 10 Units may be purchased by Exclusive Resorts, Inc. pursuant to agreements reasonably acceptable to Administrative Agent and still be classified as Qualified Purchase Contracts hereunder. The Administrative Agent acknowledges that all of the contracts currently listed on Exhibit D constitute "Qualified Purchase Contracts."

    "Real Estate Taxes" shall mean all real estate taxes and all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, all charges for utilities and all other public charges whether of a like kind or different nature, imposed upon or assessed against Borrower or the Project or any part thereof or upon the revenues, rents, issues, income and profits of the Project or arising in respect of the occupancy, use or possession thereof.

    "Regulations A, D, T, U and X" shall mean, respectively, Regulations A, D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be Modified and in effect from time to time.

    "Regulatory Change" shall mean, with respect to any Lender, any change after the Closing Date in federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof.

    "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

    "Release Price" shall mean the amount paid by Borrower to Administrative Agent to obtain a release or partial release of the Security Instrument. With respect to the Residential Component, the Release Price for each Unit shall be equal to the greater of (a) Net Sales Proceeds for each Unit, and (b) Loan Par Value. With respect to each Commercial Component, the Release Price shall be equal to the greater of (a) the Net Sales Proceeds and (b) the minimum release price established therefore on Exhibit J.

    "Remediation" shall mean, without limitation, any investigation, site monitoring, response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

    "Replacement Note(s)" shall mean any Note executed by Borrower to the order of a Lender upon the assignment by such Lender of all or any portion of such Lender's interest in the Loan and the Loan Documents.

    "Representation Agreement" shall mean that certain Representation Agreement of even date herewith executed by Guarantor in favor of Administrative Agent and Lenders.

    "Request for Continuation or Conversion" shall mean the notice to be given by Borrower to Administrative Agent in respect of each Loan, in the form of Exhibit G hereto.

    "Request for Loan Advance" shall mean the notice to be given by Borrower to Administrative Agent in respect of each Loan, in the form of Exhibit H hereto.

    "Required Lenders" shall mean Lenders holding an aggregate Proportionate Share of at least 66.67% of the Facility Amount, or, if the Commitments have been terminated, then Lenders holding an aggregate Proportionate Share of the Outstanding Principal Balance of at least 66.67%.

    "Residential Component" shall mean, collectively, the 67 residential condominium Units comprising a portion of the Improvements.

    "Resort Services Component" shall mean the approximately 23,124 square foot Unit comprising a portion of the Improvements designated for use for skier services and mountain operations offices.

    "Retail Component" shall mean the approximately 33,094 square foot Unit comprising a portion of the Improvements designated for use as retail space.

    "Scheduled Maturity Date" shall mean August 1, 2008, as such date may be extended by the Extension Period.

    "Security Documents" shall mean, collectively, the Security Instrument, the General Assignment, the Assignment of Architecture Agreements, the Assignment of Construction Agreements, any Controlled Account Agreement, the Assignment of Accounts, any other agreements executed by any Borrower Party granting a Lien on any Property or rights as security for the Loans, and all Uniform Commercial Code financing statements required by this Agreement (provided in no event shall the Guarantor Documents or the Environmental Indemnity be deemed Security Documents).

    "Security Instrument" shall mean the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by Borrower for the benefit of Administrative Agent concurrently herewith, as the same may be Modified from time to time.

    "Shaw Discharge Report" shall mean the reported unlawful discharge by the General Contractor of non--Hazardous Substances in to Gore Creek resulting in the General Contractor being cited for a violation of the Town of Vail Municipal Code.

    "Solvent" shall mean, when used with respect to any Person, that at the time of determination: (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including contingent liabilities); (b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

    "Soft Costs" shall mean those Project Costs associated with the development, construction, marketing, leasing, operation and maintenance of the Improvements which are not Hard Costs or Appraised Land Value, including, without limitation, the sales and leasing commissions, architectural and engineering fees, consultant fees, professional fees, marketing fees and expenses, real estate taxes, insurance and bonding costs, financing fees, interest payable on the principal amount of the Loans and any other items identified as "Soft Costs" on the Project Budget.

    "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw--Hill Companies, Inc., or any successor thereto.

    "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

    "Survey" shall mean an ALTA survey of the Project reasonably satisfactory to Administrative Agent in form and content and made by a registered land surveyor reasonably satisfactory to Administrative Agent.

    "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

    "Title Company" shall mean Land Title Guaranty Co. and any one or more co--insurers or reinsurers acceptable to Administrative Agent.

    "Title Policy" shall mean an ALTA policy or policies of title insurance satisfactory to Administrative Agent, together with evidence of the payment of all premiums due thereon, issued by the Title Company (a) insuring Administrative Agent for the benefit of the Lenders in an amount equal to the Facility Amount that Borrower is lawfully seized and possessed of a valid and subsisting fee simple interest in the Project and that the Security Instrument constitutes a valid fee simple deed of trust lien on the Project, subject to no Liens other than Permitted Liens and (b) providing (i) affirmative insurance or endorsements for coverage against all mechanics' and materialmen's liens, and (ii) such other affirmative insurance and endorsements as Administrative Agent may require (including, without limitation, 100 or its equivalent (comprehensive endorsement, modified for a lender), 116.1 ( same land as shown on survey), 116.4 (contiguity endorsement), 103.4 or equivalent (street access endorsement), 100.30 (mineral protection) and ALTA 8.1 (environmental).

    "Trading with the Enemy Act" shall mean 50 U.S.C. App. 1 et seq.

    "Transactions" shall mean, collectively, (a) the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents, the borrowing of the Loans, the use of the proceeds thereof and (b) the execution, delivery and performance by the other Borrower Parties of the other Loan Documents to which they are a party and the performance of their obligations thereunder.

    "Transfer" shall mean any transfer, sale, lease, assignment, mortgage, encumbrance (other than an Anticipated Encumbrance), pledge or conveyance (other than an Anticipated Encumbrance) of all or a portion of any of (a) the Project, (b) the direct or indirect Equity Interests in Borrower (other than Transfers of interest in Vail Resorts, Inc.), or (c) the direct or indirect right or power to direct the operations, decisions and affairs of Borrower, whether through the ability to exercise voting power, by contract or otherwise (other than rights in connection with the ownership of interest in Vail Resorts, Inc.).

    "Types of Loans" refers to whether such Loan is a Base Rate Loan or a LIBOR Rate Loan, each of which constitutes a "Type". Loans hereunder are distinguished by "Type".

    "Unavoidable Delay" shall mean any delay due to strikes, acts of God, fire, earthquake, floods, explosion, actions of the elements, other accidents or casualty, declared or undeclared war, terrorist acts, riots, mob violence, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, lockouts, actions of labor unions, condemnation, court orders, laws, rules, regulations or orders of Governmental Authorities, or other cause beyond the reasonable control of Borrower; provided, however, "Unavoidable Delays" shall not include delays caused by Borrower's lack of or inability to procure monies to fulfill Borrower's commitments and obligations under this Agreement or the other Loan Documents.

    "Uniform Commercial Code" shall mean the Uniform Commercial Code of the State of Colorado and the state of formation/organization of Borrower, as applicable.

    "Unit" shall mean each and any of the (i) 67 residential condominium units comprising the Residential Component, including Purchaser Upgrades and Unit Specific Personal Property, (ii) the approximately 100 Units comprising the Parking Club Component and (iii) each of the Hotel Component, the Resort Services Component, and the Retail Component.

    "Unit Specific Personal Property" shall mean furnishings and other personal property sold or conveyed in connection with the sale of a Unit pursuant to a Qualified Purchase Contract.

    "Unsatisfactory Work" shall mean any Construction Work which Administrative Agent and/or the Construction Consultant has reasonably determined has not been completed in a good and workmanlike manner, and, to the extent any Construction Work is not specifically addressed in the construction drawings and specifications, in a manner consistent with sound design principles and/or sound construction practices, or in substantial conformity with the Plans and Specifications, or in accordance with all Applicable Law.

    "U.S. Bank" shall mean U.S. Bank National Association, a national banking association, and its successors and/or assigns.

    "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

    Accounting Terms and Determinations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.
    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time Modified (subject to any restrictions on such Modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits and Exhibits to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) whenever this Agreement provides that any consent or approval will not be "unreasonably withheld" or words of like import, the same shall be deemed to include within its meaning that such consent or approval will not be unreasonably delayed.
    Additional Defined Terms. The following terms are defined in the following Sections:

  "Additional Costs" Section 5.01

  "Advance Date" Section 2.02(g)

  "Advanced Amount" Section 13.11(b)

  "Base Building Substantial Completion Conditions" Section 6.03

  "Bond Financing" Section 10.14

  "Breakage Costs" Section 5.05

  "Condemnation Threshold Amount" Section 11.02(a)

  "Contingency Fund" Section 7.04(a)

  "Controlled Account Agreement" Section 14.24(a)(i)

  "Controlled Account Collateral" Section 14.24(c)

  "Default Cure Period" Section 13.11(f)

  "Defaulting Lender" Section 13.11(a)

  "Deficiency Deposit" Section 7.02(b)

  "Environmental Liens" Section 9.11(a)

  "Event of Default" Article XII

  "Extended Maturity Date" Section 4.01

  "Extension Fee" Section 4.01(f)

  "Extension Notice" Section 4.01(a)

  "Extension Option" Section 4.01

  "Extension Period" Section 4.01

  "In Balance" Section 7.02(a)

  "Information" Section 14.22

  "Insurance Premiums" Section 9.05(d)

  "Insurance Threshold Amount" Section 11.02(a)

  "Interest Reserve" Section 7.05(a)

  "Late Charge" Section 3.03

  "Lay--Down Yard" Section 9.20

  "Loan" and "Loans" Section 2.01(a)

  "Loan Transactions" Section 2.02(j)

  "Losses" Section 14.04

  "Maximum Rate" Section 14.23

  "Non--Defaulting Lender" Section 13.11(a)

  "Off--Site Stored Furnishings" Section 9.20

  "Off--Site Stored Materials" Section 9.20

  "On--Site Stored Materials" Section 9.20

  "Payee" Section 2.02(g)

  "Policy" and "Policies" Section 9.05(b)

  "Payor" Section 2.02(g)

  "Project Budget Line--Item" Section 7.03(a)

  "Rejected Lender" Section 10.03(d)

  "Replacement Lender" Section 13.11(g)

  "Required Payment" Section 2.02(g)

  "Restoration" Section 11.01(a)

  "Retainage" Section 7.06(a)

  "Significant Casualty" Section 11.02(b)

  "Significant Condemnation Event" Section 11.02(b)

  "Special Advance Lender" Section 13.11(a)

  "Syndication" Section 14.07(c)

  "Unpaid Amount" Section 13.11(b)

  THE LOAN FACILITY
    Loans.
      Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans (each advance of such a loan being a "Loan" and collectively, the "Loans") on a non--revolving basis to Borrower in Dollars from time to time in amounts equal to its Proportionate Share of the aggregate amount of Loans to be made at such time; provided, however, that (i) in no event shall the aggregate principal amount advanced by each Lender exceed the applicable Lender's Commitment, subject to the provisions of Section 13.11; (ii) no more than five (5) LIBOR Rate Loans may be in effect at any one time provided that all LIBOR Rate Loans with the same Interest Period (commencing and ending on the same day) shall be considered one LIBOR Rate Loan for the purposes of this Section 2.01(a); and (iii) the Loans shall be advanced for the payment of Project Costs in accordance with the Project Budget.
      Subject to the terms of this Agreement, Borrower may borrow the Loans by Type, which shall mean as Base Rate Loans and/or LIBOR Rate Loans, and such Loans may be Converted or Continued pursuant to Section 2.07.
    Borrowings; Certain Notices.
      Notices by the Borrower to Administrative Agent regarding (i) requests for Loans; (ii) the Continuations or Conversions of Loans, (iii) optional prepayments of the Loans, and (iv) requests for disbursements from the Purchaser Upgrade Account, shall be irrevocable and shall be effective only if received by Administrative Agent not later than 1:00 p.m. Mountain time, on the number of Business Days prior to the date of the requested actions as specified below:
Notice	Number of Business Days Prior
Request For Loan Advance	8
Designation of Applicable Interest Period	2 prior to last day of applicable LIBOR Period (or, for initial advance, 3 days prior to initial advance)
Requests for disbursements from the Purchaser Upgrade Account or Optional Prepayment	3

      Each Request for Loan Advance or Request for Continuation or Conversion shall (1) be duly completed and signed by an Authorized Officer of Borrower, (2) be accompanied by all of the applicable documents and materials, required pursuant to Article VI and Article VII, (3) specify the amount (subject to Section 2.02(j)), of such proposed Loan Transaction, and the date (which shall be a Business Day) of such proposed Loan Transaction, as applicable, and (4) in the case of a Request for Loan Advance, be accompanied by all documentation required by this Agreement as a condition precedent to the applicable Loans. Two (2) business days prior to the date of the proposed Loan Transaction, Borrower shall specify the Interest Period and shall specify the Loans to which such requested Interest Period is to relate. If Borrower fails to select the duration of any Interest Period for any LIBOR Rate Loan within the time period (i.e., three (3) Business Days prior to the first day of the next applicable Interest Period) and otherwise as provided in this Section 2.02(a), such Loan (if outstanding as a LIBOR Rate Loan) will be automatically Continued as a LIBOR Rate Loan with an Interest Period of one (1) month on the last day of the current Interest Period for such Loan (based on LIBOR determined two (2) Business Days prior to the first day of the next Interest Period). Requests for disbursements from the Purchaser Upgrade Account shall be delivered in writing as set forth above and shall contain such information and documentation as Administrative Agent deems reasonably necessary, which shall in no event be greater than the information and document requirement for a Loan Advance.

      Funds for Borrowing. Not less than six (6) Business Days prior to any Funding Date, Administrative Agent shall notify the Lenders in writing of its receipt of a Request for Loan Advance (and shall, within a reasonable time after being requested by a Lender, deliver or cause to be delivered to such Lender a copy of the Request for Loan Advance and supporting documentation). Not less than two (2) Business Days prior to any Funding Date, Administrative Agent shall notify Lender in writing of (i) its determination that all conditions to the advance of Loan proceeds requested pursuant thereto have been satisfied by Borrower or, subject to Article XIII below, waived by Administrative Agent; and (ii) the Funding Date on which each Lender's Loan in respect thereof is required to be made. Not later than 10:00 a.m. Mountain time on the Funding Date specified by Administrative Agent, each Lender shall make available to Administrative Agent at the Administrative Agent's Account, in immediately available funds, such Lender's Proportionate Share of the portion of the Loan to be made pursuant to such Request for Loan Advance.
      Disbursement to Borrower. Prior to 2:00 p.m. Mountain time on the applicable Funding Date, Administrative Agent shall, subject to the determination by Administrative Agent that all conditions to the advance of Loan proceeds or for a disbursement from the Purchaser Upgrade Account requested pursuant to the applicable Request for Loan Advance or Request for Purchaser Upgrade Account disbursement have been satisfied by Borrower or, waived by Administrative Agent, disburse the amounts made available to Administrative Agent by the Lenders pursuant to Section 2.02(b) above (and such funds made available to Administrative Agent pursuant to Section 13.11 below) in like funds, or funds from the Purchaser Upgrade Account, as applicable, at Borrower's direction as set forth in the Request for Loan Advance or Request for Purchaser Upgrade Account disbursement, or, during the continuance of an Event of Default, at the election of Administrative Agent, (i) to the Borrower for disbursement in accordance with the Request for Loan Advance and application in accordance with the requirements of the Loan Documents, (ii) directly to General Contractor or other party any costs payable to such party, or (iii) at the Borrower's expense, to the Title Company, with instructions to such Person to pay said monies to the parties as so instructed by Administrative Agent. The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to Administrative Agent to make direct advances provided for in this Section 2.02(c) and no further authorization from the Borrower shall be necessary to warrant such direct advances, and all such direct advances shall be secured by the Security Instrument as fully as if made directly to Borrower, regardless of the disposition thereof by any party so paid. At Administrative Agent's request, any advance of Loan proceeds made by and through the Title Company may be made pursuant to the provisions of a construction escrow agreement in the form then in use by such company with such Modifications thereto as are reasonably required by Administrative Agent. Borrower agrees to join as a party to such escrow agreement and to comply with the requirements set forth therein (which shall be in addition to and not in substitution for the requirements contained in this Agreement) and to pay the fees and expenses of the Title Company charged in connection with the performance of its duties under such construction escrow agreement.
      Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes, and any other Loan Document, shall be made in U.S. Dollars, in immediately available funds, without deduction, set--off or counterclaim, to Administrative Agent (for the benefit of the Lenders) at Administrative Agent's Account, not later than 12:00 noon Mountain time, on the date on which such payment shall be due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
      Application of Payments. Provided no Event of Default then exists, Borrower shall, at the time of making each payment under this Agreement, any Note or any other Loan Document for the account of any Lender, be entitled to specify to Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts to which such payment is to be applied (and if Borrower fails to so specify, or if an Event of Default exists, Administrative Agent may distribute such payment to the Lenders for application in such manner as it, subject to Section 2.02(h), may determine to be appropriate).
      Payments to Lenders. Provided Administrative Agent has received such payment by 12:00 noon Mountain time, each payment received by Administrative Agent under this Agreement, the Notes or any other Loan Document for account of the Lenders shall, to the extent reasonably possible, be paid by Administrative Agent to such Lender by 3:00 p.m. Mountain time on the Business Day on which Administrative Agent received such payment, in immediately available funds, at the account designated in writing by such Lender from time to time. If Administrative Agent has not received such payment by 12:00 noon Mountain time, such payment shall, to the extent reasonably possible, be paid by Administrative Agent to such Lender by 10:00 a.m. Mountain time on the next Business Day following the Business Day on which Administrative Agent received such payment, in immediately available funds, at the account designated in writing by such Lender from time to time. In the event Administrative Agent fails to make payments to Lenders as set forth in this Section 2.02(f), the amount of such payments shall accrue interest at the Federal Funds Rate until paid.
      Non--Receipt of Funds by Administrative Agent. Without limiting the provisions of Section 13.11 below as to the Lenders, and Section 12.01below as to Borrower, unless Administrative Agent shall have been notified by a Lender or Borrower, as the case may be (for the purposes of this Section 2.02(g), each a "Payor") prior to the date on which such Payor is required to make payment to Administrative Agent of (in the case of a Lender pursuant to Section 2.02(b) above) the proceeds of a Loan to be made by such Payor hereunder, or (in the case of the Borrower pursuant to Section 2.02(d) above) a payment to Administrative Agent for the account of one or more of the Lenders hereunder (such payment being herein called a "Required Payment"), which notice shall be effective upon receipt, that such Payor does not intend to make such Required Payment to Administrative Agent, Administrative Agent may assume that such Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) of such Required Payment (a "Payee") on such date. If such Payor has not in fact made the Required Payment to Administrative Agent, the Payee of such payment from Administrative Agent shall, within one (1) Business Day after Administrative Agent's demand therefor, repay to Administrative Agent the amount so paid together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so paid by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (i) the Federal Funds Rate for such day in the case of payments required to be returned to Administrative Agent by any of the Lenders, or (ii) the Applicable Interest Rate due hereunder with respect to payments returned by the Borrower to Administrative Agent, and, if such Payee(s) shall fail to promptly make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the applicable Payor, together with interest at the aforesaid rates; provided, however, that if neither the Payee(s) nor applicable Payor shall return the Required Payment to Administrative Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, such Payor and the Payee(s) shall each be obligated to pay interest on the Required Payment as follows:
        if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the Payee(s) shall each be obligated to pay interest retroactively to the Advance Date in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrower under Section 3.01 to pay interest on the Required Payment at the Default Rate), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower under Section 3.01 to pay interest at the Default Rate in respect of the Required Payment, and if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, such Payor and Borrower shall each be obligated to pay interest retroactively to the Advance Date in respect of the Required Payment pursuant to whichever of the rates specified in Section 3.01 is applicable to the Type of such Loan (without duplication of Borrower's obligation to pay interest pursuant to Section 3.01 on the Required Payment), it being understood that the return by Borrower of the Required Payment to Administrative Agent shall not limit any claim that Borrower may have against such Payor in respect of such Required Payment and shall not relieve such Payor of any obligation it may have hereunder or under any other Loan Documents to Borrower and no advance by Administrative Agent to Borrower under this Section 2.02 shall release any Lender of its obligation to fund such Loan except as set forth in the following sentence. If any such Lender shall thereafter advance any such Required Payment to Administrative Agent, such Required Payment shall be deemed such Lender's applicable Loan to Borrower.
      Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each borrowing from the Lenders shall be made by the Lenders pro rata in accordance with the amounts of their respective Commitments; (ii) except as otherwise provided in Section 5.04, LIBOR Rate Loans having the same Interest Period shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans); (iv) each payment or prepayment of principal of Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
      Computations. Interest on all LIBOR Rate Loans and Base Rate Loans shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
      Minimum Amounts. Except for (i) mandatory prepayments made pursuant to Section 3.05, (ii) Conversions or prepayments made pursuant to Section 5.04, (iii) prepayments made pursuant to Section 10.03(d), and (iv) advances pursuant to Sections 2.02(c), 7.04, 7.05 and 7.10, each borrowing, Conversion, Continuation and optional partial prepayment of principal (collectively, "Loan Transactions") of Loans shall be in an aggregate amount at least equal to One Hundred Thousand and No/100 Dollars ($100,000.00). Loan Transactions of or into Loans of different Types or Interest Periods at the same time hereunder shall be deemed separate Loan Transactions for purposes of the foregoing, one for each Type or Interest Period; provided that (1) if any Loans or borrowings would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period, (2) Loans for the payment of interest due under the Notes may be in a lesser principal amount, and (3) if any Loans are LIBOR Rate Loans, additional increments shall be in a minimum amount at least equal to One Hundred Thousand and No/100 Dollars ($100,000.00). Notwithstanding the foregoing, the minimum amount of One Hundred Thousand and No/100 Dollars ($100,000.00) shall not apply to Conversions of lesser amounts into a Type or Interest Period that has (or will have upon such Conversion) an aggregate principal amount exceeding such minimum amount and one Interest Period.
      Extension to Next Business Day. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension; provided, however, that if such event relates to the Maturity Date, payments due on the Maturity Date shall be payable on the immediately preceding Business Day.
    Changes to Commitments.
      The respective Commitments shall reduce pro rata automatically by reason of any prepayment of the Loans applicable thereto in the amount of any such prepayment.
      If the Scheduled Maturity Date is extended in accordance with Section 4.01, Borrower may elect to reduce the amount of the unused Commitments which shall be available during the Extension Period by notifying Administrative Agent of such reduced Commitment amounts in its Extension Notice.
      The Commitments, once terminated or reduced, may not be reinstated. Each termination or reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
    Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.
    Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but no Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan required to be made by such other Lender. The amounts payable by Borrower at any time hereunder and under the Note to each Lender shall be a separate and independent debt.
    Notes. The Loans made by each Lender shall be evidenced by its Note. No Lender shall be entitled to have its Note substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations. In the event of the loss, theft or destruction of any Note, upon Borrower's receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrower by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to Borrower, Borrower shall execute and deliver to such holder a replacement Note in lieu of the lost, stolen, destroyed or mutilated Note. The Notes shall not be necessary to establish the indebtedness of the Borrower to the Lenders on account of advances made under this Agreement.
    Conversion and Continuations of Loans.
      Subject to Section 2.02(i), Borrower shall have the right to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type at any time or from time to time until one (1) month preceding the Maturity Date; provided that: (i) Borrower shall give Administrative Agent notice of each such Conversion or Continuation as provided in Section 2.02(a) above, (ii) LIBOR Rate Loans may be prepaid or Converted only on the last day of an Interest Period for such Loans unless Borrower complies with the terms of Section 5.05, (iii) subject to Sections 5.01 and 5.03, any Conversion or Continuation of Loans shall be pro rata among the Lenders, (iv) each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; (v) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); (vi) no Interest Period shall have a duration of less than one (1) month; (vii) in no event shall any Interest Period extend beyond the Maturity Date; and (viii) there may be no more than 5 separate Interest Periods in respect of LIBOR Rate Loans outstanding from each Lender at any one time. Notwithstanding the foregoing, and without limiting the rights and remedies of Administrative Agent and the Lenders under Article XII, in the event that any Event of Default exists, Administrative Agent may (and at the request of the Required Lenders shall) suspend the right of Borrower to Convert any Loan into a LIBOR Rate Loan or Continue any Loan as a LIBOR Rate Loan for so long as such Event of Default remains outstanding, in which event all Loans shall be converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Base Rate Loans.
      Notwithstanding Section 2.07(a) above, (i) Borrower shall not be entitled to select a LIBOR Period that does not end on or before the Maturity Date; (ii) on each date for determination of LIBOR, the Administrative Agent shall determine the applicable LIBOR--Based Rate (which determination shall be conclusive in the absence of manifest error) and shall promptly give notice of the same to Borrower and Lender by telephone, telecopier or electronic mail; and (iii) during the existence of an Event of Default, Borrower may not elect a LIBOR--Based Rate. Lender shall be deemed to have funded its Loans that bear interest at the LIBOR--Based Rate from LIBOR deposits obtained by Lender, regardless of whether Lender has funded such LIBOR--Based Loan from another source.
    Metro District Bonds.
      The parties hereto acknowledge that: (i) the Metro District has been formed by Borrower and there may be issued Metro District Bonds; (ii) Borrower is not required to cause any Metro District Bonds to be issued; (iii) if Metro District Bonds are issued, the principal amount thereof is not presently known but is anticipated to be approximately Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00); (iv) if Metro District Bonds are issued, they will be secured, in whole or in part, solely by property taxes levied on taxable real and personal property in the Metro District and development fees and in no event by the Project and may be issued by the Metro District or by another legally qualified issuer; and (v) interest on Metro District Bonds may be taxable, tax exempt or partially taxable or partially tax exempt.
      Borrower agrees that the Metro District Bonds shall be paid and applied either (i) directly by the Metro District, whether pursuant to Applicable Law or the terms of the instrument governing the issuance of the Metro District Bonds (the "Bond Indenture"), to construct eligible improvements ("Metro District Improvements"), or (ii) to reimburse the Borrower or its affiliates for the costs of constructing Metro District Improvements on behalf of the Metro District. Borrower agrees that all Project Costs to be funded by Metro District Bonds shall be specifically identified in the final Project Budget.
      Borrower agrees that the specific terms and conditions of the Bond Indenture are not known as of the date of this Construction Loan Agreement. As a result, Borrower agrees that the Construction Loan Agreement shall, if reasonably requested by Administrative Agent, be modified to incorporate reasonable conditions and covenants deemed necessary by Administrative Agent once the specific terms and conditions of the Bond Indenture are known.
      To the extent Metro District Bonds are applied by the Metro District to the construction of Metro District Improvements included as Project Costs as described in Section 2.08(b)(i) the Commitments shall be reduced, on a pro rata basis, by the full amount of such Metro District Bonds so applied, and in such event, Administrative Agent shall make such corresponding adjustments to Exhibit B and Exhibit C as Administrative Agent deems appropriate.
      Borrower shall only be permitted to apply Loan proceeds to the construction of Metro District Improvements if Borrower shall first enter into a reimbursement agreement with the Metro District providing for the payment of Metro District Bonds to Borrower, in the amount of the Loan proceeds so used, for application to the Outstanding Principal Amount. The terms and conditions of any such reimbursement agreement shall be subject to the prior review and approval of the Administrative Agent, in its reasonable discretion.
      Promptly upon reimbursement to Borrower as described in Section 2.08(b)(ii) or Section 2.08(e), Borrower shall repay the Outstanding Principal Amount to the extent of such Metro District Bond proceeds received in reimbursement for Metro District Improvements included as Project Costs. If the Outstanding Principal Amount is, or upon application of the Metro District Bond proceeds as provided herein, has been reduced to zero, then the remaining balance of the proceeds so reimbursed shall be deposited into a Controlled Account to the extent that Commitments remain outstanding.

  PAYMENTS OF INTEREST AND PRINCIPAL
    Interest.
      Borrower hereby promises to pay to Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the Applicable Interest Rate.
      Accrued interest on each Loan shall be payable, in arrears, monthly on each Payment Date subject to Section 7.05(b); provided that (i) in the case of payment or prepayment of all or a portion of a Loan, interest accrued thereon shall be payable at the time of such payment or prepayment and (ii) interest payable at the Default Rate shall be payable from time to time on demand. Subject to the provisions of Article VI and Article VII, such accrued interest shall be payable from the Interest Reserves established pursuant to the Project Budget; provided, however, that the allocation of Loan funds to the Interest Reserve shall not limit Borrower's obligation to pay such accrued interest.
      Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists, Borrower shall pay to Administrative Agent for the account of each Lender interest at the Default Rate on (i) the outstanding principal amount of any Loan made by such Lender, (ii) any interest payments thereon not paid when due, and (iii) on any other amount payable by Borrower hereunder, under the Notes and any other Loan Documents.
      Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower, but the failure of Administrative Agent to provide such notice shall not affect Borrower's obligation for the payment of interest on the Loans.
    Repayment of Loans. Borrower hereby promises to pay to Administrative Agent for the account of each Lender the principal of such Lender's outstanding Loans, together with accrued and unpaid interest, fees and all other amounts due under the Loan Documents, on the Maturity Date.
    Late Charge. In addition to any sums due under Section 3.01(c), if Borrower fails to pay any installment of interest as provided in Sections 3.01 and 3.02 above, except the payment of principal due on the Maturity Date, within ten (10) days after the date on which the same is due, Borrower shall pay to Administrative Agent a late charge on such past--due amount, as liquidated damages and not as a penalty, equal to five percent (5.0%) of such amount (a "Late Charge"). In connection therewith, Borrower agrees as follows: (a) because of such late payment, Administrative Agent and Lender will incur certain costs and expenses including, without limitation, administrative costs, collection costs, loss of interest, and other direct and indirect costs in an uncertain amount; (b) it would be impractical or extremely difficult to fix the exact amount of such costs in such event; and (c) the Default Rate and the late charge are reasonable and good faith estimates of such costs. The application of the Default Rate or the assessment of a late charge to any such late payment as described in this Section 3.03 will not be interpreted or deemed to extend the period for payment or otherwise limit any of Administrative Agent's or Lender's remedies hereunder or under the other Loan Documents.
    Optional Prepayments. Subject to the provisions of Sections 3.06 and 5.05, Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty; provided that: (a) Borrower shall give Administrative Agent notice of each such prepayment as provided in Section 2.02(a) (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder) and (b) except as otherwise set forth in Section 2.02(j), partial prepayments shall be in the minimum aggregate principal amount of One Hundred Thousand and No/100 Dollars ($100,000.00), and in whole multiples of One Hundred Thousand and No/100 Dollars ($100,000.00) above such amount. Loans that are prepaid cannot be reborrowed.
    Mandatory Prepayments.
      Casualties; Condemnations. If a Casualty or Condemnation shall occur with respect to the Project, Borrower, upon Borrower's or Administrative Agent's receipt of the applicable Insurance Proceeds or Condemnation Award, shall prepay the Loan, if required by the provisions of Article XI, on the dates and in the amounts specified therein without premium (but subject to the provisions of Section 5.05). Nothing in this Section 3.05(a) shall be deemed to limit any obligation of Borrower under the Security Instrument or any other Security Document, including any obligation to remit to a collateral or similar account maintained by Administrative Agent pursuant to the Security Instrument or any of the other Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty or Condemnation.
      Partial Release or Release of Security Instrument. Provided no Event of Default has occurred and is continuing, Borrower shall have the right from time to time to obtain releases of individual Units and Unit Specific Personal Property from the lien of the Security Instrument following prepayment of the Loan as follows:
        Borrower shall provide written notice to Administrative Agent of the date such prepayment is intended to be made at least ten (10) days in advance thereof provided that such notice shall be revocable and the date of such prepayment shall be subject to adjustment upon such notice to Administrative Agent as shall be reasonably possible;
        the subdivision plat, condominium map, owners' association and related documents for the Project shall have been approved by all applicable Governmental Authorities, Administrative Agent and the title insurance company that agrees to issue owner's title insurance policies to purchasers of the Units and all such referenced documents, where appropriate, shall be recorded in the Official Records;
        Borrower (1) shall have delivered a notice to Administrative Agent specifying (A) the legal description of the Unit to be released, and (B) the Release Price, and each notice shall be accompanied by a proper instrument of release, (2) shall execute and deliver to Administrative Agent any other documents or instruments reasonably required by Administrative Agent, including, without limitation, an amendment to the Security Instrument with respect to a revised legal description for the Project, and (3) prior to the closing of the Unit, shall have delivered to Administrative Agent and Administrative Agent shall have approved a settlement statement for such Unit;
        Borrower shall have paid to Administrative Agent the Release Price for the Unit being released;
        Administrative Agent shall have received such endorsements to the Title Policy as it deems appropriate and has confirmed that the Title Policy remains in full force and effect with respect to that portion of the Project not released;
        after any release, the portion of the Project and the personal property Collateral not released shall continue to be subject to the Security Instrument;
        Borrower shall pay Administrative Agent's reasonable fees and expenses incurred in connection with each such release including, but not limited to, any Breakage Fees required pursuant to Section 5.05;
        Borrower shall have provided evidence to Administrative Agent that any bond assessment that constitutes a lien against the property has been properly allocated between the Unit(s) to be released and the portion of the Project not released; provided, however, an allocation shall be deemed proper if the allocation is in accordance with the assessed value;

        Furthermore, with respect to each request for a partial release or release of a Commercial Component, in addition to the requirements in Sections 3.05(b)(i) though 3.05(b)(viii) above, Borrower shall:

        Other than with respect to the sale of memberships for use of Units in the Parking Club Component, provide written notice to Administrative Agent of the date such prepayment is intended at least thirty (30) days in advance thereof provided that such notice shall be revocable and the date of such prepayment shall be subject to adjustment upon such notice to Administrative Agent as shall be reasonably possible;
        Provide evidence satisfactory to the Administrative Agent that:

      (1) The Commercial Component to be released and the portion of the Commercial Component that would remain encumbered by the Deed of Trust are each legal parcels lawfully created and are in compliance with all subdivision laws and ordinances;

      (2) The remaining Commercial Components have the benefit of all utilities, easements, public or private streets, covenants, conditions or restrictions as may be necessary for the continued use and operation thereof for its intended purpose; and

      (3) The release of any Commercial Component will not adversely affect the use, operation or value of the remaining Project Components.

      Unit Sales Exception. Notwithstanding Section 3.05(b) above, Administrative Agent shall, to accommodate the sale of Units and the release of individual Units from the Lien of the Security Instrument, upon Borrower's request, deliver to the Title Company executed copies of the release documents necessary for the separate release of the Lien of the Security Document as to each Unit, with such release documents to be held in escrow, pursuant to an escrow agreement in form and substance satisfactory to Administrative Agent and Borrower, pending the sale of such Units and the receipt by the Title Company of the Net Sales Proceeds for such Unit, provided that Borrower has delivered to Administrative Agent the notices required by Section 3.05(b) and Administrative Agent has not delivered any objection to the release of such Unit to the Title Company prior to the earliest date set forth for the release of such Unit in the notice of prepayment delivered by Borrower.
      Parking Club Memberships. Promptly upon receipt of a Parking Club Membership Fee, Borrower shall prepay the Loan by the amount of each such Parking Club Membership Fee, less reasonable selling commissions and fees, if any, the total amount of which shall not exceed One Thousand Dollars ($1,000.00) per Parking Club Membership.
      Covenant Compliance. If Borrower is not in compliance with the provisions of Section 7.02(a)(i) and (ii) or Section 9.21, Borrower shall prepay the Loan by such amount necessary for compliance with such provisions, as appropriate.
      Metro District. If Metro District Bonds are available pursuant to Section 2.08, Borrower shall prepay the Loan as set forth therein.
      Application. Prepayments pursuant to Section 3.05(a) above shall be applied to the Loans then outstanding pro rata in the order set forth in Section 3.08.
    Interest and Other Charges on Prepayment. If the Loans are prepaid, in whole or in part, pursuant to Sections 3.04 or 3.05, each such prepayment shall be made on the prepayment date specified in the notice to Administrative Agent pursuant to Section 2.02(a) or as otherwise permitted pursuant to Section 3.05, and (in every case) together with (a) the accrued and unpaid interest on the principal amount prepaid, and (b) any amounts payable to the Lender pursuant to Section 5.05 as a result of such prepayment.
    Lender's Records as to Sums Owing. Absent manifest error, Administrative Agent's records as to the amounts of principal, interest and other sums owing hereunder shall be conclusive and binding.
    Application of Payments Received. All payments received by Administrative Agent hereunder shall be applied: First, to the payment of all fees, expenses and other amounts due Administrative Agent or the Lenders hereunder (excluding principal and interest); second, to accrued interest; and third, the balance to outstanding principal. As to sums applied to accrued interest under clause "second" above, such prepayment shall be applied first to LIBOR Rate Loans of the shortest maturity so as to minimize breakage costs. Notwithstanding anything to the contrary set forth in this Section 3.08 or in any of the Loan Documents, if an Event of Default exists, Administrative Agent may distribute payments to the Lenders for application in such manner as it, subject to Section 2.02(h), may determine to be appropriate.
    Sharing of Payments, Etc.
      Sharing. If any Lender obtains from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set--off, banker's lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Lender agrees that it shall turn over to Administrative Agent (for distribution by Administrative Agent to the other Lenders in accordance with the terms of this Agreement) any payment (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans held by it in excess of its ratable portion of payments on account of the Loans obtained by all the Lenders.
      Consent by Borrower. Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise (subject, as among the Lenders, to Section 14.10) all rights of set--off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
      Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set--off to which Section 14.10 applies, then such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under Section 14.10 to share in the benefits of any recovery on such secured claim.

  EXTENSION OF THE MATURITY DATE
    Extension of Scheduled Maturity Date. Borrower may, at its option, extend the Scheduled Maturity Date for a period (the "Extension Period") of six months (and the end of such period, the "Extended Maturity Date"), subject to the satisfaction of the following conditions (the "Extension Option"):
      Borrower shall notify (the "Extension Notice") Administrative Agent of Borrower's exercise of such option at least ninety (90) days, but not more than one hundred eighty (180) days prior to the Scheduled Maturity Date;
      As of the date of the Extension Notice and as of the Scheduled Maturity Date, (i) no Event of Default then exists, (ii) no Default then exists or would result from the extension of the maturity of the Loans for the Extension Period; (iii) the Loans are In Balance; (iv) Completion of the construction of the Improvements shall have occurred; (v) no liens shall exist against the Project; (vi) the Minimum Loan Coverage Ratio requirement shall be met; and (vii) Borrower shall have closed on the sale of at least 45 Units from the Residential Component of the Project pursuant to the terms of Qualified Purchase Contracts.
      Borrower and each Guarantor shall have executed and delivered to Administrative Agent such Modifications to and reaffirmations of the Loan Documents as Administrative Agent may reasonably require in connection with the foregoing.
      Whether or not the extension becomes effective, Borrower shall pay all reasonable and actual out--of--pocket costs and expenses incurred by Administrative Agent in connection with the proposed extension (pre-- and post--closing), including appraisal fees and legal fees; all such costs and expenses shall be due and payable upon demand, and any failure to pay such amounts shall constitute a Default under this Agreement and the Loan Documents;
      Not later than the initial Scheduled Maturity Date, (i) the extension shall have been documented to the Lenders' reasonable satisfaction unless the failure to so document the extension is not the fault of Borrower and consented to by Borrower, Administrative Agent and all the Lenders, and (ii) Administrative Agent shall have been provided with an updated title report and judgment and lien searches, and appropriate title insurance endorsements shall have been issued as required by Administrative Agent;
      On the Scheduled Maturity Date, Borrower shall pay to Administrative Agent (for payment to the Lenders in accordance with their respective Proportionate Shares) an extension fee in the amount of one eighth of one per cent percent (.125%) of the total Commitments of all Lenders (whether disbursed or undisbursed), which Commitments may have been reduced by prepayments by Borrower of principal on the Loans as permitted by the terms of this Agreement and may be reduced as part of the exercise of the Extension Option as set forth in Section 2.03(b) (the "Extension Fee").

  Any such extension shall be otherwise subject to all of the other terms and provisions of this Agreement and the other Loan Documents.

  INCREASED COSTS, LIBOR AVAILABILITY, ILLEGALITY, ETC.
    Costs of Making or Maintaining LIBOR Rate Loans. Borrower shall pay to Administrative Agent (for the benefit of the applicable Lender) from time to time such amounts as any Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any LIBOR Rate Loans or its obligation to make any LIBOR Rate Loans hereunder (in each case, as opposed to Base Rate Loans), or, subject to the following provisions of this Article V, any reduction in any amount receivable by such Lender hereunder in respect of any of such LIBOR Rate Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), provided such Additional Costs result from any Regulatory Change that:
      shall subject any Lender (or its Applicable Lending Office for any of such LIBOR Rate Loans) to any tax, duty or other charge in respect of such LIBOR Rate Loans or its Note or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such LIBOR Rate Loans (other than Excluded Taxes); or
      imposes or Modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Adjusted LIBOR for such LIBOR Rate Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such LIBOR Rate Loans or any deposits referred to in the definition of "LIBOR" in Section 1.01), or any commitment of such Lender (including the Commitment of such Lender hereunder); or
      imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or its Commitment.

    If any Lender requests compensation from Borrower under this Section 5.01, Borrower may, by notice to such Lender (with a copy to Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue LIBOR Rate Loans, or Convert Base Rate Loans into LIBOR Rate Loans, until the Regulatory Change giving rise to such request ceases to be in effect or until Borrower notifies such Lender that Borrower is lifting such suspension (in which case the provisions of Section 5.04 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested for so long as any LIBOR Rate Loan remains in effect.

    Limitation on LIBOR Rate Loans; LIBOR Not Available. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR for any Interest Period for any LIBOR Rate Loan:
      Administrative Agent determines, which determination shall be conclusive absent manifest error, that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Rate Loans as provided herein; or
      the Required Lenders determine, which determination shall be conclusive absent manifest error, and notify Administrative Agent that the relevant rates of interest referred to in the definition of "LIBOR" upon the basis of which the rate of interest for LIBOR Rate Loans for such Interest Period is to be determined are not likely adequate to cover the cost to such Lenders of making or maintaining LIBOR Rate Loans for such Interest Period;

    then Administrative Agent shall give Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR Rate Loans, or to Continue LIBOR Rate Loans or to Convert Base Rate Loans into LIBOR Rate Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Rate Loans, either prepay such LIBOR Rate Loans or, in accordance with Section 2.07, Convert such LIBOR Rate Loans into Base Rate Loans or other LIBOR Rate Loans in amounts and maturities which are still being provided. Notwithstanding the foregoing, (i) if the applicable conditions under Sections 5.02(a) or 5.02(b) above affect only a portion of LIBOR Rate Loans, the balance of LIBOR Rate Loans may continue as LIBOR Rate Loans and (ii) if the applicable conditions under Sections 5.02(a) and 5.02(b) only affect certain Interest Periods, Borrower, subject to the terms and conditions of this Agreement, may elect to have LIBOR Rate Loans with such other Interest Periods.

    Illegality. Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Rate Loans hereunder, then such Lender shall promptly notify Administrative Agent thereof (who shall notify Borrower), and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into LIBOR Rate Loans, shall be suspended until such time as such Lender may again make and maintain LIBOR Rate Loans (in which case the provisions of Section 5.04 shall be applicable).
    Treatment of Affected Loans. If the obligation of any Lender to make LIBOR Rate Loans or to Continue or to Convert Base Rate Loans into LIBOR Rate Loans shall be suspended pursuant to Sections 5.01 or 5.03, then such Lender's LIBOR Rate Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Rate Loans (or, in the case of a Conversion resulting from a circumstance described in Section 5.03, on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent) and, unless and until either (i) such Lender gives notice as provided below that the circumstances specified in Sections 5.01 or 5.03 that gave rise to such conversion no longer exist or (ii) Borrower, in the case of Section 5.01, ends any suspension by Borrower:
      to the extent that such Lender's LIBOR Rate Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Rate Loans shall be applied instead to its Base Rate Loans; and
      all Loans that would otherwise be made or Continued by such Lender as LIBOR Rate Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Rate Loans shall remain as Base Rate Loans.

    If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Sections 5.01 or 5.03 that gave rise to the Conversion of such Lender's LIBOR Rate Loans pursuant to this Section 5.04 no longer exist (which notice such Lender agrees to give promptly upon such circumstances ceasing to exist) or Borrower terminates its applicable suspension at a time when LIBOR Rate Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Rate Loans, to the extent necessary so that, after giving effect thereto, all Base Rate and LIBOR Rate Loans are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

    Compensation. Borrower shall pay to Administrative Agent for account of each Lender, upon the request of such Lender through Administrative Agent, such amount or amounts as shall be sufficient to compensate it for any loss, cost or expense (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any LIBOR Rate Loan) (collectively, "Breakage Costs") that such Lender determines is attributable to:
      any failure by Borrower for any reason (including the failure of any of the conditions precedent specified in Article VI or Article VII to be satisfied) to (i) borrow a LIBOR Rate Loan from such Lender (other than the default of such Lender) on the date for such borrowing specified in the relevant Request for Loan Advance, or (ii) Continue or Convert a Loan on a date specified therefor in a notice thereof;
      except as provided in Section 3.05(a), any payment, mandatory or optional prepayment or Conversion of a LIBOR Rate Loan made by such Lender for any reason (including the acceleration of the Loans pursuant to Article XII) on a date other than the last day of the applicable Interest Period;
      any failure by Borrower for any reason to prepay a LIBOR Rate Loan pursuant to a notice of prepayment given in accordance with Section 3.04; or
      the occurrence of any Event of Default, including, but not limited to, any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain a LIBOR Rate Loan.

    Without limiting the effect of the preceding sentence, such compensation shall include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable Adjusted LIBOR for such Loan provided for herein over (b) the amount of interest that such Lender would earn on such principal amount for such period if such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall not, or shall cease to, make such bids, the equivalent rate, as reasonably determined by such Lender, derived from Telerate Page 3750 or other publicly available source as described in the definition of "LIBOR"). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.05 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Any payment due to any of the Lenders pursuant to this Section 5.05 shall be deemed additional interest under such Lender's Note.

    Additional Waivers. Borrower acknowledges that, during any period in which Borrower has elected the LIBOR--Based Rate as the Applicable Interest Rate, payment or prepayment of any portion of the Loan on a date other than the last day of an applicable LIBOR Period shall result in Lender's incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities, and, to the extent specified herein, any such payment or prepayment therefore must include the Breakage Costs and other sums set forth above. Borrower hereby expressly (a) waives any rights it may have under Applicable Law to prepay any portion of the Loan without penalty or charge, upon acceleration of the maturity of this Note, and (b) agrees that if a prepayment of any portion of the Loans is made, following any acceleration of the maturity of the Notes by the holders thereof on account of any transfer or disposition as prohibited or restricted by the Loan Agreement or by the Security Instrument, then Borrower shall be obligated to pay, concurrently therewith, as a prepayment premium, the applicable Breakage Costs and other sums specified above.
    Taxes.
      Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.07) Administrative Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
      Payment of Other Taxes by Borrower. In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
      Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.07) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or by Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
      Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
      Refunds. If Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 5.07, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 5.07 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out--of--pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

  CONDITIONS PRECEDENT
    Conditions Precedent to Closing and the Effectiveness of Commitments. The Closing shall not be deemed to have occurred and, regardless as to whether Administrative Agent or any Lender has executed this Agreement, neither Administrative Agent nor any Lender shall have any obligation hereunder or under any of the other Loan Documents, unless and until the conditions and requirements set forth in this Section 6.01 have been completed and fulfilled to the satisfaction of Administrative Agent, in Administrative Agent's sole and absolute discretion, and at Borrower's sole cost and expense:
      Loan Documents. Borrower and all other Borrower Parties shall have executed and delivered (or cause to be executed and delivered) to Administrative Agent the Loan Documents and such other documents as Administrative Agent may require, in form and substance acceptable to Administrative Agent. Administrative Agent may designate which of the Loan Documents are to be placed of record, the order of recording thereof, and the offices in which the same are to be recorded.
      Recordation of Security Interest and Perfection of all Security Interests. The Security Instrument shall have been recorded in the Official Records in full compliance with the letter of closing instructions from Administrative Agent to the Title Company, Administrative Agent shall, subject to the Permitted Liens, have a valid, perfected, first--priority lien on all Collateral covered by the Security Documents, and Borrower shall have paid all documentary, intangible, recording and/or registration taxes and/or fees due upon the Note, the Security Instrument, any Financing Statement and/or the other Loan Documents.
      No Defaults. No Default or Event of Default shall then exist.
      Representations and Warranties. All of the representations and warranties of Borrower and other Borrower Parties are true and correct in all material respects.
      Fees and Expenses. Borrower shall have paid any and all fees and charges due to Administrative Agent or the Lenders.
      Discretionary Approvals. All Discretionary Approvals necessary as of such date shall have been granted and/or issued, as applicable, by the applicable Governmental Authority, the same shall be in full force and effect without any pending legal or regulatory challenge thereto, and to the extent requested by Administrative Agent, Administrative Agent shall have received copies of the foregoing certified by an Authorized Officer of Borrower to be true and correct.
      Project Budget. The Project Budget shall have been approved by Administrative Agent, and shall include all Hard Costs and Soft Costs, including line--item cost breakdown, and shall be sufficient for Completion of the Improvements based on Borrower's final Plans and Specifications.
      Third--Party Reports. Administrative Agent shall have received and approved (i) the Cost and Plan Review; (ii) the Environmental Reports; and (iii) the Appraisal.
      Pre--Sale Requirement. Qualified Purchase Contracts providing not less than the Minimum Loan Coverage Ratio.
      Other Conditions. Evidence that the other conditions set forth in Article VII have been satisfied.
      Other Documents and Deliveries. Administrative Agent shall have received and approved all documents and other items described on Schedule 6.01.
      In the event Administrative Agent, subject to Section 13.09(b)(ii), authorizes the recording of the Security Instrument or the making of any Loan at a time when all conditions described in this Section 6.01 have not been satisfied (including, without limitation, that all documents and other items described on Schedule 6.01 have not been approved by and/or delivered to Administrative Agent), such condition must be satisfied before any additional Loan shall be made.
    Conditions Precedent to the making of any Loans. Neither Administrative Agent nor any of the Lenders shall be required to make any Loans hereunder until the conditions and requirements set forth in this Section 6.02 have been completed and fulfilled to the satisfaction of Administrative Agent, in Administrative Agent's sole discretion, at Borrower's sole cost and expense. It is agreed, however, that Administrative Agent (on behalf of the Lenders) may, subject to Section 13.09(b)(ii), in its discretion, make advances prior to completion and fulfillment of any or all of the conditions and requirements set forth below, without waiving its right to require such completion and fulfillment before any additional advances are made. If all such conditions set forth below are not satisfied as of the date of each proposed Loan set forth in each Request for Loan Advance, neither Administrative Agent nor any of the Lenders shall have any further obligation to make any advances of Loan proceeds hereunder.
      Closing Conditions. All conditions set forth in Section 6.01 above shall be satisfied.
      No Default. No Default or Event of Default shall have occurred and be continuing.
      Representations and Warranties. The representations and warranties, both immediately prior to the making of such Loan and also after giving effect thereto, made by (i) Borrower in Article VIII and in each of the other Loan Documents to which it is a party and (ii) each Guarantor in the Loan Documents to which it is a party, shall be true and complete in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
      Plans and Specifications. The Construction Work (or such part thereof as may have been constructed at the time of any borrowing) shall have been substantially completed in accordance with the Plans and Specifications (as the same may have been Modified in accordance with this Agreement) and Government Approvals; and there shall exist no material defects in the Improvements.
      Construction Consultant. Administrative Agent shall have received advice from the Construction Consultant to the effect that the Construction Consultant has reviewed and approved the disbursement requested in the Request for Loan Advance for Hard Costs.
      Request for Loan Advance. A Request for Loan Advance as provided in Section 2.02(a) duly executed by an Authorized Officer of Borrower, together with the required attachments thereto;
      Casualty and Condemnation. The Project shall not have been subject to (i) a material injury from fire or other casualty or (ii) a Condemnation, which, in either case, would, following the allocation of Insurance Proceeds or Condemnation Awards to the Project Budget, cause a failure of the Loans to be In Balance.
      Fees and Expenses. Borrower shall have paid (i) all installments of the fees and expenses that are then due and payable to Administrative Agent or the Lenders, and (ii) any unreimbursed costs and expenses due to Administrative Agent, and/or any of the Lenders pursuant to Section 14.03.
      Prior Loans. To the extent not previously delivered to Administrative Agent, Borrower shall provide evidence of the payment of all costs, expenses and other charges for which advances of Loans shall have been previously provided.
      Non--Discretionary Approvals. All Non--Discretionary Approvals required as of such date shall have been granted and/or issued, as applicable, shall be in full force and effect without any pending legal or regulatory challenge thereto, and Administrative Agent shall have received evidence of the foregoing.
      Access. Borrower shall have provided the Construction Consultant, Administrative Agent and the Lenders, or their representatives, prompt and reasonable access to the Project, and copies of all such documents, bills, construction records, lien waivers, Change Orders, drawings, plans and specifications as the Construction Consultant shall reasonably require, to enable the Construction Consultant to review each Request for Loan Advance.
      Other Conditions. All of the requirements of Article VII shall have been complied with.
      Other Documents and Deliveries. Administrative Agent shall have received and approved of all documents and other items described on Schedule 6.02.
    Conditions Precedent to the Final Loans. The obligation of the Lenders to make the final Loans to Borrower for Base Building Work is subject to the further condition precedent that all of the following requirements (collectively, the "Base Building Substantial Completion Conditions") shall have been completed to the satisfaction of Administrative Agent:
      Loan Conditions. All conditions set forth in Section 6.02 above shall be satisfied.
      Construction Consultant. Administrative Agent shall have received written advice from the Construction Consultant that the Completion of the Base Building Work has been satisfactorily accomplished in accordance with the Plans and Specifications, subject to completion of Punch List Items (which if incomplete on the date of the final disbursement of a Loan for Base Building Work, Administrative Agent may, in its sole discretion, hold back an amount equal to (i) 150% of the estimated cost of completing such Punch List Items from the final disbursement minus (ii) any Retainage that Administrative Agent is still holding with respect to the applicable Punch List Items, such amount to be advanced to Borrower on completion of such Punch List Items and the satisfaction of the requirements of Section 7.06(b) with respect to Retainage, which Borrower shall diligently complete).
      Other Documents and Deliveries. Administrative Agent and the Construction Consultant shall have received and approved of all documents and other items described on Schedule 6.03.

  DISBURSEMENT OF THE LOANS; LOAN BALANCING
    General Conditions.
      Subject to (i) Borrower's satisfaction of the conditions precedent set forth in Article VI and (ii) Borrower's compliance with the applicable provisions of this Article VII, Administrative Agent shall disburse the proceeds of each Loan within eight (8) Business Days after Administrative Agent's receipt all of the documents and items to be delivered or received pursuant to Article VI and Article VII. Notwithstanding the foregoing, at no time shall Administrative Agent or the Lenders be obligated to: (1) advance to Borrower more than the amount that Borrower has funded from its own monies or is then required to fund to the party seeking payment or, in the case of reimbursement, to the party seeking reimbursement (subject to Retainage, if applicable), (2) make an advance if the Loans are not In Balance in accordance with Section 7.02, (3) subject to possible reallocation in accordance with Section 7.03, advance proceeds of a Loan in an amount in excess of the Project Budget Line--Items set forth in the Project Budget, as the same may be adjusted in accordance with the terms of this Agreement, (4) except as provided in Section 7.06 hereof, advance any portion of the Retainage, (5) except as provided in Section 9.20 hereof, make any Loans with respect to materials not yet incorporated into the Improvements, (6) make an advance in connection with any Change Order for which Administrative Agent's approval is required under Section 10.13 which has not been approved by Administrative Agent in accordance with Section 10.13, (7) make any Loans for payments to any subcontractor until (A) in the case of a Major Subcontractor, such Major Subcontractor has been approved by Administrative Agent and (B) in the case of a Major Subcontractor, duly executed and delivered to Administrative Agent the applicable consent and attornment agreement in substantially the form attached to the Assignment of Construction Agreements, or (8) make any Loans with respect to any sums due a Design Professional until such Design Professional if the total amount of the projected costs payable to such Design Professional are in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) has (A) entered into a duly executed and delivered contract with Borrower, a copy (certified by an Authorized Officer of Borrower) of which contract has been delivered to Administrative Agent, and (B) duly executed and delivered to Administrative Agent the applicable consent and attornment agreement in substantially the form attached to the Assignment of Architecture Agreement, or (C) make any Loans with respect to the General Contractor Fee except for General Contractor Fees advanced based upon percentage of completion with payment to be complete upon the issuance of all certificates of occupancy, release of all liens by contractors, materialmen and suppliers, and the Loans being In Balance.
      Notwithstanding anything to the contrary contained in this Agreement, the Lenders shall have no obligation to advance any Loan unless Administrative Agent is, at all times, satisfied that the Improvements can be constructed Lien free, substantially in accordance with the Plans and Specifications for the sums set forth in the Project Budget as adjusted pursuant to this Agreement and subject to Article XI (or, if more, Borrower has furnished the difference in cash or cash equivalents, subject to the provisions of Sections 7.02, 7.03 and 7.04), by the Completion Date subject to Unavoidable Delay. Administrative Agent will endeavor to give notice to Borrower of its intention not to disburse any Loan proceeds based on the foregoing, but neither the Lenders nor Administrative Agent shall have any liability hereunder should Administrative Agent fail to do so, and no failure by Administrative Agent to give such notice shall affect Administrative Agent's or any Lender's rights under this Section 7.01(b).
      Disbursements shall be made no more frequently than once in each calendar month.
      Upon the Closing Date, Borrower shall submit a Request for Loan Advance relating to all expenses incurred as of such date by Borrower in connection with Project Costs and Borrower shall be entitled to draw from the Earnest Money Deposits in payment of such amounts and, to the extent such Earnest Money Deposits are not sufficient for the payment of such amounts, Borrower shall be entitled, subject to the provisions of this Agreement, to a Loan advance in reimbursement of such excess costs.
    Loan Balancing.
      Definition of "In Balance" Loans. Borrower represents that the Project Budget sets forth all anticipated costs to be incurred by Borrower in connection with the ownership, development, construction, financing, and marketing of the Project from time to time through the Scheduled Maturity Date. Borrower acknowledges and agrees that the Loans shall be deemed not "In Balance" if, at any time, (i) the Loan to Value Ratio is greater than 75%; (ii) the Loan coverage is less than the Minimum Loan Coverage Ratio; (iii) the projected cost of any category of costs included in any individual Project Budget Line--Item (including, without limitation, the Interest Reserve and the Contingency Fund line items) exceeds the amount set forth in the Project Budget for such individual Project Budget Line--Item by more than fifteen percent (15%) (as the same may be adjusted in accordance with Section 7.04 and any other terms of this Agreement), or (iv) the projected cost to achieve Completion of the Project exceeds the Project Budget as determined by Administrative Agent and the Construction Consultant in their reasonable discretion. So long as the foregoing events do not exist, the Loans shall be deemed "In Balance."
      Deficiency Deposits. If at any time the Loans are deemed not "In Balance," with respect to Section 7.02(a)(iii) and (iv) above then Borrower shall, provided sufficient funds do not remain in the Contingency Fund to cover such deficiency, within ten (10) Business Days after written notice from Administrative Agent deposit with Administrative Agent an amount sufficient to cover such deficiency (a "Deficiency Deposit"), which Deficiency Deposit shall be deposited into a Controlled Account. Administrative Agent and the Lenders shall not be required to make any disbursement of any Loans before receiving payment of any such Deficiency Deposit and the prior application of any such Deficiency Deposit to the payment of any budgeted costs to bring the Loans In Balance. If an Event of Default shall occur and be continuing, Administrative Agent may (subject to the provisions of Section 13.03), at its option, (i) exercise any or all of its rights under the Loan Documents, (ii) apply any unexpended Deficiency Deposit to the costs of Completion of the Improvements, and/or (iii) apply any unexpended Deficiency Deposit to the immediate reduction of any amounts due under the Notes and the other Loan Documents. Notwithstanding anything in this Section 7.02(b) or elsewhere in this Agreement to the contrary, nothing in this Section 7.02(b) or elsewhere in this Agreement or the Loan Documents (other than the Development Agreement Guaranty) shall obligate the holders of any Equity Interests for the payment of any amounts due from Borrower to Lender hereunder.
      Additional Appraisals. At any time and from time to time Administrative Agent may obtain a new Appraisal of the Project, provided, however, unless an Event of Default has occurred and is continuing, Borrower shall not be obligated to pay or reimburse Administrative Agent for an Appraisal more that once during a twelve--month period.
    Project Budget Line--Items; Loans to be Used for Specific Line--Items.
      The Project Budget includes as line items (collectively, "Project Budget Line--Items") the cost of all labor, materials, equipment, fixtures and furnishings needed for the Completion of all Construction Work, and all other costs, fees and expenses relating in any way whatsoever thereto. Borrower agrees that all Loans shall be used only for the Project Budget Line--Items for which such Loans are made as reallocated from time to time in accordance with the terms of this Agreement. Administrative Agent shall not be obligated to advance any amount for any category of costs set forth as a Project Budget Line--Item which is greater than 115% of the amount set forth for such category in the applicable Project Budget Line--Item as adjusted pursuant to this Agreement.
      Reallocation of Contingency Fund and Line--Items Based on Costs Savings. Borrower may apply the Available Contingency Amount and/or savings from one Project Budget Line--Item to cost overruns in another Project Budget Line--Item, to any other unbudgeted Project Cost or to bring the Loans in Balance provided: (i) no Event of Default then exists, and (ii) as to reallocations from a Project Budget Line Item (1) all costs to be paid out of the Project Budget Line--Item from which funds are being reallocated have been paid or sufficient sums remain in said line item to pay such costs when the same become due, (2) said savings are actual savings and are documented to the reasonable satisfaction of Administrative Agent and the Construction Consultant in their reasonable discretion, (3) such reallocation will not violate the provisions of the Lien Law or affect the priority of the Security Instrument on the Project, and (4) no Interest Reserve funds are reallocated. Notwithstanding anything to the contrary contained herein, in the event Administrative Agent's approval of an adjustment to a Project Budget Line Item is required, Administrative Agent, in its reasonable discretion, may condition any such approval on obtaining, at Borrower's sole cost and expense, an endorsement to the Title Policy insuring against any statutory lien for services, labor or materials furnished or contracted for which at such time has gained (or may thereafter gain) priority over the lien of the Security Instrument as a result of such reallocation.
    Project Budget Contingencies.
      Contingency Fund Line--Item. The Project Budget shall initially contain a line item equal to six percent (6.0%) of Hard Costs (the "Contingency Fund") designated for contingency which represent amounts necessary to provide reasonable assurances to Administrative Agent and the Lenders that additional funds are available to be used if additional costs, expenses and/or delays are incurred or additional interest accrues on the Loans, or unanticipated events or problems occur. The Contingency Fund shall be subject to reduction upon reallocation, disbursement, or otherwise as provided herein. Administrative Agent may, in its sole discretion, reallocate the required amount of the Contingency Fund to other Project Budget Line--Items from time to time.
      Use of Contingency Fund. In addition to Borrower's right to reallocate the Available Contingency Amount as set forth in Section 7.03(b), upon request of Borrower, Administrative Agent may (but shall not be obligated to do so), from time to time in its sole discretion, disburse the Contingency Fund or portions thereof to Borrower (thereby reducing the amount of the same) for use under the Project Budget Line--Items for which they are reallocated. Borrower agrees that except as set forth in Section 7.03(b), the decision with respect to utilizing any portion of the Contingency Fund in order to keep the Loans In Balance shall be made by Administrative Agent in its sole discretion and that Borrower may be required to make a Deficiency Deposit even if funds remain in the Contingency Fund. Notwithstanding anything to the contrary contained herein, Administrative Agent may condition any such reallocation under this Section 7.04(b), on obtaining, at Borrower's sole cost and expense, an endorsement to the Title Policy insuring against any statutory lien for services, labor or materials furnished or contracted for which at such time has gained (or may thereafter gain) priority over the lien of the Security Instrument as a result of the reallocation of the Contingency Fund.
    Interest; Fees; and Expenses.
      Included in the Project Budget are projected amounts for (i) interest on the Loans (the "Interest Reserve"), (ii) the fees payable to Administrative Agent and the Lenders, (iii) the fees and expenses of the Construction Consultant, Administrative Agent's counsel and the Title Company, and (iv) the fees and expenses related to the recording of the Security Instrument.
      Borrower hereby authorizes and directs, and no further request shall be necessary from Borrower for, Administrative Agent to disburse the proceeds of any Loan as and when needed to pay (i) interest accrued on the Notes, (ii) the fees payable to Administrative Agent and the Lenders, (iii) the fees and expenses of the Construction Consultant, Administrative Agent's counsel and the Title Company, (iv) any expenses payable in accordance with Section 14.03 and (v) any Date Down Endorsements, notwithstanding that Borrower may not have requested a disbursement of such amounts. Administrative Agent shall give Borrower prompt written notice of any such disbursements.
      Subject to the provisions of Section 13.03, Administrative Agent in its sole discretion may (but shall not be obligated to do so) make such disbursements authorized under this Section 7.05 notwithstanding that the Loans are not In Balance or that a Default or Event of Default exists under the terms of this Agreement or any other Loan Document. Such disbursements shall constitute a Loan and be added to the principal balance of the Notes, and the Lenders shall make the applicable Loans to fund any such disbursements. The authorization hereby granted is irrevocable, and no further direction or authorization from Borrower is necessary for Administrative Agent to make such disbursements.
    Retainage.
      Disbursement of the available proceeds of each Loan with respect only to Hard Costs shall be limited to ninety percent (90%) of the value of the Hard Costs set forth in the applicable Request for Loan Advance; provided, however, that in no event shall such percentage be less than the retainage percentage set forth in any contract or subcontract for such portion of the Improvements (the amounts retained by Administrative Agent pursuant to this Section 7.06(a) being, collectively, the "Retainage"). No Retainage will apply to (i) any Soft Costs or (ii) the General Contractor Fees and general conditions performed by the General Contractor pursuant to the General Contract.
      Administrative Agent shall advance proceeds of Loans pursuant to a Request for Loan Advance to pay portions of the Retainage with respect to each contract (including a Major Subcontract) prior to the Completion of all Base Building Work, within fifteen (15) days after Borrower's compliance with the following conditions to the satisfaction of Administrative Agent with respect to such contracts:
        except with respect to the payment of interim retainage prior to the completion of all of the work in accordance with the terms of the applicable contract, all of the work under such contract is finally completed in accordance with the terms of such contract and the applicable Plans and Specifications, and Administrative Agent receives a certification to that effect from an Authorized Officer of Borrower and Borrower's Architect and such work has been approved by the Construction Consultant;
        the work performed by such contractor has been approved, to the extent such approval is required, by the Governmental Authorities having jurisdiction over the same and the applicable permits with respect to such work, if any, have been issued;
        the contract provides for such early release of the applicable Retainage;
        the applicable contractor (including the General Contractor), subcontractor, materialman or other supplier with respect to which the Retainage is being released delivers to Administrative Agent a final and complete unconditional release of Lien;
        if and as required by Administrative Agent, Administrative Agent shall have received copies of any warranties, guaranties or "as built" drawings relating to the work performed by each such contractor, subcontractor, materialman or other supplier in connection with the Base Building Work; and
        all other applicable requirements and conditions with respect to such advance of Loan proceeds have been satisfied or previously waived in writing by Administrative Agent.
    Unsatisfactory Work. If the Construction Consultant or Administrative Agent shall determine that a portion of the Construction Work for which Loans are sought is Unsatisfactory Work, Administrative Agent shall be entitled to (a) withhold from such Loans such amounts the proceeds of which are intended to pay for the Unsatisfactory Work and (b) to the extent the Construction Consultant reasonably determines that the failure to remedy such Unsatisfactory Work prior to proceeding with Construction Work would have a material adverse impact on the value of the Project or the ability to complete other work pursuant to the Plans and Specifications, require the affected portion of the Construction Work to be stopped until such time as Administrative Agent and the Construction Consultant are satisfied that the Unsatisfactory Work is corrected, and no such action by Administrative Agent shall be deemed to affect Borrower's Completion obligation with respect to the Improvements on or before the Completion Date or right to proceed with and receive Loans in connection with Construction Work that is not affected by the Unsatisfactory Work, and the Lenders shall, subject to compliance by Borrower with all other applicable requirements of this Agreement, be required to make Loans with respect to such Unsatisfactory Work only after the Construction Consultant and Administrative Agent shall have determined that the work which had been identified as Unsatisfactory Work has been corrected to the satisfaction of the Construction Consultant and Administrative Agent.
    No Waiver or Approval by Reason of Loan Advances. The making of any Loans by the Lenders shall not be deemed an acceptance or approval by Administrative Agent or the Lenders (for the benefit of Borrower or any third party) of the completed Construction Work or other work theretofore done or constructed or to the Lenders' obligations to make further Loans, nor, in the event Borrower is unable to satisfy any condition, shall any such failure to insist upon strict compliance have the effect of precluding Administrative Agent or the Lenders from thereafter declaring such inability to be an Event of Default as herein provided. Administrative Agent's and/or the Lenders' waiver of, or failure to enforce, any conditions to or requirements associated with any Loans in any one or more circumstances shall not constitute or imply a waiver of such conditions or requirements in any other circumstances.
    Construction Consultant. Administrative Agent reserves the right to employ the Construction Consultant and any other consultants necessary, in Administrative Agent's reasonable judgment, to review Requests for Loan Advance, inspect all construction and the periodic progress of the same, the reasonable cost therefor to be borne by Borrower as a loan expense. Borrower shall make available to Administrative Agent and the Construction Consultant on reasonable notice during business hours, all documents and other information (including, without limitation, receipts, invoices, lien waivers and other supporting documentation to substantiate the costs to be paid with the proceeds of any Request for Loan Advance) which any contractor or other Person entitled to payment for Construction Work is required to deliver to Borrower and shall use commercially reasonable efforts to obtain any further documents or information reasonably requested by Administrative Agent or the Construction Consultant in connection with any Loan or the administration of this Agreement. Borrower acknowledges and agrees that the Construction Consultant shall have no responsibilities or duties to Borrower, and shall be employed solely for the benefit of Administrative Agent and the Lenders. No default of Borrower will be waived by an inspection by Administrative Agent or the Construction Consultant. In no event will any inspection by Administrative Agent or the Construction Consultant be a representation that there has been or will be compliance with the Plans and Specifications or that the Construction Work is free from defective materials or workmanship. Any and all provisions of this Agreement in respect of the Construction Consultant shall be enforceable solely by, and at the option of, Administrative Agent, and Borrower shall not be a third--party beneficiary thereof. Any and all reports, advice or other information provided by the Construction Consultant to Administrative Agent and/or the Lenders or otherwise produced by or in the possession of the Construction Consultant shall be confidential and Borrower shall have no right to obtain or review same.
    Authorization to Make Loan Advances to Cure Borrower's Defaults. If an Event of Default shall occur and be continuing, Administrative Agent (subject to the provisions of Section 13.03) may (but shall not be required to) perform any of such covenants and agreements with respect to which Borrower is in Default and of which Administrative Agent has notified Borrower. Any amounts expended by Administrative Agent in so doing and any amounts expended by Administrative Agent in connection therewith shall constitute a Loan and be added to the Outstanding Principal Amount, and the Lenders shall make the applicable Loans to fund any such disbursements. The authorization hereby granted is irrevocable, and no prior notice to or further direction or authorization from Borrower is necessary for Administrative Agent to make such disbursements.
    Administrative Agent's Right to Make Loan Advances in Compliance with the Completion Guaranty and Development Agreement Guaranty. Any Loan proceeds disbursed by Administrative Agent as contemplated by Section 2 of the Completion Guaranty and Development Agreement Guaranty (whether the applicable work is being performed by the Guarantor or Administrative Agent) shall constitute a Loan and be added to the Outstanding Principal Amount, and the Lenders shall make the applicable Loans to fund any such disbursements. The authorization hereby granted is irrevocable and no prior notice to or further direction or authorization from Borrower is necessary for Administrative Agent to make such disbursements.
    No Third--Party Benefit. This Agreement is solely for the benefit of the Lenders, Administrative Agent and Borrower. All conditions of the obligations of the Lenders to make advances hereunder are imposed solely and exclusively for the benefit of the Lenders and may be freely waived or Modified in whole or in part by the Lenders at any time if in their sole discretion they deem it advisable to do so, and no Person other than Borrower (provided, however, that all conditions have been satisfied) shall have standing to require the Lenders to make any Loan advances or shall be a beneficiary of this Agreement or any advances to be made hereunder.

  REPRESENTATIONS AND WARRANTIES

  Borrower represents and warrants to Administrative Agent and the Lenders that:

    Organization; Powers. Each of Borrower Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Each of Borrower and the Guarantor is organized or qualified to do business and in good standing in the State of Colorado.
    Authorization; Enforceability. The Transactions are within each of Borrower Party's organizational powers and have been duly authorized by all necessary organizational action under their respective Organizational Documents. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower Parties party thereto and each of the Loan Documents to which a Borrower Party is a party when delivered will constitute, a legal, valid and binding obligation of the applicable Borrower Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of affecting creditors' rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
    Government Approvals; No Conflicts. The Transactions (a) do not require any Government Approvals of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) the Discretionary and Non--Discretionary Approvals required in connection with the Construction Work, (b) will not violate any Applicable Law or the Organizational Documents of any of Borrower Parties, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any of Borrower Parties, or give rise to a right thereunder to require any payment to be made by any of Borrower Parties, and (d) except for Permitted Liens and the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of any of Borrower Parties.
    Financial Condition. Borrower has heretofore furnished to each of the Lenders certain financial statements of Borrower and Guarantor Vail Resorts, Inc. All such financial statements are complete and correct in all material respects and fairly present the financial condition of Borrower and Guarantor Vail Resorts, Inc. as of the dates of such financial statements, all in accordance with GAAP. Neither Borrower or Guarantor Vail Resorts, Inc. has on the date hereof any Indebtedness, material contingent liabilities, liabilities for taxes, unusual forward or long--term commitments or unrealized or anticipated losses from any unfavorable commitments of a type required to be disclosed in said financial statements in accordance with GAAP, except as referred to or reflected or provided for in said balance sheets as at said dates. Since the applicable dates of such financial statements, there has been no event that would have a Material Adverse Effect.
    Litigation. Except as disclosed in Schedule 8.05 hereto, (a) there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority or agency, now pending or (to the Knowledge of Borrower) threatened against Borrower or the Project which could reasonably be expected to have a Material Adverse Effect.
    ERISA. Borrower has not established any Plan which would cause Borrower to be subject to ERISA and none of Borrower's assets constitutes or will constitute "plan assets" of one or more Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each Plan, and, to the Knowledge of Borrower Parties, each, Multiemployer Plan, is in compliance with, the applicable provisions of ERISA, the Code and any other Applicable Law.
    Taxes. Each of Borrower Parties has timely filed or timely caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower Party has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
    Investment and Holding Company Status. None of Borrower Parties is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
    Environmental Matters. Except for matters set forth in the Environmental Reports:
      To Borrower's Knowledge, Borrower and the Project are in compliance with all applicable Environmental Laws except where the failure to comply with such laws is not reasonably likely to result in a Material Adverse Environmental Effect and there are no underground storage tanks at the Project. The term "Material Adverse Environmental Effect" is defined herein as (i) any further violations regarding matters set forth in the Shaw Discharge Report, (ii) any violation of Environmental Laws, (iii) any Environmental Claim or penalty arising under Environmental Laws, or (iv) any Release of Hazardous Substances; resulting in Environmental Losses of Five Hundred Thousand and No/100 Dollars ($500,000.00) or more.
      To Borrower's Knowledge, there is no Environmental Claim pending or Environmental Claim threatened, and no penalties arising under Environmental Laws have been assessed, against Borrower, the Project or against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law, and no investigation or review is pending or, to the Knowledge of Borrower, threatened by any Governmental Authority, with respect to any alleged failure by Borrower or the Project to have any environmental, health or safety permit, license or other authorization required under, or to otherwise comply with, any Environmental Law, except where the failure to have any such permit or comply with such Environmental Law is not reasonably likely to result in a Material Adverse Environmental Effect.
      To Borrower's Knowledge, there have been no past, and there are no present, Releases of any Hazardous Substance that are reasonably likely to form the basis of any Environmental Claim against Borrower, the Project or against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law, which Environmental Claim is reasonably likely to result in a Material Adverse Environmental Effect.
      To Borrower's Knowledge, there is no threat of a Release of Hazardous Substances migrating to the Project which is reasonably likely to result in a Material Adverse Environmental Effect.
      To Borrower's Knowledge, without limiting the generality of the foregoing, there is not present at, on, in or under the Project, PCB--containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead--based paint.
      No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to the Project and no Governmental Authority has been taking or is in the process of taking any action that could reasonably be expected to subject the Project to Liens under any Environmental Law.
      There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to the Project which have not been made available to the Lenders.
    Organizational Structure.
      Borrower has heretofore delivered to Administrative Agent a true and complete copy of the Organizational Documents of each Borrower Party. The only members of Borrower on the date hereof are the Members. The Managing Member is the sole managing member of the Borrower. As of the date hereof, there are no outstanding Equity Rights with respect to Borrower or the Managing Member.
      The sole Managing Member on the date hereof is Vail Resorts Development Company, a Colorado corporation.
      Schedule 8.10 contains a true and accurate chart reflecting the ownership of all of the direct and indirect Equity Interests in Borrower, including the percentage of ownership interest of the Persons shown thereon.
      Borrower has no Subsidiaries.
    Title.
      Borrower owns and has on the date hereof good, marketable and insurable fee simple title to the Project free and clear of all Liens, other than Permitted Liens. Borrower owns and has on the date hereof good and marketable title to all other portions of the Project. There are no outstanding options to purchase or rights of first refusal affecting the Project.
      Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
      Subject to Section 10.02, Borrower is now and shall continue to be the sole owner of the Collateral free from any lien, security interest or adverse claim of any kind whatsoever, except for the Permitted Liens, liens or security interests in favor of Administrative Agent, the interest of a lessor pursuant to a lease of personal property approved by Administrative Agent, in Administrative Agent's sole good faith discretion, or liens or security interests otherwise approved by Administrative Agent in Administrative Agent's sole good faith discretion.
    No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower's assets or property, and Borrower has no Knowledge of any Person contemplating the filing of any such petition against it.
    Executive Offices; Places of Organization. The location of Borrower's and the Managing Member's principal place of business and chief executive office is the address set forth in the preamble of this Agreement, except to the extent changed in accordance with Section 10.07. Borrower and the Managing Member were organized, or incorporated, as applicable, in the State of Colorado.
    Compliance; Government Approvals. Borrower, the Project and Borrower's use thereof and operations thereat comply, and upon Completion of construction of the Improvements will comply, in all material respects with all Applicable Laws. All Government Approvals necessary in connection with the construction and operation of the Project as contemplated by the Loan Documents and the Project Documents and the Material Agreements, to be obtained by Borrower and any other Person on behalf of Borrower (to the Knowledge of Borrower) are set forth in Schedule 8.14 hereto and, except for those Government Approvals set forth in Part B of Schedule 8.14 hereto, have been duly obtained, were validly issued, are in full force and effect, are not subject to appeal, are held in the name of Borrower and are free from conditions or requirements, including conditions and requirements related to employee housing, the compliance with which could reasonably be expected to have a Material Adverse Effect or which Borrower does not reasonably expect to be able to satisfy. There is no proceeding pending or, to the Knowledge of Borrower, threatened that seeks, or may reasonably be expected, to rescind, terminate, Modify or suspend any such Government Approval. The information set forth in each application and other written material submitted by Borrower to the applicable Governmental Authority in connection with each such Government Approval is accurate and complete in all material respects. The Government Approvals set forth in Part B of Schedule 8.14 hereto are required solely in connection with later stages of construction and operation of the Improvements and are not customarily obtained until a later stage of construction or after residential occupancy has commenced. Borrower has no reason to believe that any Government Approval that has not been obtained by Borrower, but which will be required in the future, will not be granted to it in due course, on or prior to the date when required and free from any condition or requirement compliance with which could reasonably be expected to have a Material Adverse Effect or which Borrower does not reasonably expect to be able to satisfy. The Project, if constructed in accordance with the Plans and Specifications, the Project Documents and the Material Agreements, will conform to and comply in all material respects with all covenants, conditions, restrictions and reservations in the Government Approvals and the Project Documents and the Material Agreements applicable thereto and all Applicable Laws. Borrower has no reason to believe that Administrative Agent, acting for the benefit of the Lenders, will not be entitled, without undue expense or delay, to the benefit of each Government Approval set forth on Schedule 8.14 hereto upon the exercise of remedies under the Security Documents. Administrative Agent has received a true and complete copy of each Government Approval heretofore obtained or made by Borrower.
    Condemnation; Casualty. No Condemnation has been commenced or, to Borrower's Knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project. No Casualty has occurred with respect to the Project.
    Utilities and Public Access; No Shared Facilities. The Project has adequate rights of access to public ways and is or will be served by adequate electric, gas, water, sewer, sanitary sewer and storm drain facilities during both the construction and operation of the Improvements. All public utilities necessary to the use and enjoyment of the Project as intended to be used and enjoyed are or will be located as set forth in the Plans and Specifications. Telephone and communications services are, or will be, available to the boundaries of the Land, adequate to serve the Project and not subject to any conditions (other than normal charges to the utility supplier) which would limit the use of such utilities. All streets and easements necessary for construction and operation of the Project are available to the boundaries of the Land. Except for public infrastructure improvements, or as otherwise shown in the Plans and Specifications, there are no amenities, services or facilities (including those for access, parking, recreational activities and otherwise) not located or to be constructed upon the Project which are necessary to the use or enjoyment of, or intended to benefit the owner or occupants of, the Improvements.
    Solvency. On the Closing Date and after and giving effect to the Loans occurring on the Closing Date, and the disbursement of the proceeds of such Loans pursuant to Borrower's instructions, each Borrower Party is and will be Solvent.
    Governmental Regulations. Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time. No part of the proceeds of the Loan made hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System. The Loan is an exempt transaction under the Truth--in--Lending Act (15 U.S.C.A. Sections 1601, et seq.).
    No Joint Assessment; Separate Lots. Borrower has not suffered, permitted or initiated the joint assessment of the Project with any other real property constituting a separate tax lot.
    Security Documents and Liens. The Security Documents upon recording with the County Recorder of Eagle County, will create, as security for the Obligations, valid and enforceable, exclusive, perfected first priority security interests in and Liens on all of the respective collateral intended to be covered thereunder, in favor of Administrative Agent as administrative agent for the ratable benefit of the Lenders, subject to no Liens other than the Permitted Liens, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. Such security interests in and Liens on such collateral shall be superior to and prior to the rights of all third parties in such collateral except as set forth in the Permitted Liens, and, other than in connection with any future change in Borrower's name or the location in which Borrower is organized or registered, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable law. Upon filing with the Secretary of State of Colorado and recording with the County Recorder of Eagle County of a Uniform Commercial Code financing statement describing the Collateral covered by any Security Document that is governed by the Uniform Commercial Code (or irrevocably delivered to a title agent for such filing), such filing will perfect a valid first priority security interest with respect to the rights and property that are the subject of such Security Document to the extent a security interest in such Collateral can be perfected by filing a financing statement and subject to the Permitted Liens. Any agreement, executed with respect to the Project or any part thereof are and shall be subject and subordinate to the Security Instrument except as set forth in the Permitted Liens.
    Project Documents. Borrower has heretofore delivered to Administrative Agent a true and complete copy of each Project Document and, subject to the terms of Section 10.12, none of the Project Documents has been further amended, modified or terminated. The Project Documents are in full force and effect and Borrower is not in default under or with respect to any material provisions of any Project Document. To the Borrower's Knowledge, no other party to a Project Document is in default under any material covenant or obligation set forth therein.
    Material Agreements. Borrower has heretofore delivered to Administrative Agent a true, correct and complete copy of each Material Agreement, and the Material Agreements, together with matters appearing in the Official Records and other agreements delivered to Administrative Agent prior to the date hereof, constitute all of the agreements to which Borrower (or any predecessor--in--interest to Borrower) is a party that materially affects or relates to the ownership or operation of the Project. Subject to the terms of Section 10.12, none of the Material Agreement has been further Modified. The Material Agreements are in full force and effect and Borrower is not in default beyond any applicable notice or cure periods under or with respect to any material provisions of any Material Agreement. To Borrower's Knowledge, as of the date hereof, except as set forth herein, no other party to a Material Agreement is in default under any material covenant or obligation set forth therein.
    Project Budget. The amounts and allocations set forth in the Project Budget (including the Hard Costs and Soft Costs), as each may be amended in accordance with the terms of this Agreement, present a full, complete and good faith representation of all costs, expenses and fees required to acquire and develop the Project and for Completion of the Construction Work. Borrower is unaware of any other such costs, expenses or fees which are material and are not covered by the Project Budget.
    Insurance. Borrower has in force, and has paid the Insurance Premiums in respect of, all of the insurance required by Section 9.05.
    Flood Zone. Except as shown on the Survey, no portion of the Improvements is located in a flood hazard area as designated by the Federal Emergency Management Agency or, if in the flood zone, flood insurance is maintained therefor in full compliance with the provisions of Section 9.05.
    Boundaries. Except as may be disclosed on the Survey and in the Title Policy or as set forth in the Plans and Specifications (with respect to which easements are in effect), none of the Improvements are outside the boundaries of the Project (or building restriction or setback lines applicable thereto) and no improvements on adjoining properties encroach upon the Land and no easements or other encumbrances upon the Land encroach upon any of the Improvements so as to adversely effect the value or marketability of the Project.
    Illegal Activity. No portion of the Project has been purchased with proceeds of any illegal activity and no part of the proceeds of the Loans will be used in connection with any illegal activity.
    Permitted Liens. None of the Permitted Liens individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely affects the value of the Project, impairs the use or the operation of the Project or impairs Borrower's ability to pay its obligations in a timely manner.
    Anti--Terrorism Laws.
      None of Borrower or, to Borrower's Knowledge, its Affiliates is in violation of any Anti--Terrorism Laws.
      None of Borrower or, to Borrower's Knowledge, any of its Affiliates, or any of its brokers or other agents acting or benefiting in any capacity in connection with the Loan is any of the following: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Anti--Terrorism Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Anti--Terrorism Order; (iii) a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti--Terrorism Law; (iv) a person or entity who commits, threatens or conspires to commit or supports "terrorism" as defined in the Anti--Terrorism Order; or (v) a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.
      None of Borrower or, to Borrower's Knowledge, any of its Affiliates or any of its brokers or other agents acting in any capacity in connection with the Loan (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 8.29(b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Anti--Terrorism Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti--Terrorism Law.
    Defaults. No Event of Default exists under any of the Loan Documents.
    Design Professionals' Certificates. To Borrower's Knowledge, the certifications set forth in the certificates of the Design Professionals which Borrower has furnished to Administrative Agent in connection herewith are true and correct in all material respects.
    Other Representations. All of the representations in the other Loan Documents by Borrower and its Affiliates are true and correct in all material respects as of the date hereof.
    Loan In Balance. The Loan is In Balance.
    Employee Benefit Plans. Borrower maintains no pension, retirement or profit sharing employee benefit plan that is subject to any provision of ERISA. Borrower has no employees.
    No Construction. No construction, other than site development work and construction previously disclosed to Administrative Agent, has commenced on the Land.
    Appraisal. Borrower is not aware of any facts or circumstances of any nature which make, or are likely in the future to make, the Appraisal of the Project inaccurate in any material respect.
    Labor Controversies. To Borrower's knowledge there are no labor controversies pending or threatened against Borrower with respect to the Project or any construction contractor involved in the construction of the Improvements which have not been disclosed in writing to the Administrative Agent or the Lenders and would not reasonably be expected to constitute or result in a Material Adverse Effect.
    Insider. Neither Borrower nor any Affiliate of Borrower (which shall not include any member of Borrower which is not deemed to have "control" of Borrower respectively, as the term "control" is defined in 12 U.S.C. §375b(9)(B) or in regulations promulgated pursuant thereto) nor any other Person having "control" (as so defined) of Borrower is, or is a "related interest" of, an "executive officer", "director", or Person who "directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities" or other "insider" (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary of a bank holding company of which any Lender is a subsidiary, or of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.
    True and Complete Disclosure. To Borrower's Knowledge, the information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower Parties to Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein under the circumstances made, not misleading. All written information furnished after the date hereof by any Borrower Party to Administrative Agent and the Lenders in connection with this Agreement and the other Loan Documents and the Transactions will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.
    Survival of Representations. Each Request for Loan Advance shall constitute an affirmation that the representations and warranties of Article VIII remain true and correct in all material respects as of the date of such Request for Loan Advance and will be so on the date of disbursement of the requested Loan, except with respect to (a) matters which have been disclosed in writing to and approved by Administrative Agent (subject, however, to the terms of this Agreement) or (b) liens of mechanics and materialmen and matters addressed in Section 8.05, would not, if adversely decided, be reasonably expected to have a Material Adverse Effect.

  AFFIRMATIVE COVENANTS OF BORROWER

  Borrower covenants and agrees with the Lenders and Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable (other than contingent indemnification obligations) by Borrower hereunder:

    Information. Borrower shall deliver to Administrative Agent:
      within one hundred twenty (120) days after the close of each fiscal year of Borrower, Borrower prepared annual financial statements, in form reasonably satisfactory to Administrative Agent and certified by Borrower as being true and correct in all material respects, including a balance sheet, a statement of cash flows and a statement of profit and loss setting forth in comparative form figures for the preceding fiscal year, prepared in accordance with GAAP;
      not later than ten (10) days after the close of any month during which a Qualified Purchase Contract has been modified, amended, replaced or terminated, a sales report detailing the sales of Units in the Residential Component and including gross and net sales proceeds to date, Units under contract and expected closing dates and remaining Unit inventory for the Project for the most recent month;
      commencing with the first month following Completion and initial occupancy of each of the Hotel Component, Parking Club Component, Resort Services Component, and the Retail Component monthly operating statement, rent rolls, and report of Parking Club Membership sales, as appropriate, not later than 10 days following the end of each month.
      at the time of the delivery of each of the financial statements provided for in Sections 9.01(a), 9.01(b), and 9.01(c), a certificate of an Authorized Officer of Borrower, the [Managing Member], as applicable, certifying that (i) such respective financial statements and reports as being true, correct, and accurate and (ii) that such officer has no knowledge (after due inquiry), except as specifically stated, of any Default or if a Default has occurred, specifying the nature thereof in reasonable detail and the action which Borrower is taking or proposes to take with respect thereto;
      within one hundred twenty (120) days after the close of each fiscal year of Guarantor Vail Resorts, Inc., audited annual financial statements of Vail Resorts, Inc., including a balance sheet, a statement of cash flows, and a statement of profit and loss setting forth, in comparative form, figures for the preceding fiscal year, prepared in accordance with GAAP.
      within forty--five (45) days after the close of each fiscal quarter of Vail Resorts, Inc., quarterly financial statements of Guarantor Vail Resorts, Inc., in a form consistent with the financial statements previously provided to Administrative Agent by Vail Resorts, Inc., certified as true and correct by an authorized officer of Vail Resorts, Inc., and containing a balance sheet, statement of cash flows and a statement of profit and loss.
      within ninety (90) days after the close of each fiscal year of Guarantor Vail Resorts, Inc., a statement of annual cash flow projections for Vail Resorts, Inc.
      within five (5) days after furnishing to the Lenders under the Vail Corporation's Principal Bank Credit Facility, a copy of the compliance certificate required thereunder.
      from time to time such other information regarding the financial condition, operations, business or prospects of Borrower, the Project and/or the other Borrower Parties as Administrative Agent may reasonably request.
    Notices of Material Events. Borrower shall give to Administrative Agent prompt written notice of the following:
      the occurrence of any Default or Event of Default, including a description of the same in reasonable detail;
      the commencement (or threatened commencement) of any legal or arbitral proceedings, and of all proceedings, other than any proceeding in connection with Anticipated Encumbrances, by or before any Governmental Authority, and any material development in respect of such legal or other proceedings, affecting any of Borrower, the Project, or any Material Agreement;
      promptly after Borrower knows or has reason to believe that any material default by any other party has occurred under any Project Document or any Material Agreement (other than a Qualified Purchase Contract), a notice of such default;
      notice of any threatened Condemnation, or the occurrence of any Casualty; and
      any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
    Existence, Etc. Borrower will, and will cause each other Borrower Party to, preserve and maintain its legal existence and all material rights, privileges, licenses and franchises necessary for the maintenance of its existence and the conduct of its affairs.
    Compliance with Laws; Adverse Regulatory Changes.
      Borrower shall comply in all material respects (subject to such more stringent requirements as may be set forth elsewhere herein) with all Applicable Laws. Borrower shall maintain in full force and effect all Government Approvals and shall from time to time obtain all Government Approvals as shall now or hereafter be necessary under Applicable Law in connection with the construction, operation or maintenance of the Project or the execution, delivery and performance by Borrower of any of the Project Documents to which it is a party and shall comply with all such Government Approvals and keep them in full force and effect. Borrower shall promptly furnish a true and complete copy of each such Government Approval obtained after the date hereof to Construction Consultant.
      After prior notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceedings promptly initiated and conducted in good faith and with due diligence, the validity or application of any Applicable Law; provided that: (i) no Event of Default or monetary Default of which Administrative Agent has given Borrower notice exists; (ii) Borrower shall pay any outstanding fines, penalties or other payments under protest unless such proceeding shall suspend the collection of such items; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Project is subject and shall not constitute a default thereunder; (iv) no part of or interest in the Project will be in imminent danger of being sold, forfeited, terminated, canceled or lost during the pendency of the proceeding; (v) such proceeding shall not subject Borrower, Administrative Agent or any Lender to criminal or civil liability (other than civil liability as to which adequate security has been provided pursuant to clause (vi) below); (vi) unless paid under protest, Borrower shall have furnished such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure the payment of any such items, together with all interest and penalties thereon, which shall not be less than 110% of the maximum liability of Borrower as reasonably determined by Administrative Agent, which security shall be deposited in a Controlled Account; and (vii) Borrower shall promptly upon final determination thereof pay the amount of such items, together with all costs, interest and penalties.
    Insurance.
      Borrower shall at all applicable times obtain and maintain, at Borrower's expense, for the benefit of Borrower, Administrative Agent and the Lenders, the insurance listed on Schedule 9.05.
      Such insurance shall be obtained under valid and enforceable policies (individually, a "Policy" and, collectively, the "Policies") written by financially responsible companies (i) authorized to issue such insurance in the State of Colorado, (ii) having a Best's Rating of not less than A--IX and (iii) otherwise satisfactory to Administrative Agent.
      If any such Insurance Proceeds required to be paid to Administrative Agent are instead made payable to Borrower, Borrower hereby appoints Administrative Agent as its attorney--in--fact, irrevocably and coupled with an interest, to endorse and/or transfer any such payment to Administrative Agent (on behalf of the Lenders).
      Borrower shall deliver to Administrative Agent on or before the Closing Date valid evidence (i.e., Policies and/or certificates of insurance) acceptable to Administrative Agent of the Policies required by this Agreement or any other Loan Document establishing (i) the issuance of such policies, (ii) that the payment of all premiums (collectively, the "Insurance Premiums") payable for the period are current and (iii) coverage which meets all of the insurance requirements set forth in this Agreement.
      Not less than thirty (30) days prior to the expiration, termination or cancellation of any Policy which Borrower is required to maintain hereunder, Borrower shall obtain a replacement or renewal Policy or Policies (or a binding commitment for such replacement or renewal Policy or Policies) meeting the requirements of this Agreement, which shall be effective no later than the date of the expiration, termination or cancellation of the previous Policy, and shall deliver to Administrative Agent (i) a valid binder in respect of such Policy or Policies in the same form and containing the same information as the expiring Policy or Policies required to be delivered by Borrower and (ii) evidence that the payment of all Insurance Premiums then due to the applicable insurer are current.
      Without limiting the obligations of Borrower under the foregoing provisions of this Section 9.05, if Borrower shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 9.05, then Administrative Agent may, but shall have no obligation so to do, procure insurance covering the interests of the Lenders and Administrative Agent in such amounts and against such risks as Administrative Agent (or the Required Lenders) shall deem reasonably appropriate and in accordance with the requirements hereof, and Borrower shall reimburse Administrative Agent in respect of any Insurance Premiums paid by Administrative Agent in respect thereof.
      In the event of foreclosure of the Security Instrument or other transfer of title or assignment of the Project in extinguishment, in whole or in part, of the Loans, all right, title and interest of Borrower in and to all Policies of insurance required hereunder except the right to proceeds of such policies relating to events occurring prior to such transfer of title, shall inure to the benefit of and pass to the successor in interest to Administrative Agent and the Lenders or the purchaser or grantee of the Project.
      Notwithstanding the foregoing, Administrative Agent may require Borrower to obtain additional insurance coverages and amounts, provided that such additional insurance is then customarily required by other lenders for properties similar to the Project, as reasonably determined by Administrative Agent.
    Real Estate Taxes and Other Charges.
      Subject to the provisions of Section 9.06(b) of this Section 9.06 and Section 9.12, Borrower shall pay all Real Estate Taxes and Other Charges now or hereafter levied or assessed or imposed against the Project or any part thereof before fine, penalty, interest or cost attaches thereto. Subject to the provisions of Section 9.06(b) of this Section 9.06, Borrower shall furnish to Administrative Agent receipts for the payment of Real Estate Taxes and Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Real Estate Taxes if Administrative Agent is paying the same pursuant to the reserves established under Section 9.12.
      After prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Real Estate Taxes and Other Charges, provided that: (i) no Default and no Event of Default exists; (ii) Borrower shall pay the Real Estate Taxes and Other Charges under protest unless such proceeding shall suspend the collection of the Real Estate Taxes and Other Charges; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Project is subject and shall not constitute a default thereunder; (iv) such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (v) neither the Project nor any part thereof or interest therein will, in the reasonable opinion of Administrative Agent, be in danger of being sold, forfeited, terminated, cancelled or lost during the pendency of the proceeding; (vi) Borrower shall have furnished such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent (but in no event less than 110% of the Real Estate Taxes or Other Charges being contested), to insure the payment of any such Real Estate Taxes and Other Charges, together with all interest and penalties thereon; and (vii) Borrower shall promptly upon final determination thereof pay the amount of such Real Estate Taxes or Other Charges, together with all costs, interest and penalties.
    Further Assurances. Borrower will, and will cause each of the other Borrower Parties to promptly, upon request by Administrative Agent, execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any applicable law, or which Administrative Agent may reasonably request, to effectuate the Transactions, all at the expense of Borrower. Borrower, at its sole cost and expense, shall take or cause to be taken all action reasonably required or requested by Administrative Agent to maintain and preserve the Liens of the Security Documents and the priority thereof. Borrower shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of the Security Documents), and register and record such instruments in all public and other offices, and shall take all such further actions, as may be necessary or requested by Administrative Agent for such purposes, including timely filing or refiling all continuations and any assignments of any such financing statements, as appropriate, in the appropriate filing offices.
    Performance of Project Documents, Material Agreements, and Easements.
      Borrower shall (i) perform and observe in all material respects all of its covenants and agreements contained in any of the Project Documents and Material Agreements to which it is a party, including the application of any funds to Project Costs received by Borrower from any party pursuant to any such Material Agreement, (ii) take all reasonable and necessary action to prevent the termination of any such Project Document or Material Agreement (other than a Qualified Purchase Contract) in accordance with the terms thereof or otherwise, (iii) enforce each material covenant or obligation of each such Project Document and Material Agreement in accordance with its terms, (iv) promptly give Administrative Agent copies of any default or other material notices given by or on behalf of Borrower received by or on behalf of Borrower from any other Person under the Project Documents or the Material Agreements, and (v) take all such action to achieve the purposes described in clauses (i), (ii) and (iii) of this Section 9.08 as may from time to time be reasonably requested by Administrative Agent; provided, however, that Borrower shall be permitted, upon Administrative Agent's reasonable approval, to contest the validity or applicability of any requirement under the Project Documents or any Material Agreement.
      Borrower will comply with all restrictive covenants and easements affecting the Project (unless the Title Company has insured against the enforcement of same in the Title Policy). All covenants, easements, cross easements or operating agreements which may hereafter be acquired, entered into or amended by Borrower affecting the Project (it being understood that Borrower will use commercially reasonable efforts to procure such of the foregoing items as Administrative Agent may reasonably deem appropriate) shall be submitted to Administrative Agent for Administrative Agent's approval, which shall not be unreasonably withheld or delayed, prior to the execution thereof by Borrower, accompanied by a drawing or survey showing the location thereof.
    Performance of the Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it under the Loan Documents, and shall pay when due all costs, fees and expenses required to be paid by it under the Loan Documents.
    Books and Records; Inspection Rights. Borrower will, and will cause each of the other Borrower Parties to, keep proper books of record and account in which full, true, complete and correct entries are made of all dealings and transactions in relation to its business and activities. Borrower will, and will cause each of the other Borrower Parties to, permit any representatives designated by Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records relating to the Project and the overall financial condition of such parties, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
    Environmental Compliance.
      Environmental Covenants. Borrower covenants and agrees that: (i) all uses and operations on or off the Project by Borrower shall be in compliance with all Environmental Laws and permits issued pursuant thereto (and that Borrower will use commercially reasonable efforts to cause any other Person who uses the Project to do so in compliance with all Environmental Laws and permits issued pursuant thereto), except where the failure to comply with such laws and permits is not reasonably likely to result in a Material Adverse Environmental Effect; (ii) Borrower shall not permit a Release of Hazardous Substances in, on, under or from the Project, which release results in a Material Adverse Environmental Effect; (iii) Borrower shall not permit Hazardous Substances in, on, or under the Project, except those that are in compliance with all Environmental Laws (i.e., materials used in cleaning and other building operations) and matters disclosed in the Environmental Reports; (iv) Borrower shall keep the Project free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (collectively, "Environmental Liens"); (v) notwithstanding clause (iii) above, Borrower shall not, or permit any other Person to, install any asbestos or asbestos containing materials on the Project; (vi) Borrower shall cause the Remediation of such Hazardous Substances present on, under or emanating from the Project, or migrating onto or into the Project, in accordance with and to the extent required by this Agreement and Environmental Laws; (vii) Borrower shall provide Administrative Agent, the Lenders and their representatives with access at reasonable times to all or any portion of the Project for purposes of inspection, provided that such inspections shall not unreasonably interfere with the operation of the Project or occupants thereof, and shall cooperate with Administrative Agent, the Lenders and their representatives in connection with such inspections, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; and (viii) promptly deliver to Administrative Agent copies of all required Government Approvals relating to the proper removal of any asbestos, any aboveground storage tank, any underground storage tank currently existing at the Project relating to Remediation of any Release of Hazardous Substances or evidencing compliance with violations addressed in the Shaw Discharge Report.
      Environmental Notices. Borrower shall promptly provide notice to Administrative Agent of: (i) all Environmental Claims asserted and material Environmental Claims threatened against Borrower or the Project and any material Environmental Claims asserted or threatened against any other party occupying the Project or any portion thereof which become known to Borrower; (ii) the discovery by Borrower of any occurrence or condition on the Project or on any real property adjoining or in the vicinity of the Project which could reasonably be expected to lead to an Environmental Claim against Borrower, Administrative Agent or any of the Lenders; (iii) the commencement or completion of any Remediation at the Project; and (iv) any Environmental Lien. In connection therewith, Borrower shall transmit to Administrative Agent copies of any citations, orders, notices or other written communications received from any Person and any notices, reports or other written communications submitted to any Governmental Authority with respect to the matters described above.
    Reserves. Administrative Agent may, following and during the continuance of an Event of Default, at any time and from time to time, at its option (or at the direction of the Required Lenders), to be exercised by written notice to Borrower, require the deposit by Borrower into a Controlled Account, at the time of each payment of an installment of interest or principal under the Notes, of additional amounts sufficient to discharge the obligations of Borrower under Sections 9.05 and 9.06 (if applicable, and excluding all income, franchise, single business or other taxes imposed on Borrower unless the same is in lieu of real estate taxes) when they become due. Simultaneously with the initial deposit under this Section 9.12, Borrower shall deposit with Administrative Agent an amount determined by Administrative Agent to be necessary to ensure that there will be on deposit with Administrative Agent an amount which, when added to the monthly payments subsequently required to be deposited with Administrative Agent hereunder on account of Real Estate Taxes, Insurance Premiums will result in there being on deposit with Administrative Agent an amount sufficient to pay the next due periodic installment of Real Estate Taxes, Insurance Premiums at least one (1) month prior to the delinquency date thereof and the next periodic payments of insurance premiums and ground rent at least one (1) month prior to the due date thereof. Commencing on the first Business Day of the first calendar month after the occurrence of an Event of Default and continuing thereafter on the first Business Day of each month thereafter, Borrower shall pay to Administrative Agent deposits in an amount equal to one--twelfth (1/12) of the yearly amount of Real Estate Taxes and Insurance Premiums that will next become due and payable on the Project. The determination of the amount to be deposited with Administrative Agent with each installment shall be made by Administrative Agent in its sole discretion. Such amounts shall be held by Administrative Agent in a Controlled Account and applied (together with any interest earned thereon) to the payment of the obligations in respect to which such amounts were deposited or, at the option of Administrative Agent, to the payment of said obligations in such order or priority as Administrative Agent shall determine, on or before the respective dates on which the same or any of them would become delinquent. If one (1) month prior to the due date of any of the aforementioned obligations the amounts then on deposit therefor shall be insufficient for the payment of such obligations in full, Borrower, within five (5) Business Days after demand, shall deposit the amount of the deficiency Administrative Agent into the Controlled Account. Nothing herein contained shall be deemed to affect any right or remedy of Administrative Agent and/or the Lenders under the provisions of this Agreement or the other Loans Documents or of any statute or rule of law to pay any such amount and to add the amount so paid together with interest at the Default Rate to the indebtedness secured by the Security Instrument. Borrower hereby pledges to and grants to Administrative Agent a security interest in any and all monies now or hereafter deposited in such Controlled Account as additional security for the payment of the Loans and agrees to enter into an agreement with Administrative Agent and the bank where such account is established substantially in the form in order to perfect Administrative Agent's security interest therein. In making any payment from such Controlled Account, Administrative Agent may do so according to any bill, statement or estimate or procured from the appropriate public office (with respect to Real Estate Taxes), insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any such charge.
    Accessibility Laws.
      Compliance. Borrower will perform and comply promptly with, and cause the Project, including any future alterations to the Project constructed by Borrower to be constructed, maintained, used and operated in accordance with all applicable Accessibility Laws and will maintain accurate records of all expenditures made in connection with any alterations with respect to Accessibility Laws to the Project. Upon the request of Administrative Agent, and if (i) any Governmental Authority having jurisdiction over the Project or Borrower shall issue a violation or a notice of violation with respect to any Accessibility Laws, (ii) required by any applicable Accessibility Laws or (iii) Administrative Agent reasonably believes an Accessibility Laws violation may exist at or affect the Project, Borrower shall conduct such surveys of the Project as Administrative Agent shall reasonably require to ascertain that the Project is in compliance with all Accessibility Laws.
      Notices. If Borrower receives any notice that Borrower or the Project is in default under or is not in compliance with any Accessibility Law, or notice of any proceeding initiated under or with respect thereto, Borrower will promptly furnish a copy of such notice to Administrative Agent.
    Use of Proceeds; Margin Regulations.
      Borrower will use (i) the proceeds of the Loans in accordance with the Project Budget and (ii) the disbursements from any Deficiency Deposit for the Project Costs.
      No part of the proceeds of the Loans will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with Regulation T, U, X or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.
    Inspection. Borrower shall permit representatives of Administrative Agent, the Construction Consultant and the Lenders, at reasonable times and on reasonable advance notice, to examine its books of record and account, to make copies and abstracts therefrom, and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants (and by this provision Borrower authorizes said accountants to discuss with such Persons such affairs, finances and accounts, but after prior notice to Borrower of such discussions). Without limiting the foregoing, representatives of the Construction Consultant, Administrative Agent and the Lenders shall have the right at reasonable times and on reasonable advance notice to (a) inspect the Project and all materials to be used in connection with the construction of the Improvements from time to time and to witness the construction thereof, (b) to examine all detailed plans and shop drawings in connection with the construction of the Improvements and (c) meet with the representatives of the Design Professionals, the General Contractor and the Major Subcontractors to discuss the status and issues relating to the construction of the Improvements (and by this provision Borrower authorizes Borrower's Architect, the General Contractor and the Major Subcontractors to cooperate and discuss with such Persons such construction matters, but after reasonable prior notice to Borrower of such discussions). Borrower shall at all times cause a complete set of the original plans (and all supplements thereto) relating to the construction of the Project to be maintained at the Project or construction office and available for inspection by such representatives.
    Project Construction.
      Borrower will prosecute or cause to be prosecuted the Construction Work in accordance with generally accepted engineering and construction practice, the Plans and Specifications, the Construction Schedule and Applicable Laws. Borrower will timely commence (but in no event later than sixty (60) days after the date hereof) the Construction Work. Borrower shall cause Completion of such Construction Work to be accomplished by the Completion Date (other than Punch List items that do not adversely affect the use, occupancy or operation of the Project and tenant improvements to rentable space in the Commercial Component that is not yet occupied) subject to Section 14.26. Once begun, Borrower shall use its commercially reasonable efforts to cause the Construction Work to be prosecuted with diligence in accordance with the Construction Schedule so as (i) to achieve Completion of the Base Building Work (including the satisfaction of the Base Building Substantial Completion Conditions) and obtain a temporary certificate of occupancy or such other permits or approvals as may be applicable to the Base Building Work on or before the Completion Date, free and clear of Liens or claims for Liens for materials supplied and for labor or services performed in connection with the Base Building Work and (ii) to achieve Completion of each portion of the Construction Work prior to the date required pursuant to each Qualified Purchase Contract. Borrower shall not commence the Construction Work, or any particular component or phase thereof, until Borrower has obtained all permits, licenses and approvals required under any Applicable Law for the commencement of the Construction Work or such component or phase thereof, as the case may be. In no event will Borrower permit or suffer any party, including subcontractors, to commence proceedings to enforce any Lien unless and to the extent that said Lien is fully bonded; provided that such bonding effects the removal of any such Liens or claims.
      Borrower will deliver to Administrative Agent, on demand, copies of all contracts, bills of sale, statements, receipted vouchers and agreements under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements, or subject to the lien of the Security Instrument.
      Borrower will, upon demand of Administrative Agent based upon the advice of the Construction Consultant, correct any Unsatisfactory Work pursuant to Section 7.07; and the advance of any proceeds of any Loan shall not constitute a waiver of Administrative Agent's right to require compliance with this covenant with respect to any such defects or departures from the Plans and Specifications not theretofore discovered by or called to the attention of the Construction Consultant. Notwithstanding the above, none of Administrative Agent, the Lenders or the Construction Consultant shall have any affirmative duty to Borrower or any third party to inspect for said defects or to call them to the attention of Borrower or anyone else.
      Borrower shall deliver to Administrative Agent and the Construction Consultant copies of all Major Subcontracts for Administrative Agent's approval and shall deliver to Construction Consultant all other subcontracts for informational purposes entered into for the construction of the Improvements.
      Subject to the provisions of Section 10.12, Borrower shall from time to time promptly deliver to Administrative Agent and the Construction Consultant all Change Orders, pending or executed, along with evidence that all Government Approvals then required have been obtained, together with any documents related thereto and a written explanation of the reasons therefor.
      Administrative Agent may (and if requested by the Required Lenders, shall) commission an Appraisal (i) upon the satisfaction of the Base Building Substantial Completion Conditions, (ii) at any other time if required by Applicable Law or (iii) as may be required to determine compliance with Section 9.22. Such Appraisals shall be completed at Borrower's expense and shall be prepared by an appraiser satisfactory to Administrative Agent, provided however, if no Event of Default has occurred, Borrower shall not be required to pay for any such Appraisal more than once in any twelve (12) month period.
    Proceedings to Enjoin or Prevent Construction. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful all or any part of the Construction Work, Borrower, at its sole cost and expense, will use commercially reasonable efforts to cause such proceedings to be vigorously contested in good faith, and in the event of an adverse ruling or decision, use commercially reasonable efforts to prosecute all allowable appeals therefrom, and will, without limiting the generality of the foregoing, use commercially reasonable efforts to resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its best efforts to bring about a favorable and speedy disposition of all such proceedings.
    Administrative Agent's, Lenders' and Construction Consultant's Actions for their Own Protection Only. The authority herein conferred upon Administrative Agent, the Lenders and/or the Construction Consultant and any action taken by Administrative Agent, the Lenders and/or the Construction Consultant in making inspections, procuring sworn statements and waivers of lien, approving contracts and subcontracts and approving Plans and Specifications will be taken by Administrative Agent, the Lenders and the Construction Consultant for their own protection only, and none of Administrative Agent, the Lenders or the Construction Consultant shall be deemed to have assumed any responsibility to Borrower or any other party with respect to any such action herein authorized or taken by Administrative Agent, the Lenders or the Construction Consultant or with respect to the Construction Work, performance of contracts or subcontracts by any contractors or subcontractors, or prevention of claims for mechanics' liens. Any review, investigation or inspection conducted by Administrative Agent, the Lenders, the Construction Consultant or any other architectural or engineering consultants retained by Administrative Agent in order to verify independently Borrower's satisfaction of any conditions precedent to advances under this Agreement, Borrower's performance of any of the covenants, agreements and obligations of Borrower under this Agreement, or the validity of any representations and warranties made by Borrower hereunder (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall not affect (or constitute a waiver by Administrative Agent or the Lenders of) (a) any of Borrower's representations, warranties or obligations under this Agreement or Administrative Agent's and the Lenders' reliance thereon or right to require the performance thereof or (b) Administrative Agent's or the Lenders' reliance upon any certifications of Borrower or the Design Professionals required under this Agreement or any other facts, information or reports furnished to Administrative Agent and/or the Lenders by Borrower hereunder.
    Sign and Publicity. If Administrative Agent requests, Borrower shall, to the extent permitted by Applicable Law, erect a sign approved by Administrative Agent and Borrower on the Project in a conspicuous location indicating that the financing for the Project has been provided by the Lenders. The cost of any such sign shall be paid by Administrative Agent. In addition, Administrative Agent and the Lenders shall have the right to publicize the making of the Loans notwithstanding the provisions of Section 14.22.
    On--Site and Off--Site Materials. Borrower shall cause all materials supplied for or intended to be utilized in, the construction of the Project, but not affixed to or incorporated into the Project, to be stored on the Project site or at such other location as may be approved by Administrative Agent in writing, with adequate safeguards, as required by Administrative Agent, to prevent loss, theft, damage or commingling with other materials or projects, such safeguards shall include: (a) prior to making disbursements for materials which are stored on the Project or on property owned by an Affiliate of Borrower in the immediate vicinity of the Project (the "Lay--Down Yard") and intended to be incorporated into the Improvements pursuant to the Plans (collectively, "On--Site Stored Materials"), Administrative Agent shall have received (i) invoices, bills of sale and other documentation evidencing the amount owed for such materials, Borrower's ownership thereof, and evidence of the release of any right, title or lien in respect thereof by any vendor, conditioned only upon disbursement to such vendor of the disbursement amount requested, (ii) evidence that such materials are covered by the insurance policies required by this Construction Loan Agreement and are identified and protected against loss, theft and damage in a manner acceptable to Administrative Agent and the Construction Consultant, and (iii) evidence that advances made by the Lenders for any stored materials, whether or not such stored materials are stored on the Project or the Lay--Down Yard, do not, without the prior approval of the Administrative Agent, at any one time exceed in the aggregate Ten Million and No/100 Dollars ($10,000,000.00) inclusive of the amount requested; (b) with respect to advances for the purchase of certain major building materials which are ready for delivery to the Property but are temporarily stored at off--site locations other than the Project or property adjacent to the Project (collectively, "Off--Site Stored Materials"), approved by the Administrative Agent and the Construction Consultant prior to the delivery to the Project or incorporation into the Improvements of such Off--Site Stored Materials; provided, however, that in the case of each such advance, the Administrative Agent shall have received (i) a written statement from the manufacturer or storer of such Off--Site Stored Materials (or a provision in the purchase order therefor to such effect) that Administrative Agent, the Construction Consultant and either of their agents may fully inspect such Off--Site Stored Materials at all reasonable times, and (ii) evidence that advances to be made by the Lenders for all Off--Site Stored Materials do not, without the prior approval of the Administrative Agent, exceed, at any one time Two Million and No/100 Dollars ($2,000,000.00), inclusive of the amount requested; and (c) with respect to advances for the purchase of certain finally assembled, fully fabricated furniture, fixtures and equipment, which are ready for delivery to the Project but are temporarily stored at off--site locations other than the Project (collectively, "Off--Site Stored Furnishings"), approved by Administrative Agent and the Construction Consultant prior to delivery to the Project; provided, however, that in the case of each such Loan, the conditions contained herein have been satisfied with respect to the Off--Site Stored Furnishings and Administrative Agent shall have received a written statement from the manufacturer or storer of such Off--Site Stored Furnishings (or a provision in the purchase order therefor to such effect) that Administrative Agent, the Construction Consultant and either of their agents may fully inspect such Off--Site Stored Furnishings at all reasonable times.
    Minimum Loan Coverage Ratio. At all times during the term of this Agreement, Borrower shall maintain the Minimum Loan Coverage Ratio. If at any time Borrower shall fail to maintain the Minimum Loan Coverage Ratio, Borrower shall, within thirty (30) days after receipt of notice from Administrative Agent, (a) repay the Loan in an amount sufficient to comply with this Section 9.21 or (b) provide evidence satisfactory to Administrative Agent in its sole discretion, that Qualified Purchase Contracts are in place to provide Net Sales Proceeds sufficient to meet the requirements of this Section 9.21.
    Loan to Value and Loan to Cost. At all times during the term of this Agreement, Borrower shall maintain a Loan to Value Ratio of not greater than 75% and a Loan to Cost Ratio percent not greater than 80%. If at any time Administrative Agent shall determine, based upon an Appraisal obtained pursuant to Section 9.16(f), that the Loan to Value Ratio is greater than 75%, or the Loan to Cost Ratio is greater than 80%, Borrower shall, within thirty (30) days after receipt of Notice from Administrative Agent, repay the Loan in an amount sufficient to comply with this Section 9.22.
    Leasing.
      The Administrative Agent shall be given an opportunity to review leases for rentable space in the Commercial Component; provided, however, that Administrative Agent's approval of such leases will not be required if such lease provides for rents that are at commercially reasonable rates and contain commercially reasonable terms and conditions and are with third--party tenants unrelated to Borrower, or such lease is for rental of less than 7,500 square feet. In no event may any lease contain an option to purchase. In all other cases, Administrative Agent shall use reasonable efforts to approve or disapprove any proposed lease within seven (7) Business Days of receipt by Administrative Agent of the lease and all other information reasonably deemed necessary by Administrative Agent in connection with approval of the lease. Failure of the Administrative Agent to disapprove any such lease within such seven (7) Business Day period shall be deemed to be approval of such lease. Administrative Agent shall not unreasonably withhold its approval of any proposed lease. Without limiting the foregoing, Administrative Agent may condition approval of any such proposed lease on the execution and delivery by the tenant of a subordination, non--disturbance and attornment agreement in a form that is reasonably acceptable to Administrative Agent.
      Borrower shall use commercially reasonable efforts to deliver to Administrative Agent within fifteen (15) Business Days following a request therefore, a subordination, non--disturbance and attornment agreement and/or an estoppel certificate, for the benefit of Lenders, each in form and substance substantially similar to the forms attached hereto as Exhibit L reasonably satisfactory to Administrative Agent, from such tenant or tenants as Administrative Agent shall specify.
      Within ten (10) days after the execution thereof, Borrower shall deliver to Administrative Agent copies of all leases.
      Borrower shall not amend or modify any lease requiring approval by Administrative Agent in any material respect, or waive or release any of the material provisions thereof.
      Borrower shall at all times comply with all of the terms and conditions of the leases and shall not permit any violation of the terms thereof or default thereunder.
    Parking Club Memberships. Within ten (10) days after the execution thereof, Borrower shall deliver to Administrative Agent copies of all membership agreements in connection with the sale of Parking Club Memberships, and shall promptly, upon receipt of Parking Club Membership Fees, repay the Loan by the amount of any such Membership Fees less reasonable selling commissions and fees, if any, the total amount of which shall not exceed One Thousand Dollars ($1,000.00) per Parking Club Membership.

  NEGATIVE COVENANTS OF BORROWER

  Borrower covenants and agrees that, until the payment in full of the Obligations (other than contingent indemnification obligations), it will not do or permit, directly or indirectly, any of the following:

    Fundamental Change.
      Mergers; Consolidations; Disposal of Assets. Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any substantial part of its properties and assets whether now owned or hereafter acquired (but excluding any sale or disposition of obsolete or excess furniture, fixture and equipment in the ordinary course of business if same is replaced with new furniture, fixtures and equipment of equal or greater utility), or wind up, liquidate or dissolve, or enter into any agreement to do any of the foregoing.
      Organizational Documents. Without the prior written consent of Administrative Agent, Borrower will not make any Modification of the terms or provisions in any such Person's Organizational Documents.
    Limitation on Liens. Borrower will not create, incur, assume or suffer to exist any Lien upon any of the Project or its interest therein, whether now owned or hereafter acquired, except for the Permitted Liens. Borrower shall not be in Default under this Section 10.02 if (a) a Lien for the performance of work or the supply of materials is filed against the Project unless Borrower fails to discharge such Lien by payment or bonding on or prior to the date that is the earlier of (i) forty--five (45) days after the date of filing of such lien and (ii) the date on which the Project is subject to a levy, execution, attachment or sequestration, or (b) so long as Borrower contests in good faith the validity or amount of any asserted lien and diligently prosecutes or defends an action appropriate to obtain a binding determination of the disputed matter, and in connection with such contest provides Administrative Agent with such security as it may require in its sole discretion to protect Administrative Agent against all loss, damage, and expense, including reasonable attorneys' fees, which Administrative Agent might incur if the asserted lien is determined to be valid.
    Transfer; Pledge.
      Except as expressly permitted by or pursuant to this Agreement, Borrower shall not allow any Transfer to occur or permit any owner of the Equity Interests in Borrower to pledge or otherwise encumber such Equity Interests, or any of the economic or other benefits therefrom.
      Notwithstanding anything herein to the contrary, direct and indirect Equity Interests in Borrower shall be permitted to be transferred to Persons that are wholly--owned, direct or indirect, subsidiaries of Vail Resorts, Inc.
      Borrower acknowledges that Administrative Agent is making one or more advances under this Agreement in reliance on the expertise, skill and experience of Borrower; thus the Obligations secured by the Security Documents include material elements similar in nature to a personal service contract. In consideration of Administrative Agent's reliance, Borrower agrees that Borrower shall not make any Transfer if such Transfer is prohibited by this Agreement unless the Transfer is preceded by Administrative Agent's express written consent to the particular transaction and transferee. If any prohibited Transfer occurs, Administrative Agent in its sole discretion may declare the Obligations to be immediately due and payable, and Administrative Agent may invoke any rights and remedies provided under Section 12.02 hereof. Borrower acknowledges the materiality of the provisions of this Section 10.03(c) as a covenant of Borrower, and that such covenant was given individual weight and consideration by Administrative Agent in entering into the Obligations secured by the Security Documents, and that any Transfer in violation of the prohibited transfer provisions herein set forth shall result in a material impairment of Administrative Agent's interest in the Obligations and be deemed a breach of the foregoing covenant.
      Notwithstanding anything to the contrary in this Section 10.03, except as set forth in Section 10.03(b), any Change of Control or Transfer which would result in a Change of Control (in addition to any other consents or approvals required hereunder) shall be further subject to (i) Borrower providing prior written notice to Administrative Agent of any such transfer, (ii) no Default or Event of Default then existing, (iii) the proposed transferee being a corporation, partnership, joint venture, joint--stock company, trust or individual approved in writing by each Lender subject to a Limiting Regulation in its discretion, and (iv) payment to Administrative Agent on behalf of the Lenders of all costs and expenses incurred by Administrative Agent or any of the Lenders in connection with such transfer. Each Lender at the time subject to a Limiting Regulation shall, within ten (10) Business Days after receiving Borrower's notice of a proposed Change of Control or Transfer subject to this Section 10.03(b), furnish to Borrower a certificate (which shall be conclusive absent manifest error) stating that it is subject to a Limiting Regulation, whereupon such Lender shall have the approval right contained in clause (iii) above. Each Lender which fails to furnish such a certificate to Borrower during such ten (10) Business Day period shall be automatically and conclusively deemed not to be subject to a Limiting Regulation. If any Lender subject to a Limiting Regulation fails to approve a proposed transferee under clause (iii) above (any such Lender being herein called a "Rejecting Lender"), Borrower, upon three (3) Business Days notice, may (1) notwithstanding Section 2.02(h), prepay such Rejecting Lender's outstanding Loans in accordance with the provisions for prepayment set forth in Section 3.04 or (2) require that such Rejecting Lender transfer all of its right, title and interest under this Agreement and such Rejecting Lender's Note to an Eligible Assignee designated by Borrower that is approved by Administrative Agent provided that such Eligible Assignee assumes all of the obligations of such Rejecting Lender hereunder, and purchases all of such Rejecting Lender's Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Rejecting Lender's Loans, together with interest thereon to the date of such purchase (to the extent not paid by Borrower), and satisfactory arrangements are made for payment to such Rejecting Lender of all other amounts accrued and payable hereunder to such Rejecting Lender as of the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.02(h) as if all such Rejecting Lender's Loans were prepaid in full on such date). Subject to the provisions of Section 14.07(b), such Eligible Assignee shall be a "Lender" for all purposes hereunder. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements of Borrower contained in Sections 5.01, 5.07 and 14.03 shall survive for the benefit of such Rejecting Lender with respect to the time period prior to such replacement.
    Indebtedness. Borrower shall not create, incur or suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness except the following:
      Indebtedness Under the Loan Documents. Indebtedness of Borrower in favor of Administrative Agent and the Lenders pursuant to this Agreement and the other Loan Documents;
      Trade Payables. Indebtedness of Borrower with respect to trade payables and accrued expenses incurred in the ordinary course of the business of operating and constructing the Project, provided the same are not evidenced by a promissory note, are paid when due (subject to good faith disputes), and do not exceed in the aggregate at any one time outstanding One Million and No/100 Dollars ($1,000,000.00) or such greater amounts shown on the Project Budget.
      Metro District Bonds. Indebtedness of Borrower arising from the issuance of the Metro District Bonds.
    Investments. Borrower will not make or permit to remain outstanding any Investments except operating deposit accounts with banks.
    Restricted Payments. Borrower shall make no Distributions until the Notes have been paid in full; provided, however, Distributions for repayment of sums advanced for payment of Project Costs shall be permitted so long as the sums advanced are in addition to Borrower's Initial Equity Contribution.
    Change of Organization Structure; Location of Principal Office. Borrower shall not change its name or change the location of its chief executive office, state of formation or organizational structure unless, in each instance, Borrower shall have (a) given Administrative Agent at least thirty (30) days' prior notice thereof, (b) made all filings or recordings, and taken all other action, necessary or desirable under Applicable Law to protect and continue the priority of the Liens created by the Security Documents, (c) if reasonably requested by Administrative Agent, delivered to Administrative Agent an opinion of counsel reasonably satisfactory to Administrative Agent covering the matters referred to in clause (b) above, and (d) if reasonably requested by Administrative Agent, caused the Title Company to issue an endorsement to the Title Policy reflecting such change and indicating that there has been no change in the state of title to the Project as a result of such change.
    Transactions with Affiliates. Except for transactions with Slifer, Smith and Frampton, payments of project management fees or reimbursable expenses to Vail Resorts Development Company as provided in the Project Budget, or as expressly permitted by this Agreement, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower, except in the ordinary course of business and on terms which are fully disclosed to Administrative Agent, and are no less favorable to Borrower than would be obtained in a comparable arm's length transaction with an unrelated third party.
    No Joint Assessment; Separate Lots. Borrower shall not suffer, permit or initiate the joint assessment of the Project with any other real property constituting a separate tax lot.
    Zoning. Borrower shall not, without Administrative Agent's reasonably prior written consent, seek, make, suffer, consent to or acquiesce in any change or variance in any zoning or land use laws or other conditions of use of the Project or any portion thereof. Borrower shall not use or permit the use of any portion of the Project in any manner that could reasonably be expected to result in such use becoming a non--conforming use under any zoning or land use law or any other applicable law or Modify any agreements relating to zoning or land use matters or with the joinder or merger of lots for zoning, land use or other purposes, without the prior written consent of Administrative Agent. Without limiting the foregoing, in no event shall Borrower take any action that would reduce or impair either (a) the number of parking spaces at the Improvements required by Applicable Law or (b) access to the Project from adjacent public roads.
    ERISA. Borrower shall not shall not take any action, or omit to take any action, which would (a) cause Borrower's assets to constitute "plan assets" for purposes of ERISA or the Code or (b) cause the Transactions to be a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject Administrative Agent and/or the Lenders, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.
    Amendment of Contracts and Government Approvals. Borrower shall not, without Administrative Agent's prior consent (which shall not be unreasonably withheld or delayed, except with respect to clause (b) below and to the extent otherwise provided in this Section 10.12), (a) take any action to cancel or terminate any Project Document, any Material Agreement other than a Qualified Purchase Contract, or any Government Approval to which it is a party; (b) sell, assign, pledge, transfer, mortgage, hypothecate or otherwise dispose of (by operation of law or otherwise) or encumber any part of its interest in such Project Documents, Material Agreements or Government Approvals; (c) waive any material default under or breach of any material provisions of any such Project Document, Material Agreement or Government Approval or waive, fail to enforce, forgive or release any material right, interest or entitlement, howsoever arising, under or in respect of any material provisions of any such Project Document, Material Agreement or Government Approval or vary or agree to the variation in any material way of any material provisions of any such Project Document, Material Agreement or Government Approval or of the performance of any other Person under any such Project Document, Material Agreement or Government Approval; (d) Modify any material provision of, or give any material consent under, any such Project Document (including, without limitation, the Plans and Specifications, the Construction Schedule, the General Contract and any Major Subcontract), Material Agreement or Government Approval, including, without limitation, any Modification which, subject to Purchaser Upgrades and Borrower's right to make Change Orders pursuant to the provisions of Section 10.13 below, would materially increase the Project Budget (including, without limitation, any Project Budget Line--Item); (e) petition, request or take any other legal or administrative action that seeks, or may reasonably be expected, to rescind, terminate or suspend any such Project Document, Material Agreement or Government Approval or amend or modify all or any material part thereof; or (f) enter into, or permit the General Contractor to enter into any new Major Subcontract.
    Change Orders; Purchaser Upgrades.
      Borrower shall not agree to or request any Change Order without Administrative Agent's and Construction Consultant's reasonable prior written consent except as specifically set forth in this Section 10.13. Each request for a Change Order shall be accompanied by appropriate supporting documents and shall be processed by the Administrative Agent within eight (8) Business Days of receipt of such a request except as otherwise provided in Section 10.13(e) and Section 13.09(b)(ii)(5).
      In addition to the rights under Section 10.12 to make non--material changes, Borrower may make changes to the Plans and Specifications without obtaining Administrative Agent's or Construction Consultant's consent pursuant to a Purchaser Upgrade or a Change Order if (i) Borrower obtains the approval of all parties whose approval is required, including, without limitation, any consent or approval required from the General Contractor, subcontractors, sureties and Governmental Authorities; (ii) the structural integrity of the Improvements is not impaired; (iii) no substantial change in architectural appearance is effected and the rentable square footage is not materially reduced; (iv) the performance of the mechanical, electrical and life safety systems of the Improvements is not materially adversely affected and are in conformance with Applicable Laws; (v) the Government Approvals will not be revoked, rescinded or otherwise invalidated as a result of any such change or an aggregate of such changes; and (vi) in the case of Change Orders, (1) no Event of Default has occurred and is continuing, (2) Borrower notifies Administrative Agent and the Construction Consultant in writing of such change within three (3) Business Days thereafter, and (3) the cost of or reduction resulting from any one such change does not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) and the aggregate change in cost of all such Change Orders does not exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00);
      The provisions of Section 10.13 (b) notwithstanding, Borrower shall not be required to obtain Administrative Agent's consent for Change Orders resulting from "scope outside of General Contract" costs. These "scope outside of General Contract" costs for the work identified on Exhibit B are approximately $7,650,000.00, and are costs that have been identified by Borrower and approved by Administrative Agent, but, as of the date of this Construction Loan Agreement have not yet been allocated to the General Contract.
      Any Change Order or Purchaser Upgrade permitted pursuant to this Section 10.13 or otherwise approved by Administrative Agent shall have the effect of Modifying the Plans and Specifications and the Project Budget consistent with such Change Order or Purchaser Upgrade.
      The provisions of Section 2.02 and Section 10.13 notwithstanding, Borrower may elect, not more than three (3) times during the term of the Loan, to request an expedited response to a request for consent to changes to the Plans and Specifications or request a Change Order (to the extent either such consent is required under the terms of this Construction Loan Agreement). Such request shall specifically state that "BORROWER REQUESTS EXPEDITED CONSENT PURSUANT TO SECTION 10.13(e) THE CONSTRUCTION LOAN AGREEMENT." If such request pursuant to this paragraph (e) requires approval of the Required Lenders under Section 13.09(b)(ii), then Administrative Agent shall request such approval within five (5) Business Days of receipt of the request, and the Lender reply period under Section 13.09(c), solely for purposes of the provisions of this paragraph (e), shall be reduced to five (5) Business Days; in such event, unless a Lender shall give written notice to Administrative Agent within such five (5) Business Day period that such Lender objects to the Plans and Specifications or changes therein submitted with the request (together with a written explanation of the reasons behind the objection), such Lender shall be deemed to have approved the request. If a request under this paragraph (e) does not require approval of the Required Lenders, the Administrative Agent shall be required to respond to such request within five (5) Business Days of receipt of the request.
    Metro District / Sales Tax Increment Financing. Borrower shall not cause the formation of any additional special districts, other than the Metro District. Borrower shall monitor the activities of the Metro District, and shall provide notice to Lender of any pending action of the Metro District involving: (i) the filing of any petition with respect to the Metro District or any assessment in respect of the Metro District; (ii) the issuance, execution, delivery, amendment, modification or termination of the Metro District Bonds; (iii) approval of any sales tax increment financing agreement or other financing agreement with any Governmental Authority relating in any way to the Project.
    Anti--Terrorism Law. Borrower shall not (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 8.29 above, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Anti--Terrorism Order or any other Anti--Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti--Terrorism Law (and Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Borrower's compliance with this Section 10.15 and Section 8.29)).

  INSURANCE OR CONDEMNATION AWARDS
    Casualties and Condemnations.
      If a Casualty shall occur, Borrower shall give prompt notice of such damage to Administrative Agent and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Project in accordance with Applicable Law and the Material Agreements to, as nearly as reasonably possible, the condition the Project was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Administrative Agent and, to the extent required under any Material Agreement, any party thereto (a "Restoration"). Borrower shall pay all costs of such Restoration regardless of whether such costs are covered by Insurance Proceeds (and regardless of whether Borrower is entitled to any disbursement of Insurance Proceeds pursuant to Section 11.03 below). Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by Borrower.
      Borrower shall promptly give Administrative Agent notice of the commencement of (or of any threatened) Condemnation proceedings and shall deliver to Administrative Agent copies of any and all papers served in connection with such actual or threatened Condemnation. Administrative Agent may participate in any Condemnation proceedings, and Borrower shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.
    Insurance Proceeds and Condemnation Awards.
      If (i) Restoration of the Project following a Casualty is reasonably expected to cost less than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "Insurance Threshold Amount"), or (ii) the Condemnation Award is reasonably expected to be less than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "Condemnation Threshold Amount"), provided no Default or Event of Default then exists, Borrower may, upon written notice to Administrative Agent but without the need to obtain the prior written consent of Administrative Agent, settle and adjust any claim with respect to a Casualty and settle or agree to any Condemnation Award, and Borrower is hereby authorized to collect such Insurance Proceeds or Condemnation Awards with respect thereto.
      If Restoration of the Project is reasonably expected to cost an amount equal to or in excess of the Insurance Threshold Amount (a "Significant Casualty", or the Condemnation Award is reasonably expected to be an amount equal to or in excess of the Condemnation Threshold Amount (a "Significant Condemnation Event"), then (i) Borrower shall not, without the reasonable prior written consent of Administrative Agent, settle or adjust any claim of Borrower or agree with any insurer(s) on the amount to be paid in connection with such Significant Casualty, or settle or agree to the amount of any such Condemnation Award, and (ii) all Insurance Proceeds and Condemnation Awards shall be due and payable solely to Administrative Agent and held in a Controlled Account in accordance with Section 11.03.
      If an Event of Default exists, with respect to any Casualty or Condemnation, (i) Administrative Agent, in its sole discretion, may settle and adjust any claim or award without the consent of Borrower, (ii) all Insurance Proceeds and Condemnation Awards shall be due and payable solely to and held by Administrative Agent in a Controlled Account and applied in accordance with Section 11.03, and (iii) without Administrative Agent's prior consent, other than as required by any applicable insurance policy or Applicable Law Borrower shall not take any action or fail to take any action which would cause the amount of the Insurance Proceeds or Condemnation Awards to be affected or determined. Administrative Agent shall be under no obligation to question the amount of any Insurance Proceeds or Condemnation Award and may accept the same in the amount in which the same shall be paid.
      If Borrower is a payee on any check representing Insurance Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, such check payable to the order of Administrative Agent. Borrower hereby irrevocably appoints Administrative Agent as its attorney--in--fact, coupled with an interest, to endorse such check payable to the order of Administrative Agent. All out--of--pocket expenses incurred by Administrative Agent in the settlement, adjustment and collection of the Insurance shall become part of the Obligations and shall be reimbursed by Borrower to Administrative Agent upon demand.
      Notwithstanding the occurrence of any Casualty or Condemnation, (i) Borrower shall continue to pay the Obligations at the time and in the manner provided for its payment in this Agreement and the Obligations shall not be reduced until any Insurance Proceeds or Condemnation Awards shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations, and (ii) subject to all other provisions of this Agreement, Administrative Agent shall continue to make Loan Advances to Borrower notwithstanding the existence of such Casualty or Condemnation.
      With respect to any Condemnation, (i) the Lenders shall not be limited to the interest paid on the Condemnation Award by the condemning authority but shall be entitled to receive out of the Condemnation Award interest at the rate or rates provided herein or in the Notes and this Agreement, (ii) if the Project or any portion thereof is subject to a Condemnation, provided that any Condemnation Awards are made available to Borrower for such purpose by Administrative Agent, Borrower shall promptly commence and diligently prosecute the Restoration of the Project and otherwise comply with the provisions of Section 11.03, (iii) if the Project is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of the Condemnation Award, Administrative Agent and the Lenders shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Condemnation Award, or a portion thereof sufficient to pay the Obligations. The failure by Borrower to apply Condemnation Awards in accordance with this Article XI (not cured within any applicable cure period) shall be an Event of Default.
    Application of Insurance Proceeds and Condemnation Awards.
      If either the Insurance Proceeds or the Condemnation Award are equal to or greater than the Insurance Threshold Amount or the Condemnation Threshold Amount, as applicable, Administrative Agent shall adjust the Project Budget to reflect any such Insurance Proceeds or Condemnation Award and shall make the Insurance Proceeds or Condemnation Award available to Borrower for Restoration so long as each of the following conditions are met (provided that, if at the time of any request for disbursement of Insurance Proceeds or Condemnation Awards Borrower shall fail to satisfy such conditions, Borrower shall be entitled, except as to Section 11.03(a)(i), to cure such failure within ten (10) days after Administrative Agent's refusal to make such disbursement and resubmit such request for disbursement):
        no Event of Default has occurred and then exists (including at any time required for any disbursements of such Insurance Proceeds or Condemnation Awards);
        such Insurance Proceeds or Condemnation Awards, together with such additional funds deposited by Borrower with Administrative Agent and/or allocated by Borrower from the Contingency Fund are sufficient to pay for all of the costs and expenses associated with the repair or restoration of the Improvements in the manner required by Sections 11.01(a) or 11.02(f), as applicable;
        if (1) such Casualty or Condemnation occurs prior to the initial Completion of the Improvements, the Improvements can be repaired, restored and completed prior to the Completion Date, or such later date as shall be approved by the Required Lenders and (2) such Casualty or Condemnation occurs after the initial Completion of the Improvements, the Improvements can be repaired or restored to substantially the condition in which they existed prior to such Casualty or Condemnation prior to the Extended Maturity Date;
        Administrative Agent (in the exercise of its reasonable discretion) and all applicable Governmental Authorities have approved the final plans and specifications for reconstruction or restoration of the damaged portion of the Improvements;
        Administrative Agent has approved (in the exercise of its reasonable discretion) all budgets, schedules, and architecture and construction contracts in connection with such repair or restoration;
        with respect to a Casualty, Administrative Agent has determined (in the exercise of its reasonable discretion) that after the reconstruction or restoration work is completed, the Loans will be In Balance;
        with respect to a partial Condemnation, Administrative Agent has determined (in the exercise of its reasonable discretion) that the remaining Improvements are sufficient to cause the Loans to be In Balance;
        Borrower shall commence (which shall include commencing "soft" costs activities, i.e., obtaining development approval from the applicable Governmental Authorities, soliciting bid proposals, restoration planning, etc.) the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, as the case may be, occurs) and shall in any event have undertaken reasonable actions within ninety (90) days to obtain all necessary permits and shall within such ninety (90) days, have entered into a construction contract reasonably acceptable to Administrative Agent, and shall diligently pursue the same to Completion to the reasonable satisfaction of Administrative Agent;
        Administrative Agent shall have received a guaranty of Completion with respect to all Restoration in substantially the same form as the Completion Guaranty and otherwise reasonably satisfactory to Administrative Agent from Guarantor;
        the Project and the use thereof after the Restoration will be in substantial compliance with and permitted under all Applicable Laws;
        such Casualty or Condemnation, as the case may be, does not result in the permanent loss of access to the Project or the Improvements;
      Pending disbursement to Borrower, the Insurance Proceeds or Condemnation Awards shall be held by Administrative Agent in a Controlled Account. If the entire amount of Insurance Proceeds or a Condemnation Award are not required (i) to be made available for the Restoration or (ii) the conditions for Insurance Proceeds or Condemnation Awards to be made available to Borrower set forth in Section 11.03(a) above are not satisfied and Borrower's right to cure such matters has expired, the Insurance Proceeds or Condemnation Award may (1) be retained and applied by Administrative Agent toward the payment of the Obligations not later than the end of the next Interest Period that is at least five (5) days after Borrower shall have failed to satisfy the funding conditions (subject to Borrower's cure rights), whether or not then due and payable, in such order, priority and proportions as Administrative Agent in its sole discretion shall deem proper, or (2) at the sole discretion of Administrative Agent, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Administrative Agent shall designate.

  EVENTS OF DEFAULT
    Events of Default. Any one or more of the following events shall constitute an "Event of Default":
      Monetary Defaults. Borrower shall: (i) fail to pay any principal of or interest on) any Loan when due (including, without limitation, on the Maturity Date or any other date on which the same is due); or (ii) fail to pay any other monetary sum (other than an amount referred to in clause (i) above) payable by it under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and, in the case of this clause (ii) such default shall continue for a period of five (5) days after Administrative Agent shall have delivered notice of such default to Borrower (provided such 5--day grace period shall not apply to any sums due on the Maturity Date); or
      Negative Covenants. Borrower shall default in the performance of any of its obligations under any of Sections, 9.14(b), 9.21, 9.22, 10.01(a), 10.02, 10.03, 10.07, or 10.15.
      Representations and Warranties. Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any Modification hereto or thereto) by Borrower or any request, notice or certificate furnished by or on behalf of any Borrower Party pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or
      Borrower Insolvency. (i) Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed, seeking (1) liquidation, reorganization or other relief in respect of any Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of Borrower Parties or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or (iii) Borrower shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (ii) above, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of any of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing; or
      Default on other Indebtedness. Borrower defaults (after the passage of any grace or cure periods) on any other Indebtedness where any Lender is acting as lender; or
      Dissolution. Borrower or Guarantor shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including any Borrower Party) seeking the termination, dissolution or liquidation of Borrower or Guarantor; or
      Judgments Against Borrower. One or more (i) final, non--appealable judgments (or, regardless as to whether the same is final and non--appealable, a judgment shall be recorded as a lien against the Project) for the payment of money (exclusive of judgment amounts covered by insurance where the insurer has admitted liability in respect of such judgment) aggregating in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) shall be rendered against Borrower, unless the same is paid, bonded over to the reasonable satisfaction of Administrative Agent, or additional cash collateral in an amount satisfactory to Administrative Agent is deposited into a Controlled Account, in each case within thirty (30) consecutive days of such judgment; or (ii) final, non--appealable non--monetary judgments, orders or decrees shall be entered against Borrower which does or would reasonably be expected to have a Material Adverse Effect, and, in either case, the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment; or
      Judgments Against Guarantor. One or more (i) final, non--appealable judgments for the payment of money (exclusive of judgment amounts covered by insurance where the insurer has admitted liability in respect of such judgment) aggregating in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) shall be rendered against Guarantor, unless the same is paid, bonded over to the reasonable satisfaction of Administrative Agent, or additional cash collateral in an amount satisfactory to Administrative Agent is deposited into a Controlled Account, in each case within thirty (30) consecutive days of such judgment; or (ii) final, non--appealable non--monetary judgments, orders or decrees shall be entered against Guarantor which does or would reasonably be expected to have a Material Adverse Effect, and, in either case, the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Guarantor to enforce any such judgment; or
      ERISA. An ERISA Event shall have occurred that, in the opinion of Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
      Loan Document Liens. The Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien (subject to the Permitted Liens) on the collateral intended to be covered thereby in favor of Administrative Agent, free and clear of all other Liens (other than the Permitted Liens), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower Party or any of their Affiliates and Borrower does not cause such matter to be cured within ten (10) Business Days following written notice from Administrative Agent; or
      Guarantor Default. Any Event of Default shall occur under, or Guarantor shall revoke or attempt to revoke, contest or commence any action against or seeking to nullify or void its obligations under, any of the Guarantor Documents; or
      Material Adverse Effect. An event shall occur that results in a Material Adverse Effect and such Material Adverse Effect shall be continuing; or
      Access to Project. If (i) Administrative Agent or any of the Lenders, or its representatives or the Construction Consultant is not permitted, at all reasonable times, following prior notice to Borrower, to enter upon the Project, inspect the Improvements and the construction thereof and all materials, fixtures and articles used or to be used in connection therewith, and to examine all detailed plans, shop drawings and specifications which relate to the Improvements, or (ii) Borrower, the General Contractor or a Major Subcontractor shall fail to furnish to Administrative Agent, the Construction Consultant or their authorized representatives, within a reasonable period of time after requested, copies of such plans, drawings and specifications, or copies of any invoices, subcontracts, or bills of sale relating to the construction or equipping of the Improvements, and, in any of the foregoing cases such default remains uncured for a period of five (5) Business Days after notice thereof from Administrative Agent to Borrower; provided, however, that if such default is caused as a result of the General Contractor or a Major Subcontractor, such five (5) Business Day period shall be extended so long as Borrower is diligently pursuing its rights and remedies to cause compliance by the General Contractor or such Major Subcontractor; or
      Deficiency Deposits. Borrower shall fail to make (or cause to be made) a Deficiency Deposit within the time and in the manner provided in Section 7.02; or
      Material Agreements. Borrower shall default under any of the Material Agreements after the expiration any applicable notice or cure periods thereunder, or any Material Agreement other than a Qualified Purchase Contract is materially Modified or terminated without Administrative Agent's prior written approval if such approval is required pursuant to Section 10.12, and the benefits provided for in such Material Agreement are not promptly (but in no event later than thirty (30) days after any such termination) replaced to the reasonable satisfaction of Administrative Agent; or
      Unsatisfactory Work. Borrower shall fail to cause any Unsatisfactory Work to be corrected to the reasonable satisfaction of Administrative Agent and the Construction Consultant within twenty (20) Business Days after notice of such disapproval; provided, however, that if such Unsatisfactory Work cannot reasonably be corrected within such twenty (20) day period, then so long as Borrower shall have commenced to cause the correction of such Unsatisfactory Work within such twenty (20) Business Day period and thereafter diligently and expeditiously proceeds to cause the correction of the same, such twenty (20) Business Day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cause the correction of such Unsatisfactory Work, but in no event beyond the date which is sixty (60) days after the applicable notice of disapproval or such later date as may be approved in Administrative Agent's sole discretion; or
      Contractor Bankruptcy. The bankruptcy or insolvency of the General Contractor and failure of Borrower to procure a contract with a new general contractor or guarantor (such contract, general contractor, guaranty and guarantor, as the case may be, to be approved by Administrative Agent) within sixty (60) days after the occurrence of such bankruptcy or insolvency (such approval not to be unreasonably withheld); or
      Completion Date. Completion of the Project is not achieved (subject to Section 14.26) on or before the Completion Date; or
      Cessation of Construction. If the Construction Work shall, at any time, be discontinued (subject to Section 14.26) or abandoned for more than ten (10) Business Days, or a delay in the Construction Work shall occur so that the same cannot, in Administrative Agent's sole but reasonable judgment, be Completed on or before the Completion Date; or
      Change in Control. The occurrence of any Change of Control not permitted by this Agreement; or
      General. If Borrower or Guarantor shall default as set forth in Sections 12.01(c), or 12.01(l) or under any of the other non--monetary terms, covenants or conditions of this Agreement or any other Loan Document not set forth above in this Section 12.01 and such default shall continue for thirty (30) days after notice from Administrative Agent to Borrower; provided, however, that if (i) such default is susceptible of cure but Administrative Agent reasonably determines that such non--monetary default cannot be reasonably cured within such thirty (30) day period and (ii) Administrative Agent determines, in its sole discretion, that such default does not create a material risk of sale or forfeiture of, or substantial impairment in value to, any material portion of the Project, then, so long as the Borrower or Guarantor, as appropriate, shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the Borrower or Guarantor, as appropriate, in the exercise of due diligence to cure such default, but in no event shall such period exceed ninety (90) days after the original notice from Administrative Agent or extend beyond the Maturity Date; or
      Other Loan Documents. Any "Event of Default" shall occur under and is defined by the provisions of any of the other Loan Documents.
    Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such event, Administrative Agent may (subject to, and in accordance with, the provisions of Section 13.03) and, upon request of the Required Lenders shall, by written notice to Borrower, pursue any one or more of the following remedies, concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:
      In the case of an Event of Default other than one referred to in Sections 12.01(d) or 12.01(f) with respect to Borrower, terminate the Commitments and/or declare the Outstanding Principal Amount, and the accrued interest on the Loans and all other amounts payable by Borrower hereunder (including any amounts payable under Section 5.05) and under the Notes and the other Loan Documents to be forthwith due and payable whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that in the case of the occurrence of an Event of Default referred to in Sections 12.01(d) or 12.01(f) with respect to a Borrower Party, the Commitments shall automatically be terminated and the Outstanding Principal Amount, and the accrued interest on, the Loans and all other amounts payable by Borrower hereunder (including any amounts payable under Section 5.05), under the Notes and the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower;
      In the case of any Event of Default resulting from Borrower's failure, refusal or neglect to make any payment or perform any act required by the Loan Documents, then, while any Event of Default exists and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Administrative Agent and the Lenders may have because of such Event of Default, Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Administrative Agent shall elect to pay any sum due with respect to the Project, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, after the occurrence of an Event of Default, if any Hazardous Substance affects or threatens to affect the Project, Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of or remove any Hazardous Substance;
      Take possession of the Project and cause Completion of the Improvements and do anything in its sole judgment to fulfill the obligations of Borrower hereunder, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others and to employ watchmen to protect the Project from injury. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Administrative Agent its lawful attorney--in--fact with full power of substitution in the Project to cause Completion of the Improvements in the name of Borrower; to use unadvanced funds remaining under the Commitments or which may be reserved, or escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes (and all such amounts shall be payable by Borrower together with interest at the Default Rate), to cause Completion the Improvements; to make changes in the Plans and Specifications which shall be necessary or desirable for Completion of the Improvements in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle, or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Project or security interest against fixtures or equipment, or as may be necessary or desirable for the Completion of the Improvements or for the clearance of title; to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; to do any and every act which Borrower might do in its own behalf; and to prosecute and defend all actions or proceedings in connection with the Project or fixtures or equipment; to take action and require such performance as it deems necessary under any bonds furnished in connection with the construction of the Improvements and to make settlements and compromises with surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;
      Exercise the Lenders' rights under the Completion Guaranty and Development Agreement Guaranty to require any Guarantor to perform thereunder, in which case Borrower hereby (i) authorizes Administrative Agent and the Lenders to make advances of the Loans directly to such Guarantor in accordance with the terms of the Completion Guaranty and Development Agreement Guaranty and this Agreement and (ii) agrees that Borrower shall be liable to the Lenders for all such advances to such Guarantor and such advances shall be deemed Loans under this Agreement and be evidenced by the Notes and secured by the Security Instrument and the other Security Documents; and
      Exercise or pursue any other remedy or cause of action permitted under this Agreement, any or all of the Security Documents, or any other Loan Document, or conferred upon Administrative Agent and the Lenders by operation of law.

  WHETHER OR NOT ADMINISTRATIVE AGENT OR THE LENDERS ELECT TO EMPLOY ANY OR ALL OF THE REMEDIES AVAILABLE UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, NEITHER ADMINISTRATIVE AGENT NOR ANY OF THE LENDERS SHALL BE LIABLE FOR THE CONSTRUCTION OF OR FAILURE TO CONSTRUCT, COMPLETE OR PROTECT THE IMPROVEMENTS OR FOR PAYMENT OF ANY EXPENSES INCURRED IN CONNECTION WITH THE EXERCISE OF ANY REMEDY AVAILABLE TO ADMINISTRATIVE AGENT OR THE LENDERS OR FOR THE PERFORMANCE OR NON--PERFORMANCE OF ANY OTHER OBLIGATION OF BORROWER.

  ADMINISTRATIVE AGENT
    Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent shall be a party to each of the Loan Documents (other than the Notes) as secured party, beneficiary, indemnitee, and such other applicable capacities, on behalf of and for the benefit of Lenders (and each Lender hereby ratifies and reaffirms the Loan Documents so executed and agrees to be bound by the terms thereof) and hold all Collateral covered thereby for the benefit of the Lenders, and receive all payments or proceeds received in connection therewith for the undivided benefit and protection of the Lenders in accordance with the terms and conditions of this Agreement. As soon as practicable after each such receipt of proceeds by Administrative Agent, Administrative Agent shall determine the respective amounts to be distributed and promptly thereafter shall credit to itself the amount to which it is entitled (as Administrative Agent, Lender or otherwise) and wire the amounts to which the other Lenders are entitled in accordance with such written instruction as each Lender from time to time may deliver to Administrative Agent. Each Lender shall hold its own Note and shall receive a copy of each Loan Document. Administrative Agent (which term as used in this Section 13.01 shall include reference to its Affiliates and its own and its Affiliates' officers, directors, employees and agents) shall not:
      have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a fiduciary or trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to the Borrower nor shall any Lender have any fiduciary duty to the Borrower or any other Lender;
      be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its Obligations hereunder or thereunder;
      be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct;
      except to the extent expressly instructed in writing by the Required Lenders with respect to collateral security under the Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and
      be required to take any action which is contrary to this Agreement or any other Loan Document or Governmental Requirement.

    The relationship between and among Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents. Administrative Agent may employ agents and attorneys--in--fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys--in--fact selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent pursuant to Section 14.07. Except to the extent expressly provided in Sections 13.08, 13.10, and 13.11(g), the provisions of this Article XIII are solely for the benefit of Administrative Agent and the Lenders, and the Borrower shall not have any rights as a third--party beneficiary of any of the provisions hereof and the Administrative Agent and Lenders may, pursuant to a written agreement executed by all such Persons, Modify or waive such provisions of this Article XIII in their sole and absolute discretion.

    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice, document or other communication (including any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
    Borrower Defaults.
      Administrative Agent shall give the Lenders notice of any material Default of which Administrative Agent has knowledge or notice. Except with respect to (i) the nonpayment of principal, interest or any fees that are due and payable under any of the Loan Documents, (ii) Defaults with respect to which Administrative Agent has actually sent written notice of to the Borrower and (iii) Defaults with respect to which Administrative Agent has entered into discussions with the Borrower, Administrative Agent shall be deemed to not have knowledge or notice of the occurrence of a Default unless Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default". If Administrative Agent has such knowledge or receives such a notice from the Borrower or a Lender in accordance with the immediately preceding sentence with respect to the occurrence of a material Default, Administrative Agent shall give prompt notice thereof to the Lenders. Within ten (10) days of delivery of such notice of Default from Administrative Agent to the Lenders (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action. Administrative Agent shall (subject to Section 13.07) take such action with respect to such Default as shall be directed by the Required Lenders; provided that (i) unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action (including decisions (1) to make Protective Advances that Administrative Agent determines are necessary to protect or maintain the Project and (2) to foreclose on the Project or exercise any other remedy), with respect to such Default as it shall deem advisable in the interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders and (ii) no actions approved by the Required Lenders shall violate the Loan Documents or Governmental Requirement.
      Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including, without limitation, the Notes) other than through Administrative Agent. Administrative Agent shall advise the Lenders of all material actions which Administrative Agent takes in accordance with the provisions of this Section 13.03. Notwithstanding the foregoing, if the Required Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to Section 13.03(a) shall be valid and binding on each Lender.
      All money (other than money subject to the provisions of Section 13.03(g)) received from any enforcement actions, including the proceeds of a foreclosure sale of the Project, shall be applied: First, to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of Sections 13.03(d), 13.03(e), and 13.03(f) and 13.05 and to the payment of any fees and charges then due agent to the extent not paid by the Borrower; Second, to the Lenders for expenses incurred in accordance with the provisions of Section 13.03(d), 13.03(e), and 13.03(f) and 13.05; Third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 13.03(d); and Fourth, pari passu to the Lenders in accordance with their respective Proportionate Shares, unless an Unpaid Amount is owed pursuant to Section 13.11, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.
      All losses with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes or incurred in connection with the Loans, the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective Proportionate Shares. The Lenders shall promptly, upon request, remit to Administrative Agent their respective Proportionate Shares of (i) any expenses incurred by Administrative Agent in connection with any Default to the extent any expenses have not been paid by the Borrower, (ii) any advances made to pay taxes or insurance or otherwise to preserve the lien of the Loan Documents or to preserve and protect the Project or made to effect the Completion of the Improvements to be constructed pursuant to this Agreement whether or not the amount necessary to be advanced for such purposes exceeds the amount of the respective Commitments of the Lenders, (iii) any other expenses incurred in connection with the enforcement of the Security Instrument or other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by the Borrower. To the extent any such advances are recovered in connection with the enforcement of the Security Instrument or the other Loan Documents, each Lender shall be paid its Proportionate Share of such recovery after deduction of the expenses of Administrative Agent.
      If any action is brought to collect on the Notes, foreclose under the Security Instrument, or enforce any of the Loan Documents, such action shall (to the extent permitted under applicable law and the decisions of the court in which such action is brought) be an action brought by Administrative Agent and the Lenders, collectively, to collect on all or a portion of the Notes or enforce the Loan Documents, and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent and the Lenders, and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. The costs and expenses of foreclosure, to the extent not paid by Borrower within ten (10) days after Administrative Agent's demand therefor, will be borne by the Lenders in accordance with their respective Proportionate Shares.
      If title is acquired to the Project after a foreclosure sale, nonjudicial foreclosure or by a deed in lieu of foreclosure, title shall be held by Administrative Agent in its own name in trust for the Lenders or, at Administrative Agent's election, in the name of a wholly owned subsidiary of Administrative Agent on behalf of the Lenders.
      If Administrative Agent (or its subsidiary) acquires title to the Project or is entitled to possession of the Project during or after the foreclosure, all material decisions with respect to the possession, ownership, development, construction, control, operation, leasing, management and sale of the Project shall be made by Administrative Agent. All income or other money received after so acquiring title to or taking possession of the Project with respect to the Project, including income from the operation and management of the Project and the proceeds of a sale of the Project, shall be applied: First, to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of this Article XIII and to the payment of any fees and charges then due agent to the extent not paid by the Borrower; Second, to the payment of operating expenses with respect to the Project; Third, to the establishment of reasonable reserves for the operation of the Project; Fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 13.03(d); Fifth to fund any capital improvement, leasing and other reserves established at the discretion of Administrative Agent; and Sixth, pari passu to the Lenders in accordance with their respective Proportionate Shares, unless an Unpaid Amount is owed pursuant to Section 13.11, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.
    Rights as a Lender. With respect to its Loan Commitment and the Loans made by it, U.S. Bank National Association (and any successor acting as "Administrative Agent" hereunder) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity as Lender. U.S. Bank National Association (and any successor acting as "Administrative Agent" hereunder) and any of its Affiliates may (without having to account therefor to any other Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, investment banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and U.S. Bank National Association (and any such successor) and any of its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
    Indemnification. Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by the Borrower, but without limiting the Obligations of the Borrower hereunder) ratably in accordance with their Proportionate Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent in its capacity as Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein (including the costs and expenses that the Borrower is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Administrative Agent.
    Non--Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Guarantor and its decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of Section 13.05 above, Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or the Guarantor of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or the Guarantor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or the Guarantor (or any of their Affiliates) that may come into the possession of Administrative Agent or any of its Affiliates. Without limiting the foregoing, Administrative Agent shall not be responsible in any manner to any Lender (or any permitted successor or assign of any Lender), and each Lender represents and warrants that it has not relied upon Administrative Agent for or in respect of, (a) the creditworthiness of Borrower and the risks involved to such Lender, (b) the effectiveness, enforceability, genuineness, validity, or the due execution of any Loan Document, (c) any representation, warranty, document, certificate, report, or statement made therein or furnished thereunder or in connection therewith, (d) the existence, priority, or perfection of any Lien granted or purported to be granted under any Loan Document, or (e) the observation of or compliance with any of the terms, covenants, or conditions of any Loan Document on the part of Borrower.
    Failure to Act. Except for action expressly required of Administrative Agent hereunder and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 13.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
    Resignation and Removal of Administrative Agent.
      It is agreed by the Lenders that Administrative Agent shall remain Administrative Agent under this Agreement and the other Loan Documents throughout the term of the Loan; provided, however, Administrative Agent may resign at any time by giving at least thirty (30) days prior notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that:
        meets the qualifications of an Eligible Assignee; and
        has substantial experience in construction loan administration, and if such successor Administrative Agent is not a Lender, as long as no Event of Default exists, the Borrower shall have the right to approve such successor Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

      If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a Person that meets the requirements of clauses (i) and (ii) above, and if such successor Administrative Agent is not a Lender, the Borrower, as long as no Event of Default exists, shall have the right to approve such successor Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder; provided, however, that the retiring Administrative Agent shall not be discharged from any liabilities which existed prior to the effective date of such resignation. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

      Administrative Agent may be removed by the Required Lenders if:
        Administrative Agent shall have failed to pay to Lenders any amount due to any Lender pursuant to this Agreement (and not reasonably disputed by Administrative Agent) within seven (7) Business Days of the date Administrative Agent is notified of a default in a payment due from Administrative Agent to such Lenders;
        Administrative Agent shall have failed to perform any of its obligations under this Agreement in any material respect and such failure shall not have been cured within thirty (30) calendar days after written notice from Lenders to Administrative Agent of such failure, or if such failure cannot reasonably be cured within such thirty (30) day period, within such longer period of time as may be necessary to complete such cure so long as Administrative Agent commences such cure within such thirty (30) day period and thereafter diligently pursues such cure to completion; or
        Administrative Agent is a Defaulting Lender.
    Consents and Certain Actions under, and Modifications of, Loan Documents.
      Administrative Agent may, except as provided below in Section 13.09(b) below, (i) grant or refuse to grant any consent or approval required or requested of it hereunder or under any of the other Loan Documents in its sole and absolute discretion (except where another standard of discretion is expressly required of Administrative Agent pursuant to the applicable Loan Document), and (ii) consent or refuse to consent to any Modification, supplement or waiver under any of the Loan Documents. Without limiting the foregoing, such authority shall include the power to grant approvals consents and make all decisions with respect to all Ministerial Matters.
      Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, Administrative Agent shall not, without the approval of the Required Lenders or all of the Lenders, as specified below, have the right or power (and Borrower acknowledges and agrees that Administrative Agent shall not have the right or power) to grant any consent or approval required or requested of it hereunder or under any of the other Loan Documents, consent to any Modification, supplement or waiver under any of the Loan Documents, or take any action, if the effect of such consent, approval, Modification, supplement, waiver or action would result in:
        Without the consent of all Lenders:

        (1) a waiver of any provision regarding the scheduled payment of principal of or interest on the Loan;

        (2) the postponement the Maturity Date;

        (3) the reduction or forgiveness of the principal amount of the Loan;

        (4) a decrease in the Applicable Interest Rate under the Loan or the waiver of any interest (including interest at the Default Rate) thereon, except to the extent permitted in the Loan Documents;

        (5) a release of Borrower from its Obligations under the Loan Documents, or a release of any of the Guarantors under the Guaranties from their obligations with respect to the Loan (except upon payment in full of the Loan and all other sums due under the Loan Documents);

        (6) a release of any material portion of the Collateral from the lien of the applicable Loan Documents, except to the extent permitted in the Loan Documents;

        (7) a waiver of any Late Charges, interest at the Default Rate, or any Extension Fee;

        (8) a consent to any waiver of the prohibitions on Transfer or encumbrances, other than an Anticipated Encumbrance, of the Project or Equity Interests in Borrower;

        (9) a Modification of the definition of "Required Lenders" or the provisions of Article XIII, or alters the several nature of the Lenders' obligations under the Loan Documents;

        Without the consent of the Required Lenders:

        (1) a decision to foreclose on, or exercise remedies in order to realize upon, any Collateral after a Default or an Event of Default, as the case may be or bring any action to enforce any of the Guaranties or other Loan Documents (provided, however, all decisions concerning the conduct of any receivership, the manner (i.e., judicial, non--judicial, acceptance of deed--in--lieu of foreclosure) and conduct of any foreclosure action or trustee's sale, the collection of any judgment, the settlement of such action, any bid on behalf of Administrative Agent and the Lenders at a foreclosure sale, the manner of taking and holding title to the Project, and the commencement and conduct of any deficiency judgment proceeding shall be made by Administrative Agent);

        (2) a decision made with respect to the sale or disposition of the Project or any Collateral after Administrative Agent has obtained possession thereof;

        (3) a decision on the use of application of proceeds from any insurance maintain by Borrower or any awards from a taking or condemnation of the Project;

        (4) a Protective Advance that exceeds Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or Protective Advances that exceed, in the aggregate, Five Hundred Thousand and No/100 Dollars ($500,000.00) in any calendar year; and

        (5) a single Change Order in excess of One Million and No/100 Dollars ($1,000,000.00) and all Change Orders at such time as the aggregate amount of Change Orders exceeds Seven Million and No/100 Dollars ($7,000,000.00).

        (6) a waiver of the conditions precedent to the making of Loans set forth in Section 6.02.

        Without the consent of the affected Lender, change such Lender's Proportionate Share (provided, however, that this clause shall not apply to reductions in or a deemed reduction in any Lender's Proportionate Share pursuant to Section 13.11 hereof, nor shall it be construed to prevent a Lender from assigning its interest in the Loan pursuant to Section 14.07).
      If Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give Administrative Agent written notice of its consent or approval or denial thereof (or such shorter time as may be required under the applicable Loan Document for Administrative Agent to respond, in which case Lenders shall have the same time period minus one (1) Business Day); provided that if any Lender does not respond within such ten (10) Business Days, such Lender shall be deemed to have authorized Administrative Agent to vote such Lender's interest with respect to the matter which was the subject of Administrative Agent's solicitation as Administrative Agent elects. Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include Administrative Agent's recommended course of action or determination in respect thereof.
    Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents. The Borrower shall be entitled to rely on all written agreements, approvals and consents received from Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.
    Defaulting Lenders.
      If any Lender (a "Defaulting Lender"; and, for purposes hereof, any Lenders that is not a Defaulting Lender, a "Non--Defaulting Lender") shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its Proportionate Share of an advance or disbursement to protect the Project or the lien of the Loan Documents, Administrative Agent and any of the Non--Defaulting Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender's Proportionate Share of such advance; provided, however, that Administrative Agent or such Non--Defaulting Lender gives the Defaulting Lender and Administrative Agent three (3) Business Days prior notice of its intention to do so. The right to make such advances in respect of the Defaulting Lender shall be exercisable first by Administrative Agent, and then by the Non--Defaulting Lender holding the greatest Proportionate Share, and thereafter to each of the Non--Defaulting Lenders in descending order of their respective Proportionate Shares or in such other manner as the Required Lenders (excluding the Defaulting Lender) may agree on. Any Lender making all or any portion of a Defaulting Lender's Proportionate Share of the applicable Loan advance in accordance with the foregoing terms and conditions shall be referred to as a "Special Advance Lender". Subject to a Defaulting Lender's right to cure as provided in Section 13.11(f), but notwithstanding anything else to the contrary contained in this Agreement, the Defaulting Lender's interest in, and any amounts due to a Defaulting Lender under, the Loan Documents (including, without limitation, all principal, interest, fees and expenses) shall be subordinate in lien priority and to the repayment of all amounts (including, without limitation, interest) then or thereafter due or to become due to the other Lenders under the Loan Documents, and the Defaulting Lender thereafter shall have no right to participate in any discussions among and/or decisions by the Lenders hereunder and/or under the other Loan Documents. Further, subject to Section 13.11(f) below, any Defaulting Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the other Lenders under, any Loan Document which is made subsequent to the Defaulting Lender becoming a Defaulting Lender and, during such period, the Loan Commitment of and outstanding principal amount held by such Defaulting Lender shall be disregarded in any determination requiring the approval of the Lenders or the Required Lenders hereunder.
      In any case where a Non--Defaulting Lender becomes a Special Advance Lender (i) the Special Advance Lender shall, at the election of such Special Advance Lender, be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender's respective Loans to the extent of the amount so advanced or disbursed (the "Advanced Amount") bearing interest at the Applicable Interest Rate (including interest at the Default Rate, if applicable) and (ii) the Defaulting Lender shall have no voting rights under this Agreement or any other Loan Documents (and its Proportionate Share shall be disregarded in determining whether any act or decision requiring the approval of the Required Lenders shall have been approved) so long as it is a Defaulting Lender. It is expressly understood and agreed that each of the respective obligations of the Lenders under this Agreement and the other Loan Documents, including to advance Loans, to share losses incurred in connection with the Loan, including costs and expenses of enforcement of the Loans, to make advances to preserve the lien of the Security Instrument or to preserve and protect the Project or to effect Completion of the Improvements to be constructed pursuant to the Loan Documents, shall be without regard to any adjustment in the Proportionate Shares occasioned by the acts of a Defaulting Lender. The Special Advance Lender shall be entitled to an amount (the "Unpaid Amount") equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand. The Defaulting Lender shall have the right to repurchase the senior participation in its Loans from the Special Advance Lender pursuant to Section 13.11(f) below by the payment of the Unpaid Amount.
      A Special Advance Lender shall (i) give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advance Amount and the percentage of the Special Advance Lender's senior participation in the Defaulting Lender's Loans and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender's senior participation. Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by Administrative Agent with respect to a Special Advance Lender's senior participation as Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender's senior participation in the Defaulting Lender's Loans out of the Defaulting Lender's share of any such distributions.
      A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from the Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the Unpaid Amount is fully repaid. Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.
      Nothing contained in Section 13.11(a), 13.11(f) or 13.11(h) shall release or in any way limit a Defaulting Lender's obligations as a Lender hereunder and/or under any other of the Loan Documents or impair the Borrower's right to exercise its remedies against such Defaulting Lender which remedies shall include, without limitation, the recovery of any losses, costs and expenses incurred as a result thereof. Each Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys' fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender's failure or refusal to abide by its obligations under this Agreement or the other Loan Documents, except to the extent a Defaulting Lender became a Defaulting Lender due to the gross negligence or willful misconduct of Administrative Agent and/or any Lender. Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of Section 13.11(c) above, set--off against any payments due to such Defaulting Lender for the claims of Administrative Agent and the other Non--Defaulting Lenders pursuant to this indemnity.
      A Defaulting Lender may cure a default arising out its failure to fund its Proportionate Share of an advance or to make any respective Loan required pursuant to this Agreement, and subject to the following, upon such cure shall no longer be deemed to be a Defaulting Lender, if, within five (5) days (the "Default Cure Period") of such default, it pays the full amount of the Unpaid Amount, together with interest thereon in respect of each day during the period commencing on the date such Advanced Amount was so paid by the Special Advance Lender until the date the Special Advance Lender recovers such amount at a rate per annum equal to the Federal Funds Rate in the event such cure is made within three (3) Business Days of such default; provided, however, if such Defaulting Lender fails to cure such default within such three (3) Business Days, the Special Advance Lender shall be entitled to recover, and such Defaulting Lender shall pay, such amount, on demand from Administrative Agent, together with interest thereon in respect of each day during the period commencing on such third (3rd) Business Day until the date the Special Advance Lender recovers such amount at a rate per annum equal to the Default Rate for each such day. If a Defaulting Lender pays the Unpaid Amount and interest due thereon within the Default Cure Period (or thereafter with the consent of Administrative Agent), such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the other Lenders under, any Loan Document which is made subsequent to the Lender's becoming a Defaulting Lender and prior to its curing the default as provided in this Section 13.11(f); provided that such amendment or waiver of action was taken in accordance with the provisions of this Agreement. A Defaulting Lender shall have absolutely no right to cure any default after the expiration of the Default Cure Period unless Administrative Agent, in its sole discretion, elects to permit such cure.
      If any Lender becomes a Defaulting Lender and none of the other Lenders becomes a Special Advance Lender pursuant to Section 13.11(a), the Borrower shall have the right, provided there exists no Default or Event of Default that has not arisen as a result of the Defaulting Lender's failure to fund, to cause another financial institution acceptable to Administrative Agent to assume the Defaulting Lender's obligations with respect to the Advance Amount on the then--existing terms and conditions of the Loan Documents (such replacement institution, a "Replacement Lender"). It shall be a condition to such assumption that the Replacement Lender concurrently assumes the obligations of the Defaulting Lender with respect to the unfunded portion of the Commitments of such Defaulting Lender. Such assumption shall be pursuant to a written instrument reasonably satisfactory to Administrative Agent. Upon such assumption, the Replacement Lender shall become a "Lender" for all purposes hereunder, with a Loan Commitment in an amount equal to the Advance Amount, and the Defaulting Lender's Loan Commitment shall automatically be reduced by the Advance Amount. In connection with the foregoing, the Borrower shall execute and deliver to the Replacement Lender and the Defaulting Lender Replacement Notes. Such Replacement Notes shall be in amounts equal to, in the case of the Replacement Lender's note, the Advance Amount and, in the case of the Defaulting Lender's note, its Commitment, as reduced as aforesaid. Such replacement notes shall constitute "Notes" and the obligations evidenced thereby shall be secured by the Security Instrument. In connection with the Borrower's execution of replacement notes as aforesaid, the Borrower shall deliver to Administrative Agent such evidence of the due authorization, execution and delivery of the replacement notes and any related documents as Administrative Agent may reasonably request. The execution and delivery of replacement notes as required above shall be a condition precedent to any further advances of Loan proceeds. Upon receipt of its replacement note, the Defaulting Lender will return to the Borrower its note(s) that was replaced; provided that the delivery of a replacement note to the Defaulting Lender pursuant to this Section 13.11(g) shall operate to void and replace the note(s) previously held by the Defaulting Lender regardless of whether or not the Defaulting Lender returns same as required hereby.
      In addition to the foregoing, in the event the Defaulting Lender has not cured such default within the Default Cure Period, Administrative Agent (unless the Lender serving in the capacity of Administrative Agent is the Defaulting Lender) and the Non--Defaulting Lenders, shall, in accordance with the priority established pursuant to Section 13.11(a) above, be entitled to purchase such Defaulting Lender's entire Loan Commitment, excluding accrued and unpaid interest thereon, for a purchase price equal to the outstanding principal balance of all Loans which have been funded by such Defaulting Lender as of the date of such purchase.
      The Borrower, Administrative Agent and Lenders shall, at the Borrower's expense solely with respect to Administrative Agent's reasonable costs and expenses in connection therewith, execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary in order to effect the substitution of Lenders in accordance with the foregoing provisions of this Section 13.11(i). The Lenders shall reasonably cooperate with the Borrower's attempts to obtain a Replacement Lender, but they shall not be obligated to modify the Loan Documents in connection therewith, other than modifications pursuant to the immediately preceding paragraph.
    Amendments Concerning Agency Functions. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent shall not be bound by any Modification of this Agreement or any other Loan Document which affects its duties, rights, and/or functions hereunder or thereunder unless it shall have given its prior written consent thereto.
    Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to the Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of the Borrower to perform its obligations hereunder or under any other Loan Document.
    Transfer of Agency Function. Without the consent of the Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States; provided that Administrative Agent shall promptly notify the Borrower and the Lenders thereof.
    Sharing of Payments, Etc. If any Lender shall obtain from the Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set--off, banker's lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by the Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Lender agrees that it shall turn over to Administrative Agent (for distribution by Administrative Agent to the other Lenders in accordance with the terms of this Agreement) any payment (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans held by it in excess of its ratable portion of payments on account of the Loans obtained by all the Lenders. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or Obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set--off to which Section 14.10 applies, then such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under Section 14.10 to share in the benefits of any recovery on such secured claim.
    Bankruptcy of Borrower. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor, Administrative Agent shall have the sole and exclusive right to file and pursue a joint proof of claim on behalf of the Lenders. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings.
    Termination. The rights and obligations of Administrative Agent and the Lenders shall terminate when the Obligations of Borrower hereunder have been paid and finally discharged in full and the obligations of the Lenders to advance funds to the Borrower under this Agreement are terminated or, if the Administrative Agent or Administrative Agent's nominee takes title to the Project by foreclosure or conveyance in lieu of foreclosure, when the Project is thereafter sold to a third--party purchaser. All indemnification provisions in favor of Administrative Agent herein and in the other Loan Documents shall survive the termination hereof.

  MISCELLANEOUS
    Non--Waiver; Remedies Cumulative. No failure on the part of Administrative Agent, any Lender or Borrower to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any other Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein and the other Loan Documents are cumulative and not exclusive of any remedies provided by law.
    Notices.
      All notices, requests, demands, statements, authorizations, approvals, directions, consents and other communications provided for herein and under the Loan Documents (to which Borrower is a party) shall be given or made in writing and shall be deemed sufficiently given or served for all purposes as of the date (i) when hand delivered (provided that delivery shall be evidenced by a receipt executed by or on behalf of the addressee), (ii) one (1) Business Day after being sent by reputable overnight courier service (with delivery evidenced by written receipt) for next Business Day delivery, or (iii) with a simultaneous delivery by one of the methods in clause (i) or (ii) above, by facsimile, when sent, with confirmation and a copy sent by first class mail, in each case addressed to the intended recipient at the address specified below; or, as to any party, at such other address as shall be designated by such party in a notice to each other party hereto. Unless otherwise expressly provided in the Loan Documents, Borrower shall only be required to send notices, requests, demands, statements, authorizations, approvals, directions, consents and other communications to Administrative Agent on behalf of all of the Lenders.

      If to Borrower: ArraBelle at Vail Square, LLC

      c/o Vail Resorts Development Co.

      137 Benchmark Road

      Avon, CO 81620

      Attention: Mr. Jeffrey W. Jones

      Facsimile: 970--845--2555

      With a copy to: Holme Roberts & Owen, LLP

      1700 Lincoln Street

      Suite 4100

      Denver, CO 80203

      Attention: Robert H. Bach, Esq.

      Facsimile: 303--866--0200

      If to Administrative Agent: U.S. Bank National Association

      DN--CO--BB5R

      918 Seventeenth Street, 5th Floor

      Denver, CO 80202

      Attention: Mr. Matthew Carrothers

      Facsimile: 303--585--4198

      With a copy to: U.S. Bank National Association

      Real Estate Capital Markets

      14241 Dallas Parkway

      Suite 490

      Dallas, TX 75254

      Attention: Mr. Huvishka Ali

      Facsimile: 972--386--8370

      With a copy to: Snell & Wilmer L.L.P.

      1200 Seventeenth Street, Suite 1900

      Denver, CO 80202

      Attn: Thomas L. DeVine, Esq.

      Facsimile: 303--634--2020

      Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
    Expenses, Etc. Borrower agrees to pay on demand or reimburse on demand to the applicable party: (a) all out--of--pocket costs and expenses of Administrative Agent (including, but not limited to, the reasonable legal fees and expenses of its counsel, (ii) due diligence expenses, including title insurance reports and policies, surveys, title and lien searches, appraisals (including the Appraisal and any additional Appraisals ordered as a result of Borrower's election to extend the Scheduled Maturity Date pursuant to Section 4.01), the Environmental Report, the Construction Consultant's Construction, Cost and Plan Review, (iii) accounting firms, (iv) insurance consultants and (v) the Construction Consultant) in connection with (1) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the syndication, making and administration of the Loans hereunder, (2) the creation, perfection or protection of the Liens to be created by the Security Documents, (3) the negotiation or preparation of any Modification or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and the construction of the Improvements and (4) Administrative Agent's duties under this Agreement and the other Loan Documents; (b) all reasonable out--of--pocket costs and expenses of the Lenders and Administrative Agent (including the reasonable fees and expenses of legal counsel in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including all manner of participation in or other involvement with (1) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (2) judicial or regulatory proceedings and (3) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 14.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.
    Indemnification. Borrower hereby agrees to (a) indemnify the Indemnified Parties from, and hold each of them harmless, from and against all damages, losses, claims, actions, liabilities (or actions, investigations or other proceedings commenced or threatened in respect thereof) penalties, fines, costs and expenses including reasonable attorneys' fees and expenses (collectively and severally, "Losses") which may be imposed upon, asserted against or incurred or paid by any of them resulting from the claims of any third party relating to or arising out of (i) the Project, (ii) any of the Loan Documents or the Transactions, (iii) any ERISA Events, (iv) any Environmental Losses, (v) any defective workmanship or materials occurring in the construction of the Improvements or any Restoration and (vi) any act performed or permitted to be performed by any Indemnified Party under any of the Loan Documents, except for Losses to the extent determined by a court of competent jurisdiction to be caused by the gross negligence or willful misconduct of an Indemnified Party (but the effect of this exception only eliminates the liability of Borrower with respect to the Indemnified Party (and if such Indemnified Party is not a Lender, the Lender on whose behalf such Indemnified Party was acting) to the extent such Indemnified Party has been adjudged to have so acted and not with respect to any other Indemnified Party), and (b) reimburse each Indemnified Party on demand for any expenses (including attorneys' fees and disbursements) reasonably incurred in connection with the investigation of, preparation for or defense of any actual or threatened claim, action or proceeding arising therefrom (excluding any action or proceeding where the Indemnified Party is not a party to such action or proceeding out of which any such expenses arise unless such Indemnified Party is required to participate or respond in connection with such action or proceeding (e.g., by way of deposition, discovery requests, testimony, subpoena or similar reason)). The Obligations shall not be considered to have been paid in full unless all obligations of Borrower under this Section 14.04 shall have been fully performed (except for contingent indemnification obligations for which no claim has actually been made pursuant to this Agreement). This Section 14.04 shall survive repayment in full of the Loans and the assignment, sale or other transfer of Administrative Agent's or any Lender's interest hereunder.
    Amendments, Etc. Except as otherwise expressly provided in this Agreement or the other Loan Documents, and subject to the provisions of Section 13.11(a), this Agreement and the other Loan Documents may be Modified only by an instrument in writing signed by Borrower and the Required Lenders, or by Borrower and Administrative Agent acting with the consent of the Required Lenders, and any provision of this Agreement may be waived by Administrative Agent as expressly provided in any Loan Document, by the Required Lenders or by Administrative Agent acting with the consent of the Required Lenders; provided that: (a) no Modification or waiver shall, unless by an instrument signed by all of the Lenders or by Administrative Agent acting with the consent of all of the Lenders: (i) subject to Borrower's right to extend pursuant to Section 4.01, extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, (ii) reduce the amount of any such payment of principal, (iii) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (iv) alter the rights or obligations of Borrower to prepay Loans, (v) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as between the Lenders or Types of Loans, (vi) alter the terms of this Section 14.05, (vii) Modify the definition of the term "Required Lenders" or Modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to Modify any provision hereof, (viii) alter the several nature of the Lenders' obligations hereunder, (ix) release Borrower, any collateral or any Guarantor or otherwise terminate any Lien under any Security Document providing for collateral security (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release any Lien covering the collateral under the Security Documents (1) as expressly provided in the Loan Documents and (2) upon payment of the Obligations in full in accordance with the terms of the Loan Documents), (x) agree to additional obligations being secured by such collateral security, or (xi) alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents; (b) any Modification of Article XIII, or of any of the rights or duties of Administrative Agent hereunder, shall require the consent of Administrative Agent and the Required Lenders; and (c) no Modification shall increase the Commitment of any Lender without the consent of such Lender. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, Administrative Agent Administrative Agent is hereby authorized to enter into Modifications to the Loan Documents which are ministerial in nature, including the preparation and execution of Uniform Commercial Code forms, and Assignments and Acceptances.
    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
    Assignments and Participations.
      Consent Required for Assignments by Borrower. Borrower may not assign any of its rights or obligations hereunder or under the Loan Documents without the prior consent of all of the Lenders and Administrative Agent.
      Assignments to Operation of Law or Pledges. Notwithstanding anything to the contrary herein, each Lender shall have the right at any time and from time to time, to (i) assign an undivided interest in the Loan, in minimum amounts of Ten Million and No/100 Dollars ($10,000,000.00), and upon payment to Administrative Agent of an assignment fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) for each such assignment to any Affiliate of such Lender or to a successor entity by reason of any merger affecting Lender, or to an Eligible Assignee (ii) pledge or assign the same to any Federal Reserve Bank in accordance with applicable law as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (1) no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (2) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.
      Cooperation with Syndication Efforts. Borrower acknowledges that a portion of the Loan Commitments will be syndicated to one or more Lenders (the "Syndication") and in connection therewith, the Borrower will take all actions as Administrative Agent and the Lenders may request to assist in the Syndication effort, including the execution by Borrower of Replacement Notes.
      Provision of Information to Assignees and Participants. A Lender may furnish any information concerning Borrower, the Project, the Loans and any Guarantor in the possession of such Lender from time to time to assignees, pledgees and participants (including prospective assignees, pledgees and participants), subject, however, to the party receiving such information confirming in writing that such party and such information is subject to the provisions of Section 14.22.
    Survival. The obligations of Borrower under Sections 5.01, 5.05, 5.07, 14.03, 14.04 and 14.11, and the obligations of the Lenders under Sections 13.05 and 13.11(e), shall survive the repayment of the Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest under the Loan Documents in accordance with the terms thereof including any Lender's interest in its Commitment or Loans hereunder, shall survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a "Lender" hereunder. In addition, each representation and warranty made, or deemed to be made by a Request for Loan Advance, herein or pursuant hereto by Borrower shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.
    Multiple Copies. Each document to be delivered to Administrative Agent hereunder or under any other Loan Document shall be delivered in duplicate.
    Right of Set--off.
      Upon the occurrence and during the continuance of any Event of Default, each of the Lenders is, subject (as between the Lenders) to the provisions of Section 14.10(c) of this Section 14.10, hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set--off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing, by such Lender in any of its offices, in Dollars or in any other currency, to or for the credit or the account of Borrower against any and all of the respective obligations of Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender or any other Lender shall have made any demand hereunder and although such obligations may be contingent or unmatured and such deposits or indebtedness may be unmatured. Each Lender hereby acknowledges that the exercise by any Lender of offset, set--off, banker's lien, or similar rights against any deposit or other indebtedness of Borrower whether or not located in Colorado or any other state with certain laws restricting lenders from pursuing multiple collection methods, could result under such laws in significant impairment of the ability of all the Lenders to recover any further amounts in respect of the Loan. Therefore, each Lender agrees that no Lender shall exercise any such right of set--off, banker's lien, or otherwise, against any assets of Borrower (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Lender to or for the credit or the account of Borrower) without the prior written consent of Administrative Agent and the Required Lenders.
      Each Lender shall promptly notify Borrower and Administrative Agent after any such set--off and application; provided that the failure to give such notice shall not affect the validity of such set--off and application. The rights of the Lenders under this Section 14.10 are in addition to other rights and remedies (including other rights of set--off) which the Lenders may have.
      If an Event of Default has resulted in the Loans becoming due and payable prior to the stated maturity thereof, each Lender agrees that it shall turn over to Administrative Agent any payment (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans held by it in excess of its ratable portion of payments on account of the Loans obtained by all the Lenders.
    Brokers. Borrower hereby represents to Administrative Agent and each Lender that it has not dealt with any broker, underwriters, placement agent, or finder in connection with the Transactions. Borrower hereby agrees to indemnify and hold Administrative Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the Transactions.
    Estoppel Certificates.
      Borrower, within ten (10) Business Days after Administrative Agent's request, shall furnish to Administrative Agent a written statement, duly acknowledged, certifying to Administrative Agent and each Lender and/or, subject to the terms of Section 14.07, any proposed assignee of any portion of the interests hereunder: (i) the amount of the Outstanding Principal Amount then owing under this Agreement and each of the Notes, (ii) the terms of payment and Scheduled Maturity Date of the Loans (or if earlier, the Maturity Date), (iii) the date to which interest has been paid under each of the Notes, (iv) whether any offsets or defenses exist against the repayment of the Loans and, if any are alleged to exist, a detailed description thereof, (v) the extent to which the Loan Documents have been Modified and (vi) such other information as Administrative Agent shall reasonably request.
      Administrative Agent, within ten (10) Business Days after Borrower's reasonable request therefor, shall furnish to Borrower a written statement, duly acknowledged, certifying to any prospective permitted purchaser of an interest in Borrower or any prospective permitted lender to Borrower: (i) the amount of the Outstanding Principal Amount, (ii) the terms of payment and Scheduled Maturity Date of the Loans (or if earlier, the Maturity Date), (iii) the date to which interest has been paid under each of the Notes, (iv) whether, to the actual knowledge of the Person signing on behalf of Administrative Agent, there are any Defaults on the part of Borrower hereunder or under any of the other Loan Documents, and, if any are alleged to exist, a detailed description thereof, (v) the extent to which the Loan Documents have been Modified, and (vi) such other information as Borrower shall reasonably request.
    Preferences. To the extent that Borrower makes a payment or payments to Administrative Agent and/or any Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent or a Lender, as the case may be.
    Certain Waivers. Borrower hereby irrevocably and unconditionally waives (a)  notice of any actions taken by Administrative Agent or any Lender hereunder or under any other Loan Document or any other agreement or instrument relating thereto except to the extent (i) otherwise expressly provided herein or therein or (ii) Borrower is not, pursuant to Applicable Law, permitted to waive the giving of notice, (b) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of Borrower's obligations hereunder and under the other Loan Documents, the omission of or delay in which, but for the provisions of this Section 14.14, might constitute grounds for relieving Borrower of any of its obligations hereunder or under the other Loan Documents, except to the extent that Borrower is not, pursuant to Applicable Law, permitted to waive the giving of notice, (c) any requirement that Administrative Agent or any Lender protect, secure, perfect or insure any lien on any collateral for the Loans or exhaust any right or take any action against Borrower or any other Person or against any collateral for the Loans, (d) any right or claim of right to cause a marshalling of Borrower's assets and (e) all rights of subrogation or contribution, whether arising by contract or operation of law or otherwise by reason of payment by Borrower pursuant hereto or to the other Loan Documents.
    Entire Agreement. This Agreement, the Notes and the other Loan Documents constitute the entire agreement between Borrower, Administrative Agent and the Lenders with respect to the subject matter hereof and all understandings, oral representations and agreements heretofore or simultaneously had among the parties are merged in, and are contained in, such documents and instruments.
    Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason as to any Person or circumstance, such provision or provisions shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Agreement.
    Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
    GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF COLORADO, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY OF THE LOAN DOCUMENTS.
    SUBMISSION TO JURISDICTION. Borrower, ADMINISTRATIVE AGENT AND EACH OF THE LENDERS HEREBY IRREVOCABLY (A) AGREE THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE GUARANTY, ANY SECURITY DOCUMENT, OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN A COURT OF RECORD IN THE STATE OF COLORADO, CITY AND COUNTY OF DENVER OR IN THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN SUCH STATE AND COUNTY, (B) CONSENT TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, (C) WAIVE ANY OBJECTION WHICH IT MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (D) AGREE AND CONSENT THAT ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN COLORADO STATE OR FEDERAL COURT SITTING IN DENVER, MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER, ADMINISTRATIVE AGENT OR A LENDER, AS APPLICABLE, AT THE ADDRESS FOR NOTICES PURSUANT TO SECTION 14.02 HEREOF, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO BRING ANY SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR THE PROPERTY OF BORROWER IN THE COURTS OF ANY OTHER JURISDICTIONS.
    WAIVER OF JURY TRIAL; COUNTERCLAIM. EACH OF BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE GUARANTY, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS. BORROWER FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY LEGAL PROCEEDING BROUGHT BY OR ON BEHALF OF ADMINISTRATIVE AGENT OR THE LENDERS WITH RESPECT TO THIS AGREEMENT, THE NOTES , THE OTHER LOAN DOCUMENTS OR OTHERWISE IN RESPECT OF THE LOANS, ANY AND EVERY RIGHT BORROWER MAY HAVE TO (A) INTERPOSE ANY COUNTERCLAIM THEREIN, OTHER THAN A COMPULSORY COUNTERCLAIM, AND (B) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING CONTAINED IN THE IMMEDIATELY PRECEDING SENTENCE SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR THE LENDERS WITH RESPECT TO ANY ASSERTED CLAIM.
    Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information that may be disclosed (a) to its Subsidiaries and Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 14.22, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.22 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section 14.22, "Information" shall mean all information received from or on behalf of Borrower relating to Borrower, its Subsidiaries or Affiliates or their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 14.22 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, the information subject to this Section 14.22 shall not include, and Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011--4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.
    Usury Savings Clause. It is the intention of Borrower, Administrative Agent and the Lenders to conform strictly to the usury and similar laws relating to interest payable on loans from time to time in force, and all Loan Documents between Borrower, Administrative Agent and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated by or deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Loans, or in any other document evidencing, securing or pertaining to the Loans, exceed the maximum amount (the "Maximum Rate") permissible under Applicable Laws. If under any circumstances whatsoever fulfillment of any provision hereof, of this Agreement or of the other Loan Documents, at the time performance of such provisions shall be due, shall involve exceeding the Maximum Rate, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate. For purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the Loans evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro--rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such indebtedness, so that the actual rate of interest on account of such Loans is uniform through the term hereof. If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Rate, such amount shall be deemed a payment in reduction of the principal amount of the applicable Loans and shall be treated as a voluntary prepayment under this Agreement and shall be so applied in accordance with the provisions of this Agreement, or if such excessive interest exceeds the outstanding amount of the applicable Loans and any other Obligations, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Borrower.
    Controlled Accounts. Borrower hereby agrees with Administrative Agent, as to any Controlled Account into which this Agreement requires Borrower to deposit funds, as follows:
      Establishment and Maintenance of the Controlled Account.
        Each Controlled Account (1) shall be a separate and identifiable account from all other funds held by the Depository Bank and (2) shall contain only funds required to be deposited pursuant to this Agreement. Any interest which may accrue on the amounts on deposit in a Controlled Account shall be added to and shall become part of the balance of such Controlled Account. Borrower, Administrative Agent and the applicable Depository Bank shall enter into an agreement (the "Controlled Account Agreement"), in form and content acceptable to Administrative Agent which shall govern the Controlled Account and the rights, duties and obligations of each party to the Controlled Account Agreement.
        The Controlled Account Agreement shall provide that (1) the Controlled Account shall be established in the name of Administrative Agent (on behalf of the Lenders), (2) the Controlled Account shall be subject to the sole dominion, control and discretion of Administrative Agent, and (3) neither Borrower nor any other Person, including, without limitation, any Person claiming on behalf of or through Borrower, shall have any right or authority, whether express or implied, to make use of or withdraw, or cause the use or withdrawal of, any proceeds from the Controlled Account or any of the other proceeds deposited in the Controlled Account, except as expressly provided in this Agreement or in the Controlled Account Agreement.
      Deposits to and Disbursements from the Controlled Account. All deposits to and disbursements of all or any portion of the deposits to the Controlled Account shall be in accordance with this Agreement and the Controlled Account Agreement. Any disbursement of funds held in any Controlled Account shall be subject to the satisfaction of all applicable conditions precedent to the making of a Loan advance by the Lenders hereunder (including, without limitation, that no Event of Default then exists, and that Borrower shall have submitted a written request for such amount in accordance with the procedures generally applicable to advances of the Loan). Borrower hereby agrees to pay any and all fees charged by Depository Bank in connection with the maintenance of the Controlled Account and the performance of its duties. Under no circumstances shall Administrative Agent or the Lenders be obligated to make advances of the Loan while funds are available in a Controlled Account to pay for costs of the Construction Work.
      Security Interest. Borrower hereby grants a first priority security interest in favor of Administrative Agent for the ratable benefit of the Lenders in each Controlled Account and all financial assets and other property and sums at any time held, deposited or invested therein, and all security entitlements and investment property relating thereto, together with any interest or other earnings thereon, and all proceeds thereof, whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities (collectively, "Controlled Account Collateral"), together with all rights of a secured party with respect thereto (even if no further documentation is requested by Administrative Agent or the Lenders or executed by Borrower with respect thereto).
    Financing Statements. Borrower authorizes Administrative Agent to file such financing statements (and any continuations statements with respect thereto) under the Uniform Commercial Code as Administrative Agent may deem necessary in order to perfect or maintain the perfection of any security interest granted or to be granted to Administrative Agent pursuant to any of the Loan Documents, in such jurisdictions as Administrative Agent may elect.
    Unavoidable Delay. If the work of construction is directly affected and delayed by an Unavoidable Delay, Borrower must notify Administrative Agent in writing within ten (10) Business Days after the occurrence of any such Unavoidable Delay. So long as no Event of Default has occurred and is continuing and such notice has been given in a timely manner, and provided further that in each case, (a) the cause of the Unavoidable Delay is not within the control of Borrower, (b) after giving effect to the consequences of each such delay, the Loans shall remain In Balance, (c) after giving effect to the consequences of each such delay, the Qualified Purchase Contracts remain in full force and effect, (d) Borrower shall use all commercially reasonable efforts to mitigate the delay caused by such event of Unavoidable Delay, and (e) Administrative Agent reasonably acknowledges that such delay is due to one of the foregoing causes (which acknowledgment shall not be unreasonably withheld or delayed), then Administrative Agent shall extend the Completion Date and the time for performance of any other construction obligations hereunder by a period of time equal to the period of such Unavoidable Delay. No such extension shall affect the time for performance of, or otherwise modify, any of Borrower's other Obligations under the Loan Documents or the maturity of the Notes. Neither Administrative Agent nor any Lender shall be liable in any way for Administrative Agent's or such Lender's failure to perform or delay in performing under the Loan Documents, and Administrative Agent may suspend or terminate all or any portion of its and the Lenders' obligations under the Loan Documents if such delay or failure to perform results directly or indirectly from, or is based upon, an Unavoidable Delay.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

ARRABELLE AT VAIL SQUARE, LLC, a Colorado limited liability company

By: Vail Resorts Development Company, a Colorado corporation, its Managing Member

By:

Jeffrey W. Jones

Senior Vice President

[Signatures continued on next page.]

ADMINISTRATIVE AGENT:

U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders

By:

Matthew W. Carrothers

Vice President

[Signatures continued on next page.]

LENDER:

U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:

Matthew W. Carrothers

Vice President

[Signatures continued on next page.]

LENDER:

WELLS FARGO BANK, N.A., a national banking association

By:

John W. McKinny

Senior Vice President

[Signatures continued on next page.]

LENDER:

JPMORGAN CHASE BANK, N.A., a national banking association

By:

Jane B. Reed

Senior Vice President

[Signatures continued on next page.]

LENDER:

LASALLE BANK NATIONAL ASSOCIATION, a national banking association

By:

Kenneth A. Whitelam

First Vice President

[Signatures continued on next page.]

LENDER:

COMPASS BANK, an Alabama banking corporation

By:

John Lozano

Vice President

[Signatures continued on next page.]

LENDER:

COMERICA WEST INCORPORATED

By:

Kevin T. Urban

Assistant Vice President

[Signatures continued on next page.]

LENDER:

BANK OF AMERICA, N.A.

By:

Juli Elston

Senior Vice President

Exhibit A

Description of Land

LOT 1, LIONSHEAD SIXTH FILING, ACCORDING TO THE PLAT RECORDED NOVEMBER 21, 2005 AT RECEPTION NO. 937664, COUNTY OF EAGLE, STATE OF COLORADO.

Exhibit B

Project Budget

Sources	%
Equity (land)	13.8%	$36,750,000
Escrow Deposits	12.8%	$33,850,500
Additional Borrower Equity (Cash)	7.5%	$19,886,872
Construction Facility	65.9%	$175,000,000
Total Sources	100.0%	$265,487,372

Uses
Land Costs	13.8%	$36,750,000
Building Costs	59.6%	$158,140,405
Sitework & Utilities	4.1%	$11,010,522
Hard Cost Sub--Total		$205,900,927

Project Management (In--house)	0.4%	$1,005,000
Interest Reserve and Fees	4.3%	$11,500,000
Contingency	3.9%	$10,356,626
Planning, Design, & Engineering	6.5%	$17,256,964
FF&E	4.4%	$11,650,046
Fees, Permits, and Taxes	0.7%	$1,786,202
Financial Exp. (Blders Risk, Etc.)	1.9%	$5,006,884
Other	0.4%	$1,024,723
Soft Cost Sub--Total		$59,586,445

Total Uses	100.0%	$265,487,372

Exhibit C

List of Commitments and Proportionate Shares

Lender	Amount of Commitment	Proportionate Share
U.S. Bank National Association	$45,000,000.00	25.7142857143%
Wells Fargo Bank, N.A.	$45,000,000.00	25.7142857143%
JPMorgan Chase Bank, N.A.	$23,000,000.00	13.1428571429%
LaSalle Bank National Association	$22,000,000.00	12.5714285714%
Compass Bank	$18,000,000.00	10.2857142857%
Comerica West Incorporated	$12,000,000.00	6.8571428571%
Bank of America, N.A.	$10,000,000.00	5.7142857143%

Total:	$175,000,000.00	100%

Exhibit D

Summary Qualified Purchase Contracts

Exhibit E

List of Plans and Specifications

(See attached)

Exhibit F

Loan Par Value

	Unit	Par Value
1	201	$3,097,997
2	217	$1,314,419
3	229	$1,934,794
4	243	$2,167,435
5	255	$2,167,435
6	259	$1,004,232
7	272	$1,236,872
8	274	$1,236,872
9	282	$2,942,903
10	284	$3,097,997
11	287	$1,857,247
12	301	$3,873,466
13	329	$4,106,106
14	330	$1,159,326
15	343	$2,244,982
16	355	$2,865,356
17	368	$1,469,513
18	372	$1,934,794
19	374	$1,857,247
20	382	$2,942,903
21	384	$3,253,091
22	387	$1,934,794
23	408	$2,167,435
24	414	$1,469,513
25	422	$1,624,607
26	429	$4,261,200
27	430	$2,244,982
28	443	$2,400,075
29	444	$1,857,247
30	455	$3,408,185
31	460	$926,685
32	461	$1,702,154
33	468	$1,547,060
34	472	$2,244,982
35	476	$2,012,341
36	482	$2,632,716
37	484	$10,856,560
38	487	$1,004,232
39	508	$2,322,528
40	514	$1,624,607
41	522	$1,779,700
42	529	$4,416,294
43	530	$2,322,528
44	543	$2,477,622
45	544	$1,934,794
46	555	$3,485,731
47	560	$1,004,232
48	561	$1,779,700
49	568	$1,779,700
50	572	$2,244,982
51	576	$2,089,888
52	582	$2,787,810
53	587	$1,236,872
54	608	$2,942,903
55	614	$1,934,794
56	617	$2,632,716
57	622	$2,012,341
58	629	$5,191,762
59	630	$2,632,716
60	642	$3,330,638
61	643	$4,648,934
62	655	$3,563,278
63	661	$1,857,247
64	668	$3,795,919
65	672	$4,106,106
66	682	$3,873,466
67	755	$7,130,434

TOTAL	67	$175,000,000

Exhibit G

Form of Request for Continuation or Conversion

REQUEST FOR CONTINUATION OR CONVERSION

Pursuant to Section [----] of that certain Construction Loan Agreement among [----------------------------------------] ("Borrower"), the Lenders party thereto, and U.S. Bank National Association, as Administrative Agent for the Lenders ("Administrative Agent"), this represents Borrower's irrevocable notice to the Administrative Agent of Borrower's intention to:

(a) [------] continue the Loan with the Base Rate as the Applicable Interest Rate;

(b) [------] continue the Loan with a LIBOR--Based Rate as the Applicable Interest Rate for a [------] one (1) / [------] two (2) / [------] three (3) / [------] six (6) month LIBOR Period;

(c) [------] convert the Loan to a Based Rate Loan as the Applicable Interest Rate;

(d) [------] convert the Loan to a LIBOR--Based Rate as the Applicable Interest Rate for a [------] one (1) / [------] two (2) / [------] three (3) / [------] six (6) month LIBOR Period.

Borrower certifies that:

(1) after giving effect to any continuation or conversion of the Loan, all the requirements contained in the Notes and the Loan Agreement applicable thereto are satisfied;

(2) the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

(3) no event has occurred and is continuing or would result from the consummation of the continuation or conversion contemplated hereby that would constitute an Event of Default.

[Signature Page Follows]

DATED:

BORROWER:

ARRABELLE AT VAIL SQUARE, LLC, a Colorado limited liability company

By: Vail Resorts Development Company, a Colorado corporation, its Managing Member

By:

Name:

Its:

Exhibit H

Form of Request for Loan Advance

REQUEST FOR LOAN ADVANCE

--------------------------, 200--

Re: U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent, Loans in the aggregate amount of $[----------------------] to [--------------------------------]

Project: [INSERT ADDRESS]

Ladies and Gentlemen:

Reference is made to that certain Construction Loan Agreement dated January 31, 2006 among U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent, certain lenders party thereto and the undersigned (the "Construction Loan Agreement"). Terms not defined in this Request for Loan Advance shall have the same meaning as in the Construction Loan Agreement.

This Request for Loan Advance (a) is request No.---------- under the Construction Loan Agreement, (b) constitutes Borrower's request to borrow Loans in the amounts and in the manner set forth below and (c) is otherwise subject to the terms of the Construction Loan Agreement. The information relating to the proposed Loans is as follows:

1. The date of the proposed Loans is ---------------------- ----, --------.

2. The aggregate amount of the proposed Loans (after deducting an aggregate Retainage of $--------------------) is $------------------.

3. The aggregate amount of the proposed Loans which are to bear interest as LIBOR Rate Loans is $--------------------.

4. The aggregate amount of the proposed Loans which are to bear interest at Base Rate Loans is $--------------------.

5. The aggregate amount of Loans requested hereunder, when added to prior (if any) Loans funded under the Construction Loan Agreement, will result in total Loans outstanding under the Construction Loan Agreement of $--------------------.

6. Funds undrawn under the aggregate Commitments after giving effect to the Loans requested hereunder will then be $--------------------.

Attached to this Request for Loan Advance are the following items:

A. To the extent not previously delivered to Administrative Agent, for funds due under the General Contract, copies of the General Contractor's invoices relating to payments requested under this Request for Loan Advance, together with paid invoices evidencing payment of funds previously advanced to the General Contractor pursuant to Loans, provided, however, presentation of invoices shall not be required when the amount of the payment requested from the proceeds of the Advance is less than $250,000; in those circumstances, presentation of general ledger entries evidencing the amount due shall be sufficient;

B. To the extent not previously delivered to Administrative Agent, for funds paid directly by Borrower, copies of all invoices relating to payments requested under this Request for Loan Advance, together with paid invoices evidencing payment of funds previously advanced to Borrower pursuant to Loans, provided, however, presentation of invoices shall not be required when the amount of the payment requested from the proceeds of the Advance is less than $250,000; in those circumstances, presentation of general ledger entries evidencing the amount due shall be sufficient;

C. Copy of the Project Budget attached as Exhibit 1 hereto, showing the portion of each budget line item comprising the aggregate Loans subject to this request and any Retainage with respect thereto, and the total of all Loans to date, inclusive of the Loans subject to this request;

D. Copies of sworn unconditional lien wavers from each trade contractor, subcontractor, materialman, supplier and vendor (each a "Subcontractor") who is to be paid from the proceeds of this Advance, to the extent not previously delivered to Administrative Agent releasing any right to a lien through a date not more than 30 days prior to the date hereof. Lien waivers shall not be required from any Subcontractor when the amount to be paid to such Subcontrator from the proceeds of the Advance is less than $25,000 and the aggregate amount paid to such Subcontractor is less than $100,000;

E. Borrower's Architect's Certificate for Payment in accordance with AIA Document G--702;

F. Requisition form duly executed by the General Contractor; and

G. Copies of all other documents required pursuant to Article VI and Article VII of the Construction Loan Agreement.

In connection with this advance, Borrower hereby certifies that the following are true and correct:

(a) The facts set forth in the General Contractor's invoices and in Exhibit 1 and Exhibit 2;

(b) Except for contractors, subcontractors, materialmen, suppliers or vendors who are to be paid from proceeds of the Loans requested hereunder, there is no outstanding Indebtedness of the undersigned for labor, wages or materials in connection with the construction of the Improvements which is currently due and which could become the basis of a Lien on the Project;

(c) All sums previously requisitioned have been applied to the payment of the Hard Costs and the Soft Costs heretofore incurred;

(d) All Change Orders have been submitted to Administrative Agent and the Construction Consultant and all Change Orders for which a Loan is requested hereby have been approved by Administrative Agent and the Construction Consultant to the extent required by the Construction Loan Agreement;

(e) In the judgment of Borrower, the Improvements are --------------% complete;

(f) Borrower is not in Default under any of the terms and conditions of the Loan Documents;

(g) After giving effect to this advance, the Loans will remain In Balance in accordance with Section 7.02 of the Construction Loan Agreement, and all conditions to this advance have been satisfied in accordance with Section 7.01 of the Construction Loan Agreement;

(h) Each representation and warranty of Article VIII of the Construction Loan Agreement remains true and correct in all material respects as of the date of this Request for Loan Advance and will be so on the date of disbursement of the requested Loan, except with respect to (i) matters which have been disclosed in writing to and approved by Administrative Agent (subject, however, to the terms of the Construction Loan Agreement) or (ii)  liens of mechanics and materialmen and matters addressed in Section 8.05 of the Construction Loan Agreement, which would not, if adversely decided, have a Material Adverse Effect;

(i) No litigation or arbitral proceedings are pending or, to the best of Borrower's knowledge, threatened against Borrower, any Guarantor or the Manager, which could or might (i) affect the validity or priority of the liens of the Security Instrument or (ii) or, if adversely decided, would reasonably be expected have a Material Adverse Effect; and

(j) All Government Approvals, to the extent then required for the Construction Work, have been obtained and that all Applicable Laws relating to the construction and operation of the Project have been and will continue to be complied with.

(k) Borrower has contributed the required Initial Equity Contribution.

The undersigned requests that the requested Loans be advanced by depositing the same into Borrower's Account No.------------------. The person signing this Request for Loan Advance on behalf of Borrower represents and warrants to you that such person is authorized to execute this letter on behalf of Borrower.

BORROWER:

ARRABELLE AT VAIL SQUARE, LLC, a Colorado limited liability company

By: Vail Resorts Development Company, a Colorado corporation, its Managing Member

By:

Name:

Its:

ACKNOWLEDEGMENT

Each representation and warranty contained in the Representation Agreement remains true and correct in all material respects as of the date of this Request for Loan Advance.

GUARANTOR:

VAIL RESORTS, INC., a Delaware corporation

By:

Its:

VAIL CORPORATION, a Colorado corporation

By:

Its:

Exhibit I

Major/Bonded Subcontractors

Major Subcontrators	Original Subcontract Value	% of GMP	Bonded
Hulm	695,748	0.4%	Yes
LVI	831,260	0.5%	Yes
DCA (Appliances)	1,023,007	0.6%	No
Kolbe & Kolbe Windows	1,112,868	0.7%	No
Colorado Restaurant Supply	1,148,766	0.7%	No
Aluminum Storefront -- TBD	1,152,222	0.7%	No
National Networks	1,189,173	0.7%	No
RMS Concrete	1,229,306	0.8%	No
AllState Fire Protection	1,272,758	0.8%	Yes
Genesis Wood Flooring	1,292,105	0.8%	No
Stan Miller Inc.	1,373,634	0.9%	No
Chester Pools	1,663,179	1.0%	No
Schiros	1,734,250	1.1%	Yes
Platte Valley Lumber	1,777,823	1.1%	No
Otis Elevator	1,801,700	1.1%	No
IWC	2,119,510	1.3%	Yes
Schnabel	2,165,830	1.4%	Yes
The Roofing Company	2,172,566	1.4%	Yes
New World	4,005,000	2.5%	Yes
Guys Flooring	4,056,662	2.5%	Yes
RMP	5,359,160	3.4%	Yes
Heyl	5,416,830	3.4%	Yes
B&B Electric	7,317,138	4.6%	Yes
Gallegos (masonry, flatwork, tile)	9,678,419	6.1%	Yes
M&D	12,056,215	7.6%	Yes
SUBTOTAL	13,390,149	8.4%	No
Zimmerman	13,530,258	8.5%	Yes
KK Mechnical	16,654,751	10.4%	Yes
SUBTOTAL	117,220,287	73.5%

Total Value of GMP	159,590,503

Exhibit J

Minimum Release Prices for Commercial Component

Commercial Component $25,200,000.00

Hotel Component (including the Hotel Management Contract) $15,700,000.00

Alpine Club (including the Parking Club) $14,730,000.00

Exhibit K

Anticipated Encumbrances

  Further replatting of new Lionshead 6th Filing, to reflect the extinguishment of old platted easements upon completion of utility relocations.
  Public easement grant to Town of Vail for vehicular turnaround access (at Certificate of Occupancy, based on as--built conditions).
  Public easement grant to Town of Vail for pedestrian courtyard access (at Certificate of Occupancy, based on as--built conditions).
  Loading/Delivery Easement Agreement between Borrower and Town of Vail, for public use of loading/delivery facility -- a condition to Certificate of Occupancy under Town of Vail PEC approvals.
  Any easement or other interests to be granted to the Metro District for any applicable courtyard improvements.
  Master Transformer Agreement with Holy Cross -- still being negotiated (may still get done before loan closing).
  Implementation of ownership structure (will have to be implemented prior to residential condominium unit closings).
    Further three--dimensional resubdivision to establish air space "box" for residential condominium units.
    Establish Reciprocal Easement and Covenants Agreement: creates ownership relationship between the residential condominium "box" and the hotel/commercial facilities.
    Residential condominium map and declaration.

  (iv) Condominium map and declaration done for any portion of the Parking Club Component, Hotel Component, Resort Services Component or Retail Component.

  Miscellaneous matters:
    Any other needs for easements or other grants that may arise in the ordinary course of development.
    Any other measures necessary to satisfy Town of Vail / Vail Reinvestment Authority requirements associated with development approvals.
    Density reallocation.
    Amendments of the CCR Agreement and other property agreements.
  Parking Club -- All documents governing the Parking Club Component.

Exhibit L

Subordination, Non--Disturbance and Attornment Agreement

When recorded, return to:

Snell & Wilmer L.L.P.

1200 Seventeenth Street, Suite 1900

Denver, Colorado 80202

Attn: Thomas L. DeVine

(Space Above For Recorder's Use)

AGREEMENT OF SUBORDINATION,

NON--DISTURBANCE AND ATTORNMENT

THIS AGREEMENT OF SUBORDINATION, NON--DISTURBANCE AND ATTORNMENT is made as of the ------ day of ------------------------------, 200----, by and among Arrabelle at Vail Square, LLC, a Colorado limited liability company ("Landlord"), --------------------------------------------------, a ------------------------------ ("Tenant"), and U.S. Bank National Association, a national banking association, as Administrative Agent under the Loan Agreement (defined below) for the Lenders therein (hereinafter, together with its successors and assigns, referred to as the "Lender").

W I T N E S S E T H:

WHEREAS, Landlord is the owner of a certain tract of land with improvements thereon ("Property"), and said tract is more fully described in Exhibit "A", which is attached hereto and incorporated herein by this reference; and

WHEREAS, under that certain lease ("Lease") dated ------------------------------ between Landlord and Tenant, Landlord did lease, let and demise a portion of the Property ("Premises") as described in the Lease to Tenant for the period of time and upon the covenants, terms and conditions therein stated; and

WHEREAS, Bank has agreed to make a loan to Arrabelle in the maximum amount not to exceed One Hundred Seventy--Five Million Dollars ($175,000,000) pursuant to that certain Construction Loan Agreement dated as of January 31, 2006 (the "Loan Agreement") to be secured by, among other things, a Deed of Trust to Public Trustee, Security Agreement, Financing Statement, Assignment of Rents and Leases and Fixture Filing of even date herewith granted by Arrabelle for the benefit of Bank (the "Deed of Trust") covering the Property; and

WHEREAS, Lender desires that the Lease be subordinated to the Deed of Trust, and that Tenant agree to attorn to the purchaser at foreclosure of the Deed of Trust in the event of such foreclosure or to Lender in the event of collection of the rent by Lender; and

WHEREAS, Tenant is willing to agree to attorn if Lender will recognize Tenant's rights under the Lease.

NOW, THEREFORE, in consideration of the covenants, terms, conditions and agreements herein contained, and for other good and valuable consideration, each to the other, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree, covenant and warrant as follows:

  That the terms and conditions of the Lease and the rights of the Tenant thereunder are and will continue to be subordinate to the Deed of Trust, and the lien thereof, and to any renewal, substitution, extension or replacement thereof.
  So long as (i) Tenant is not in default (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance or observance of any of the other terms, covenants, provisions or conditions of the Lease on Tenant's part to be performed or observed, (ii) Tenant is not in default under this Agreement and (iii) the Lease is in full force and effect: (a) Tenant's possession of the Premises and Tenant's rights and privileges under the Lease, or any extensions or renewals thereof which may be affected in accordance with any option therefor which is contained in the Lease, shall not be diminished or interfered with by Lender, and Tenant's occupancy of the Premises shall not be disturbed by Lender for any reason whatsoever during the term of the Lease or any such extensions or renewals thereof and (b) Lender will not join Tenant as a party defendant in any action or proceeding to foreclose the Deed of Trust or to enforce any rights or remedies of Lender under the Deed of Trust which would cut--off, destroy, terminate or extinguish the Lease or Tenant's interest and estate under the Lease (except to the extent that Tenant's right to receive or set--off any monies or obligations owed or to be performed by any of Lender's predecessors--in--interest shall not be enforceable thereafter against Lender or any of Lender's successors--in--interest).
  (A) After notice is given by Lender that the Deed of Trust is in default and that the rentals under the Lease should be paid to Lender, Tenant will attorn to Lender and shall be authorized to pay to Lender, or pay in accordance with the directions of Lender, all rentals and other monies due and to become due to Landlord under the Lease or otherwise in respect of the Premises in full and complete satisfaction of its obligation to pay such amounts in accordance with the terms and conditions of the Lease; and such payments shall be made regardless of any right of set--off, counterclaim or other defense which Tenant may have against Landlord, whether as the Tenant under the Lease or otherwise.

  (B) In addition, if Lender (or its nominee or designee) shall succeed to the rights and obligations of Landlord under the Lease through possession or foreclosure action, delivery of a deed or otherwise, or another person purchases the Premises upon or following foreclosure of the Deed of Trust, then at the request of Lender (or its nominee or designee) or such purchaser (Lender, its nominees and designees, and such purchaser, each being a "Successor--Landlord"), Tenant shall attorn to and recognize Successor--Landlord as Tenant's landlord under the Lease and shall promptly execute and deliver any instrument that Successor--Landlord may reasonably request to evidence such attornment. Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor--Landlord and Tenant upon all terms, conditions and covenants as are set forth in the Lease, and Successor Landlord shall be subject to all obligations and liabilities of Landlord under the Lease, except that Successor--Landlord shall not:

    be liable for any previous act or omission of Landlord under the Lease;
    be subject to any off--set, defense or counterclaim which shall have theretofore accrued to Tenant against Landlord;
    be bound by any modification of the Lease or by any previous prepayment of rent or additional rent for more than one (1) month which Tenant might have paid to Landlord, unless such modification or prepayment shall have been expressly approved in writing by Lender; and
    be liable for any security deposited under the Lease unless such security has been physically delivered to Lender.
  Tenant shall use reasonable efforts to notify Lender promptly after Tenant becomes aware of any default by Landlord under the Lease and of any act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease or to claim a partial or total eviction. In the event of a default by Landlord under the Lease which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease or to claim a partial or total eviction, or in the event of any other act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease, Tenant shall not exercise such right (i) until Tenant has given written notice of such default, act or omission to Lender and (ii) unless Lender has failed, within sixty (60) days after Lender receives such notice, to cure or remedy the default, act or omission or, if such default, act or omission shall be one which is not reasonably capable of being remedied by Lender within such sixty (60) day period, until a reasonable period for remedying such default, act or omission shall have elapsed following the giving of such notice (which reasonable period shall in no event be less than the period to which Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy), provided that Lender shall with due diligence give Tenant written notice of its intention to and shall commence and continue to, remedy such default, act or omission. If Lender cannot reasonably remedy a default, act or omission of Landlord until after Lender obtains possession of the Premises, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such default, act or omission until the expiration of a reasonable period necessary for the remedy after Lender secures possession of the Premises.
  Except as specifically provided in this Agreement and subject to Paragraph 3(B) herein, Lender shall not, by virtue of this Agreement, the Deed of Trust or any other instrument to which Lender may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.
  All notices, demands, requests and other communications made hereunder shall be in writing and shall be properly given and deemed delivered on the date of delivery if sent by personal delivery or nationally recognized overnight courier and on the third business day following mailing if sent by certified or registered mail, postage prepaid, return receipt requested, as follows:

  If to Lender: U.S. Bank National Association

  Real Estate Banking
  918 Seventeenth Street, Fifth Floor
  Denver, Colorado 80202

  If to Tenant: ------------------------------------------------
  ------------------------------------------------
  ------------------------------------------------
  ------------------------------------------------

  The agreements herein contained shall bind and inure to the benefit of the successors and assigns in interest of the parties hereto and, without limiting such, the agreement of the Lender shall specifically be binding upon any purchaser of the Property at a sale foreclosing the Deed of Trust.
  This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered in their respective names and on their behalf; and if a corporation, by its officers duly authorized, on the day and year first above written.

TENANT:

[--------------------------------------------], a ----------------------------

By:

Its:

LANDLORD:

Arrabelle at Vail Square, LLC, a Colorado limited liability company

By:

Title:

LENDER:

U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:

Its:

STATE OF ------------------------------ )
) ss.
COUNTY OF -------------------------- )

The foregoing instrument was acknowledged before me this ------ day of --------------------------, 200----, by ------------------------------------------------------------, the ---------------------------------------- of --------------------------------------------------.

Witness my hand and official seal.

Notary Public

My Commission Expires:--------------------------------------------------

STATE OF ------------------------------ )
) ss.
COUNTY OF -------------------------- )

The foregoing instrument was acknowledged before me this ------ day of --------------------------, 200----, by ----------------------------------------------, the ---------------------- of Arrabelle at Vail Square, LLC, a Colorado limited liability company.

Witness my hand and official seal.

Notary Public

My Commission Expires:--------------------------------------------------

STATE OF ------------------------------ )
) ss.
COUNTY OF -------------------------- )

The foregoing instrument was acknowledged before me this ------ day of --------------------------, 200----, by ------------------------------------------------------------, the ---------------------------------------- of U.S. Bank National Association, a national banking association.

Witness my hand and official seal.

Notary Public

My Commission Expires:--------------------------------------------------

EXHIBIT A

Legal Description of Property

LOT 1, LIONSHEAD SIXTH FILING, ACCORDING TO THE PLAT RECORDED NOVEMBER 21, 2005 AT RECEPTION NO. 937664, COUNTY OF EAGLE, STATE OF COLORADO.

Schedule 6.01

Closing Conditions

(a) Title Insurance. An unconditional and irrevocable commitment from the Title Company to issue the Title Policy. The Title Policy and all endorsements thereto shall be approved by Administrative Agent in its reasonable discretion. In addition, Borrower shall have paid to the Title Company all expenses and premiums of the Title Company in connection with the issuance of such policies as and when required by the Title Company and all recording, mortgage taxes and filing fees payable in connection with recording the Security Instrument and the filing of the Uniform Commercial Code financing statements related thereto in the appropriate offices.

(b) Opinion of Borrower's and Each Borrower Party's Attorneys. A current written opinion from outside counsel for Borrower covering matters in scope, form and substance acceptable to Administrative Agent.

(c) Qualified Purchase Contracts. Copies of all Qualified Purchase Contracts in effect with respect to the Residential Component.

(d) Survey. An ALTA survey of the Land certified to Administrative Agent, Title Company and their successors and assigns, acceptable to Administrative Agent in its reasonable discretion, made by a registered land surveyor satisfactory to Administrative Agent, showing, through the use of course bearings and distances, (i) all foundations of the Improvements and driveways, if any, in place; (ii) all easements and roads or rights of way and setback lines, if any, affecting the Improvements and that the same are unobstructed; (iii) except as set forth in the Plans and Specifications, all foundations and other structures, if any, so placed that the Improvements are within the lot lines or applicable easements and in compliance with any restrictions of record or ordinances relating to the location thereof; (iv) the dimensions of all existing buildings and distance of all material Improvements from the lot lines; (v) any encroachments by improvements located on adjoining property; (vi) access to a public road; and (vii) such additional information which may be required by Administrative Agent. Said survey shall be dated a date required by Administrative Agent, bear a certificate in an acceptable form, and include the legal description of the Land.

(e) Organizational Documents; Resolutions. Copies of all Organizational Documents for each Borrower Party and appropriate resolutions authorizing such parties to enter into and perform under the applicable Loan Documents, each certified to be true and correct by an Authorized Officer of such Borrower Party and each in form and content reasonably acceptable to Administrative Agent, and evidence of the good standing of each Borrower Party issued by the applicable Governmental Authority where such Borrower Party is organized.

(f) Project Documents. A schedule of the Project Documents. A certificate of Borrower executed by an Authorized Officer certifying that (i) each of the Project Documents has been duly executed and delivered by each Person that is a party thereto and is in full force and effect; (ii) neither Borrower nor, to the best of Borrower's knowledge, any other Person which is party to any of the Project Documents, is in default thereunder beyond any applicable cure and notice periods; (iii) no term or condition thereof shall have been Modified or waived without the prior consent of Administrative Agent; and (iv) a true and correct copy of each such Project Document.

(g) Violations. Municipal searches showing no violations of Applicable Law with respect to any portion of the Project; and if violations are shown, then Administrative Agent must have received (in Administrative Agent's sole discretion) either satisfactory evidence of the curing of the same or such undertakings, indemnities, escrow deposits or affidavits relating thereto as Administrative Agent shall require.

(h) Insurance. A certified copy of the insurance policies required by Section 9.05 or certificates of insurance with respect thereto, such policies or certificates, as the case may be, to be in form and substance, and issued by companies reasonably acceptable to Administrative Agent and otherwise in compliance with the terms of Section 9.05, together with evidence of the payment of all premiums therefor.

(i) Lien Waivers. Sworn partial waivers of liens from Major Subcontractors covering all work and materials performed or supplied prior to the Closing Date (if any).

(j) Plans and Specifications. The final Plans and Specifications, together with any required Governmental Approvals related thereto and sealed by the applicable Design Professionals.

(k) Construction Schedule. The Construction Schedule, including evidence reasonably satisfactory to Administrative Agent that the Construction Work is proceeding on time and on budget.

(l) Construction Status. The most recent General Contractor's progress payment request approved by the Developer showing the percentage of completion, the amount funded and Change Order status.

(m) Design Professionals' Certificates. Certificates of Borrower's Architect, or other appropriate Design Professional, in favor of Administrative Agent (on behalf of the Lenders) (the "Architect Certificates"), or other evidence satisfactory to Administrative Agent, that to the best of the Design Professional's knowledge (i) the Plans and Specifications are in full compliance with all applicable building code and environmental, health and safety laws, statutes, regulations and requirements; (ii) the Plans and Specifications are full and complete in all respects and contain all details necessary for the Base Building Work; (iii) all Government Approvals to the extent presently necessary for the Base Building Work have been issued; (iv) the gross square footage as shown on a Schedule attached to the certificate of the applicable Design Professional accurately reflects the gross square footage relating to the Plans and Specifications; (v) there exists or will exist adequate water, storm and sanitary sewerage facilities and other required public utilities, together with a means of ingress and egress to and from the Project over public streets; (vi) no building or parking structure to be constructed on the Project will exceed the height of any building permitted on the Project as of the Closing Date; and (vii) the Construction Schedule and the Project Budget are realistic and can be adhered to in completing the Base Building Work in accordance with the Plans and Specifications.

(n) Initial Equity. A certificate of an Authorized Officer of Borrower certifying that Borrower shall have provided the Initial Equity and itemizing the uses of the Initial Equity, such certificate to be accompanied by backup materials evidencing such Initial Equity and the use of same.

(o) UCC Searches. Uniform Commercial Code searches with respect to Borrower and each Borrower Party, the Managing Member and each Guarantor as required by Administrative Agent.

(p) Non--Foreign Status. A certificate by an Authorized Officer of Borrower certifying Borrower's tax identification number and the fact that it is not a foreign person under the Code.

(q) Standard Forms. Standard forms of agreements and/or leases with respect to the Commercial Component.

(r) Contractor's Agreement. A copy of the fully executed GMP Agreement with Shaw Construction.

(s) Architect's Agreement. A copy of the fully executed Architect's Agreement.

(t) Other Documents. Such other documents as Administrative Agent may reasonably request.

Schedule 6.02

Conditions to Loans

(a) Title Continuation. Administrative Agent shall have received a notice of title continuation or a Date Down Endorsement to the Title Policy indicating that since the last preceding Loan, there has been no change in the state of title and no new adverse survey exceptions have been raised by the Title Company not theretofore approved by Administrative Agent, which Date Down Endorsement shall have the effect of increasing the coverage of the Title Policy (including full coverage against mechanic's liens) by an amount equal to the advance then made if the Title Policy does not by its own terms provide for such an increase. If any mechanics' liens are filed against the Project, Borrower shall use commercially reasonable efforts to cause such liens to be discharged by payment or other shall mean; provided, however, that if such mechanics' liens are less than $250,000 in the aggregate, Borrower may elect to cause the Title Company to provide affirmative coverage over such liens insuring against "any statutory lien for services, labor or materials furnished or contracted for prior to the date hereof [i.e., the date of such endorsement] (or any statutory lien for services, labor or materials furnished after the date hereof, the priority of which lien relates back to services, labor or materials furnished or contracted for prior to the date hereof), and which has now gained or which may hereafter gain priority over the estate or interest of the insured as shown in Exhibit A of this policy"; and provided further, however, that, Borrower shall obtain a bond reasonably acceptable to Administrative Agent to cover all mechanics' liens that exceed $1,000,000 in the aggregate of all such liens;

(b) Lien Waivers. Unconditional waivers of lien from Major Subcontractors covering all work for which funds have been advanced pursuant to a prior disbursement and, at Administrative Agent's election, conditional waivers of lien from Major Subcontractors covering all work of such Persons for which funds are being advanced pursuant to the then current Request for Loan Advance, all in compliance with the Lien Law together with such invoices, contracts, or other supporting data as Administrative Agent may reasonably require to evidence that all Project Costs for which disbursement is sought have been incurred;

(c) Change Orders. Copies of any material Change Orders which have not been previously furnished to Administrative Agent and the Construction Consultant;

(d) Contracts. Copies of all Major Subcontracts which have been executed or Modified since the last Loan, together with (i) a certificate by an Authorized Officer of Borrower certifying that the delivered items are true, accurate and complete copies and (ii) Consents and Agreements in the applicable form attached to the General Assignment from any Major Subcontractors who have executed a Major Subcontract not previously delivered;

(e) Stored Materials. Inventory of materials and equipment stored on the Project;

(f) Testing Reports. Testing reports for materials--in--place as applicable;

(g) Governmental Approvals. Copies, certified by an Authorized Officer of Borrower, of all required Governmental Approvals (to the extent required as of such date) not previously delivered to Administrative Agent;

(h) Contract Disputes. If any material dispute arises between or among Borrower, the General Contractor or any Major Subcontractor, a written summary of the nature of such dispute;

(i) Project Budget Amendments. If the Project Budget shall have been Modified, copies of all such Modifications, all of which shall be subject to Administrative Agent's review and approval in accordance with this Agreement Administrative Agent Borrower;

(j) Updated Survey and Title Endorsement. Promptly after the completion of the construction of the foundation of the Base Building Work, Borrower shall provide to Administrative Agent a current survey of the Project showing all Improvements located thereon and complying with the requirements set forth in Schedule 6.01(d) and shall obtain a foundation endorsement to the Title Policy in form satisfactory to Administrative Agent insuring that, except as set forth on the Plans and Specifications, all foundations are located within applicable property and setback lines and do not encroach upon any easements or rights of way; and

(k) Insurance. To the extent not previously delivered to Administrative Agent, evidence showing compliance with the provisions of Section 9.05.

(l) Additional Project Documents and Plans and Plans and Specifications. To the extent not previously received and approved by Administrative Agent, Administrative Agent shall have received and approved all Project Documents and all Plans and specifications relating to the aspect of the Improvements for which such Loan is being requested.

(m) Other Documents. Such other documents and items as Administrative Agent may reasonably request.

Schedule 6.03

Conditions to Final Loans

(a) Approval by Governmental Authority. Evidence of the approval by the applicable Governmental Authorities of the Base Building Work in its entirety for operation to the extent any such approval is a condition of the lawful use of the Base Building Work, including, without limitation, valid certificates of occupancy (or other evidence) to the extent required for the Base Building Work, which core and shell certificates of occupancy (or other evidence) may be temporary core and shell certificates of occupancy;

(b) Survey. A final as--built survey covering the completed Base Building Work and any paving, driveways and exterior improvements and otherwise in compliance with Schedule 6.01(d), together with an endorsement to the Title Policy amending any survey exception to reflect such final survey;

(c) Plans and Specifications. To the extent available, a full and complete certified set of "as built" Plans and Specifications for the Base Building Work;

(d) Lien Waivers. Conditional waivers of lien and sworn statements from all (i) contractors and subcontractors and (ii) any materialmen, suppliers and vendors with respect to the Base Building Work, and Borrower shall deliver final waivers of lien and sworn statements from all such parties to Administrative Agent within sixty (60) days thereafter;

(e) Design Professionals' Certificates. Certificates from the Architect stating that, to the best of Architect's knowledge, (i) the Base Building Work (1) has been substantially completed in accordance with the Plans and Specifications, (2) the Improvements are structurally sound (the certification as to structural soundness to be made by the structural engineer only) and (3) except for tenant improvements to rentable space in the Commercial Component that is not yet occupied is available for occupancy (subject to completion of Punch List Items), and (ii) the Improvements as so completed comply with all applicable building codes;

(f) Testing Engineer Statement. Statement from the testing engineer performing construction materials testing indicating that all Base Building Work was performed according to the Plans and Specifications;

(g) Violation Searches. If available and requested by Administrative Agent, violation searches with Governmental Authorities indicating no notices of violation have been issued with respect to the Project;

(h) UCC Searches. Current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of the State of Colorado and of the state of formation/organization of Borrower, showing that no Uniform Commercial Code financing statements are filed or recorded against Borrower in which the collateral is personal property or fixtures located on the Project or used in connection with the Project other than financing statements with respect to the Loans;

(i) Borrower's Certificate. A certificate of an Authorized Officer of Borrower certifying that:

(i) no condemnation of any portion of the Project or any action which could result in a relocation of any roadways abutting the Project or the denial of access, which, in Administrative Agent's sole judgment, adversely affects the Lenders' security or the operation of the Project, has commenced or, to the Borrower's Knowledge, is contemplated by any Governmental Authority;

(ii) all fixtures, attachments and equipment necessary for the operation of the Base Building Work have been installed or incorporated into the Project and are operational; all Guaranties and warranties have been transferred/assigned to Borrower; and, that Borrower is the absolute fee owner of all of said property free and clear of all chattel mortgages, conditional vendor's liens and other liens, encumbrances and security interests, and that all of said property is in good working order, free from defects; and

(iii) all Project Costs relating to the Construction Work have been paid in full except (1) to the extent covered by the final Loans then being requested and (2) amounts for Hard Costs which Borrower is disputing in good faith and with due diligence; provided that Administrative Agent may, in its sole discretion, hold back an amount equal to (x) 150% of the disputed amount minus (y) any Retainage that Administrative Agent is still holding with respect to the applicable Hard Costs and (3) amounts held by Administrative Agent with respect to Punch List Items with respect to the applicable Hard Costs.

(j) Engineering Report. At Borrower's expense, a report from the Construction Consultant, satisfactory in form and content to Administrative Agent, which shall verify that the Base Building Work has been completed in accordance with the Plans and Specifications, approved by the appropriate Governmental Authorities and that the Project, and the Improvements constructed thereon, satisfy all Applicable Law.

Schedule 8.05

Pending Litigation

None.

Schedule 8.10

Organizational Chart

Schedule 8.14

Government Approvals

Part A -- Existing Approvals Obtained

Town of Vail Planning and Environmental Commission Approval;

Town of Vail Design Review Board Approvals (subject to remaining approvals referenced in Part B);

Town Council/Town of Vail Approval of Core Site Development Agreement and Amendment to Core Site Development Agreement and Core Site Developer Improvement Agreement supplementing same;

Vail Reinvestment Authority (VRA) Covenant Condemnation Approval and Completion of Condemnation;

Existing Building Permit(s);

Resubdivision Plat;

HUD Registration Approval;

Town of Vail approval and making of Intergovernmental Agreement with Metro Districts for maintenance of Lionshead Place; and

VRA approval and making of Intergovernmental Agreement with Metro Districts for tax increment financing.

Part B -- Approvals to be Obtained at Later Date

Temporary Certificate(s) of Occupancy;

Certificate(s) of Occupancy;

Condominium Project Document Approvals (further Resubdivision to establish residential condominium air space, Reciprocal Easements and Covenants Agreement, Condominium Map and Declaration, and any Amendments and Supplements thereto);

Town of Vail Design Review Board Approvals necessitated by Core Site Developer Improvement Agreement and Reapprovals resulting from Owner Change Orders); and

Future Building Permits.

HUD Registration Amendment

Schedule 9.05

Insurance Requirements

  PROPERTY INSURANCE
    DURING CONSTRUCTION

    An ORIGINAL (or certified copy) Builder's Causes of Loss -- Special Form ("All--Risk"), Completed Value, Non--Reporting Form Policy or ORIGINAL Acord 27 Certificate of Insurance naming the borrowing entity as an insured, reflecting coverage of 100% of the replacement cost, and written by a carrier approved by Lender with a current A.M. Best's Insurance Guide Rating of at least A-- IX (which is authorized to do business in the state in which the property is located) that affirmatively includes the following:

      Mortgagee Clause naming U.S. Bank National Association as Mortgagee with a 10--day notice to Lender in the event of cancellation, non--renewal or material change. Address for U.S. Bank National Association is as follows:

      U.S. Bank National Association

      918 17th Street, Fifth Floor

      Denver, Colorado 80202

      Attention: Matthew Carrothers

      Lender's Loss Payable Endorsement with a Severability of Interest Clause with a 30--day notice to Lender in the event of cancellation, non--renewal or material change.
      Replacement Cost Endorsement.
      No Exclusion for Acts of Terrorism.
      No Coinsurance Clause.
      Collapse Coverage.
      Vandalism and Malicious Mischief Coverage.
      Demolition, Increased Cost of Construction Coverage.
      In--Transit Coverage.
      Partial Occupancy Permitted.
      Borrower's coverage is primary and non--contributory with any insurance or self--insurance carried by U.S. Bank National Association.
      Waiver of Subrogation against any party whose interest are covered in the policy.
    UPON COMPLETION

    An ORIGINAL (or certified copy) Causes of Loss--Special Form ("All--Risk") Hazard Insurance Policy or ORIGINAL Acord 27 Certificate of Insurance naming the borrowing entity as an insured, reflecting coverage of 100% of the replacement cost, and written by a carrier approved by Lender with a current A.M. Best's Insurance Guide Rating of at least A-- IX (which is authorized to do business in the state in which the property is located) that affirmatively includes the following:

      Mortgagee Clause naming U.S. Bank National Association as Mortgagee with a 30--day notice to Lender in the event of cancellation, non--renewal or material change. Address for U.S. Bank National Association is as follows:

      U.S. Bank National Association

      918 17th Street, Fifth Floor

      Denver, Colorado 80202

      Attention: Matthew Carrothers

      Lender's Loss Payable Endorsement with a Severability of Interest Clause with a 10--day notice to Lender in the event of cancellation, non--renewal or material change.
      Replacement Cost Endorsement.
      No Exclusion for Acts of Terrorism.
      No Coinsurance Clause.
      Boiler and Machinery Coverage.
      Sprinkler Leakage Coverage.
      Vandalism and Malicious Mischief Coverage.
      Loss of Rents Insurance in an amount of not less than 100% of one year's Rental Value of the Project. "Rental Value" shall include:
        The total projected gross rental income from tenant occupancy of the Project as set forth in the Budget,
        The amount of all charges which are the legal obligation of tenants and which would otherwise be the obligation of Borrower, and
        The fair rental value of any portion of the Project which is occupied by Borrower.
      One year's business interruption insurance in an amount acceptable to Lender.
      Collapse and Earthquake Coverage.
      Extra Expense Coverage.
      Borrower's coverage is primary and non--contributory with any insurance or self--insurance carried by U.S. Bank National Association.
      Waiver of Subrogation against any party whose interest are covered in the policy.
  LIABILITY INSURANCE

  An ORIGINAL Acord 25 Certificate of General Comprehensive Liability Insurance naming the borrowing entity as an insured, providing coverage on an "occurrence" rather than a "claims made" basis and written by a carrier approved by Lender with a current A.M. Best's Insurance Guide Rating of at least A-- IX (which is authorized to do business in the state in which the property is located) that affirmatively includes the following:

    Combined general liability policy limit of at least $5,000,000.00 each occurrence, applying liability for Bodily Injury, Personal Injury, Property Damage, Contractual, Products and Completed Operations which combined limit may be satisfied by the limit afforded under the Commercial General Liability Policy, or by such Policy in combination with the limits afforded by an Umbrella or Excess Liability Policy (or policies); provided, the coverage afforded under any such Umbrella or Excess Liability Policy is at least as broad in all material respects as that afforded by the underlying Commercial General Liability Policy.
    No Exclusion for Acts of Terrorism.
    Aggregate limit of not less than $150,000,000.
    Borrower's coverage is primary and non--contributory with any insurance or self--insurance carried by U.S. Bank National Association.
    Waiver of Subrogation against any party whose interest are covered in the policy.

  Additional Insured Endorsement naming U.S. Bank National Association as an additional insured with a 10--day notice to Lender in the event of cancellation, non--renewal or material change. A Severability of Interests provision should be included.

  Address for U.S. Bank National Association is as follows:

  U.S. Bank National Association

  918 17th Street, Fifth Floor

  Denver, Colorado 80202

  Attention: Matthew Carrothers

  WORKER'S COMPENSATION

To the extent not provided by the General Contractor ORIGINAL Certificate indicating Worker's Compensation coverage in the statutory amount and Employer's Liability Coverage with minimum limits of $500,000 / $500,000 / $500,000 naming the General Contractor and written by a carrier approved by Lender.